                                 SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

                                               [_] CONFIDENTIAL, FOR USE OF THE
                                                   COMMISSION ONLY (AS PERMITTED
                                                   BY RULE 14A-6(e)(2))

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                  OCAL, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:
              Common Stock, par value $0.001 per share

  (2) Aggregate number of securities to which transaction applies: 5,681,000 shares of Common Stock, par value $0.001 per share (the "Shares")*

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $3.54 per Share

  (4)  Proposed maximum aggregate value of transaction: $20,300,000**

  (5)  Total fee paid: $4,060

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

 *   Based on the number of Shares outstanding as of October 28, 1998
     (5,681,000).

 ** Estimated solely for purposes of calculating the filing fee for this preliminary proxy statement. The estimated proposed maximum aggregate value of the transaction is based upon 5,681,000 Shares, which is the number of Shares outstanding as of October 28, 1998, multiplied by the merger consideration of $3.54 per Share ($20,118,627 in the aggregate) plus the aggregate consideration of $181,373 being paid to holders of Ocal, Inc. stock options.

                                   OCAL, INC.
                              14538 KESWICK STREET
                           VAN NUYS, CALIFORNIA 91405

                                                               December 9, 1998

Dear Fellow Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Ocal, Inc., a Delaware corporation (the "Company") to be held on Tuesday, January 5, 1999, at 8:00 a.m. local time at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406. At the Special Meeting, you will be asked to approve the Merger (as defined below) and approve and adopt the Agreement and Plan of Merger dated as of October 6, 1998 (the "Merger Agreement"), among Thomas & Betts Corporation, a Tennessee corporation ("T&B"), Ocal Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of T&B ("Merger Sub"), the Company, and certain stockholders of the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of T&B (the "Merger"). If the Merger is consummated, each share of the Company's common stock, par value $0.001 per share, will be converted in the Merger into the right to receive $3.54 in cash, subject to adjustment under certain circumstances as described in the enclosed Proxy Statement.

  The Company's financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., has rendered an opinion to the effect that, as of the date of its opinion and based upon the reasoning described therein, the consideration to be received by the Company's stockholders in the Merger is fair to the Company's stockholders from a financial point of view.

  THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THE PROPOSED MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  For the Merger to be consummated, holders of a majority of the outstanding shares of Common Stock must vote in person or by proxy to approve the Merger and to approve and adopt the Merger Agreement at the Special Meeting. I have agreed to vote my shares, and shares that I control held by my family partnership, in favor of the Merger and the Merger Agreement. Since these shares represent 54% of the outstanding Common Stock, if such shares are so voted, the Merger will be approved and the Merger Agreement will be approved and adopted without any action on the part of any other stockholder of the Company.

  The enclosed Proxy Statement contains detailed information concerning the terms and conditions to the Merger and the reasons your Board of Directors has determined to submit it for your approval. Please read and carefully consider the information presented in the Proxy Statement and complete, date, sign and return the enclosed proxy card in the accompanying prepaid envelope.

                                        Sincerely,

                                        /s/ Ilan Bender

                                        Ilan Bender
                                        Chairman of the Board,
                                        President and Chief Executive Officer

                                   OCAL, INC.
                              14538 KESWICK STREET
                           VAN NUYS, CALIFORNIA 91405

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 5, 1999

                               ----------------

To the Stockholders of Ocal, Inc.:

  Notice is hereby give that a Special Meeting of Stockholders (the "Special Meeting") of Ocal, Inc., a Delaware corporation (the "Company"), will be held at 8:00 a.m. local time on Tuesday, January 5, 1999, at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 for the following purposes:

    1. To consider and vote upon a proposal to approve the Merger (as defined below) and to approve and adopt the Agreement and Plan of Merger dated as of October 6, 1998 (the "Merger Agreement"), among Thomas & Betts Corporation, a Tennessee corporation ("T&B"), Ocal Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of T&B (the "Merger Sub"), the Company, and certain stockholders of the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of T&B (the "Merger"). If the Merger is consummated, each share of the Company's common stock, par value $0.001 per share, will be converted in the Merger into the right to receive $3.54 in cash, subject to adjustment under certain circumstances as described in the enclosed Proxy Statement.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed December 4, 1998, as the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock at the close of business on the Record Date, or their legal representatives, are entitled to vote at the Special Meeting and any adjournment or postponement thereof. A list of such stockholders entitled to vote will be available for inspection at the Special Meeting by any stockholder and, for 10 days prior to the Special Meeting, at the Company's executive offices located at 14538 Keswick Street, Van Nuys, California 91405.

                                        By Order of the Board of Directors

                                        /s/ Ilan Bender

                                        Ilan Bender
                                        Secretary

Van Nuys, California
December 9, 1998


--------------------------------------------------------------------------------
   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE PROMPTLY
 COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE
 ACCOMPANYING PREPAID ENVELOPE.
--------------------------------------------------------------------------------

                                  OCAL, INC.

                               ----------------

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                          TO BE HELD JANUARY 5, 1999

  This Proxy Statement ("Proxy Statement") is being furnished to the stockholders of Ocal, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors from holders of outstanding shares of common stock, $0.001 par value, of the Company (the "Common Stock") for use at the Special Meeting of Stockholders (including any adjournments or postponements thereof, the "Special Meeting"), to be held at 8:00 a.m. local time on Tuesday, January 5, 1999, at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406.

  At the Special Meeting, holders of Common Stock (the "Stockholders") will consider and vote upon a proposal to approve the Merger (as defined below) and approve and adopt the Agreement and Plan of Merger dated as of October 6, 1998 (the "Merger Agreement"), among Thomas & Betts Corporation, a Tennessee corporation ("T&B"), Ocal Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of T&B ("Merger Sub"), the Company, and certain Stockholders of the Company, pursuant to which (i) Merger Sub will be merged with and into the Company and the Company, as the surviving corporation of the Merger, will become a wholly-owned subsidiary of T&B (the "Merger"), and (ii) each share of Common Stock that is outstanding at the effective time of the Merger (other than shares of Common Stock as to which dissenters' rights, if any, are perfected) will be converted into the right to receive $3.54 in cash subject to adjustment under certain circumstances (on an aggregate basis, the "Merger Consideration;" on a per share basis, the "Per Share Merger Consideration"). See "The Merger Agreement--Merger Consideration Adjustment."

  Consummation of the Merger is conditioned upon, among other things, approval of the Merger and approval and adoption of the Merger Agreement by the requisite vote of the Stockholders, the receipt of certain consents and the expiration or termination of certain waiting provisions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Special Meeting may be postponed or adjourned under certain circumstances. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived or that the Merger will be consummated. For further information concerning the terms and conditions of the Merger, see "The Merger" and "The Merger Agreement."

  A copy of the Merger Agreement is included in this Proxy Statement as Annex A and is incorporated herein by reference. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and qualified in their entirety by reference to, the text of the Merger Agreement.

  For the Merger to be consummated, holders of a majority of the outstanding shares of Common Stock must vote in person or by proxy to approve the Merger and approve and adopt the Merger Agreement at the Special Meeting. Ilan Bender, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, who beneficially holds, on behalf of himself and a family partnership over which he has voting control, approximately 54% of the outstanding shares of Common Stock, has agreed to vote his shares in favor of the Merger and the Merger Agreement. Therefore, the holder of shares of Common Stock sufficient to approve the Merger and approve and adopt the Merger Agreement has agreed to vote for the approval of the Merger and the approval and adoption of the Merger Agreement and, if such shares are so voted, the Merger will be approved and the Merger Agreement will be approved and adopted without any action on the part of any other Stockholder. For further information concerning the terms and conditions of this agreement, see "The Merger Agreement."

  THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND APPROVAL AND ADOPTION OF THE
                  ---
MERGER AGREEMENT.

  In reaching its determination, the Board of Directors considered, among other things, the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor to the Company ("Houlihan Lokey"), as to the fairness from a financial point of view of the Merger Consideration to be received by the Stockholders pursuant to the Merger. The opinion of Houlihan Lokey is included as Annex B hereto and is incorporated herein by reference. Stockholders are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limitations on the review undertaken by Houlihan Lokey. See "The Merger-- Opinion of the Company's Financial Advisor."

  Delaware law provides statutory appraisal and other rights to Stockholders who do not vote for approval of the Merger and approval and adoption of the Merger Agreement and who follow the procedures for dissenting stockholders and perfecting appraisal rights. See "The Merger--Specific Rights of Dissenting Stockholders" and Annex C hereto.

  This Proxy Statement and the accompanying Proxy Card are first being mailed to Stockholders of the Company on or about December 10, 1998.

                               TABLE OF CONTENTS

SUMMARY....................................................................   5
  The Parties..............................................................   5
  The Special Meeting......................................................   5
  Recommendation of the Board of Directors.................................   6
  Opinion of the Company's Financial Advisor...............................   6
  The Merger and the Merger Agreement......................................   6
  Interests of Certain Persons in the Merger...............................   9
  Ilan Bender's Escrow and Non-Competition Commitment......................   9
  Accounting Treatment.....................................................   9
  Certain Tax Consequences of the Merger...................................   9
  Appraisal Rights for Dissenting Stockholders.............................   9
  Market Prices............................................................   9
VOTING AND PROXIES.........................................................  10
  Record Date; Solicitation of Proxies.....................................  10
  Voting of Proxies; Vote Required.........................................  10
THE MERGER.................................................................  12
  General..................................................................  12
  Background of the Merger.................................................  12
  The Company's Reasons for the Merger with T&B; Recommendation of the
   Board...................................................................  18
  Opinion of the Company's Financial Advisor...............................  19
  Certain Financial Projections of the Company.............................  23
  Accounting Treatment.....................................................  24
  Interests of Certain Persons in the Merger...............................  24
  Ilan Bender's Escrow and Non-Competition Commitment......................  25
  Exchange Procedures......................................................  25
  Specific Rights of Dissenting Stockholders...............................  25
  Business of T&B..........................................................  28
  Source and Amount of Funds...............................................  28
THE MERGER AGREEMENT.......................................................  29
  General..................................................................  29
  Merger Consideration Adjustment..........................................  29
  Treatment of Stock Options...............................................  29
  Representations and Warranties; Covenants................................  30
  No Solicitation of Business Combination Proposals........................  30
  Regulatory Approvals.....................................................  31
  Conditions to the Merger.................................................  31
  Termination and Breakup Fee..............................................  32
  The Majority Stockholder.................................................  33
CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS...................................  34
BUSINESS...................................................................  35
  General..................................................................  35
  Industry Overview........................................................  35
  Business Strategy........................................................  35
  Products.................................................................  36
  Marketing, Distribution and Customer Service.............................  37
  Customers................................................................  37
  Backlog and Seasonality..................................................  37
  Manufacturing............................................................  37
  Competition..............................................................  38

  Employees................................................................  38
  Properties...............................................................  38
  Legal Proceedings........................................................  38
SELECTED HISTORICAL FINANCIAL DATA.........................................  39
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS.................................................  40
  Overview.................................................................  40
  Results of Operations....................................................  40
  Nine Months Ended September 30, 1998 Compared to Nine Months Ended Sep-
   tember 30, 1997.........................................................  40
  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996....  41
  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995....  42
  Liquidity and Capital Resources..........................................  43
  Environmental Contingencies..............................................  44
  Impact of the Year 2000..................................................  45
MARKET PRICES AND DIVIDENDS................................................  47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT...............................................................  48
AVAILABLE INFORMATION......................................................  49
INDEPENDENT AUDITORS.......................................................  49
OTHER MATTERS..............................................................  49
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
FINANCIAL STATEMENTS....................................................... F-2

ANNEX A Agreement and Plan of Merger, dated as of October 6, 1998, among Thomas & Betts Corporation, Ocal Acquisition Corp., the Company, and certain Stockholders of the Company.

ANNEX B Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., financial advisor of the Company, dated October 6, 1998.

ANNEX C Section 262 of Delaware General Corporation Law.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement and in the attached Annexes. Unless otherwise indicated or the context otherwise requires, references to the "Company" or "Ocal" are to Ocal, Inc., a Delaware corporation, and its subsidiaries. This Proxy Statement contains forward-looking information that involves risks and uncertainties, and such information is subject to the assumptions set forth in connection therewith and the information contained herein. Stockholders are urged to read carefully this Proxy Statement, including the Annexes hereto, in its entirety.

THE PARTIES

  Ocal, Inc. Founded in 1965, the Company is a leading manufacturer of high-quality, competitively priced polyvinyl chloride ("PVC") coated rigid steel conduit, elbows and fittings. The Company's products are primarily used in the new construction and maintenance of plants operating in highly corrosive environments and provide the maximum protection and durability commercially available for electrical wiring systems. The Company's products are marketed to distributors through independent regional sales agents throughout the United States and Canada and are exported to customers outside of the United States and Canada through an international sales agent. The Company's principal executive office is located at 14538 Keswick Street, Van Nuys, California 91405 and its telephone number is (818) 782-0711.

  Thomas & Betts Corporation. T&B designs, manufactures and markets, on a global basis, electrical and electronic connectors and components with manufacturing facilities and marketing activities in North America, Europe and the Far East. T&B's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to original equipment manufacturer ("OEM") markets. T&B operates in three business segments--Electrical, OEMs and Communications. Electrical construction and maintenance components are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. Electronics components are sold in North America, Europe and Asia, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. Other products and components--principally heaters, heating and ventilation systems, components for transmission and distribution of electric power, transmission poles and towers--are sold primarily in North America and manufactured in the United States, Europe and Mexico. Selective acquisitions have been made to broaden T&B's business worldwide. T&B was established in 1898 as a sales agency for electrical wires and raceways and was incorporated in New Jersey in 1917 and reincorporated in Tennessee in May 1996. In 1997, T&B's net sales and net earnings were $2.1 billion and $155 million, respectively. T&B's executive offices are located at 8155 T&B Boulevard, Memphis, Tennessee 38125 and its telephone number is (901) 252-8000.

  Ocal Acquisition Corp. Merger Sub is a Delaware corporation created solely for the purpose of consummating the Merger and is a direct wholly-owned subsidiary of T&B. The principal executive office of Merger Sub is located at 8155 T&B Boulevard, Memphis, Tennessee 38125 and its telephone number is
(901) 252-8000.

THE SPECIAL MEETING

  Purpose of the Special Meeting; Date, Time and Place. The Special Meeting of Stockholders will be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on January 5, 1999 at 8:00 a.m., local time. At the Special Meeting, the Stockholders will consider and vote upon the approval of the Merger and the approval and adoption of the Merger Agreement. The Merger Agreement is included in this Proxy Statement as Annex A.

  In the Merger, each share of Ocal Common Stock that is outstanding at the Effective Time (as defined below) (other than shares of Common Stock as to which dissenters' rights, if any, are perfected) will be converted into the right to receive the Per Share Merger Consideration, which consists of $3.54 in cash subject to adjustment under certain circumstances. See "The Merger Agreement--Merger Consideration Adjustment."

  Vote Required; Record Date. The close of business on December 4, 1998 has been fixed as the record date (the "Record Date") for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Common Stock at the close of business on the Record Date, or their legal representatives, will be entitled to vote at the Special Meeting. As of the Record Date, 5,681,000 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting.

  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is required to approve the Merger and approve and adopt the Merger Agreement. For purposes of determining whether the Merger has been approved and the Merger Agreement approved and adopted, abstentions and broker non-votes will be treated as votes against the proposal. See "Voting and Proxies."

  The Majority Stockholder. Under the terms of the Merger Agreement, Mr. Bender, who beneficially holds, on behalf of himself and a family partnership over which he has voting control, approximately 54% of the outstanding shares of Common Stock, has agreed to vote his shares in favor of approval of the Merger and approval and adoption of the Merger Agreement at the Special Meeting. Therefore, assuming such shares are so voted, the Merger will be approved and the Merger Agreement will be approved and adopted without any action on the part of any other Stockholder. See "The Merger Agreement--The Majority Stockholder."

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company (the "Board of Directors" or the "Board") has unanimously approved the Merger and approved and adopted the Merger Agreement and determined that the Merger is in the best interests of the Company and its Stockholders. Therefore, the Board of Directors recommends that the Stockholders vote FOR approval of the Merger and approval and adoption of the Merger Agreement. See "The Merger--Background of the Merger" and "--The Company's Reasons for the Merger with T&B; Recommendation of the Board."

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  The Company's financial advisor, Houlihan Lokey, has delivered its written opinion to the Board stating that the merger consideration to be received by the Stockholders in the Merger is fair from a financial point of view to such holders. The full text of the written opinion of Houlihan Lokey, which sets forth information with respect to assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is included in this Proxy Statement as Annex B. Stockholders are urged to, and should, read such opinion in its entirety. See "The Merger--Opinion of the Company's Financial Advisor."

THE MERGER AND THE MERGER AGREEMENT

  Merger Consideration and Merger Consideration Adjustment. Pursuant to the Merger Agreement, each share of Common Stock issued and outstanding at the Effective Time (other than shares as to which dissenters' rights are perfected) will be converted automatically into the right to receive the Per Share Merger Consideration, which will consist of approximately $3.54 in cash. This figure is subject to reduction under certain circumstances if and to the extent that the Company's consolidated stockholders' equity at the end of the month immediately preceding the month in which the Special Meeting is scheduled to occur (as set forth in an unaudited balance sheet of the Company as of such date to be prepared by the Company's independent auditors) is less than $15,029,000, which was the Company's consolidated stockholders' equity on August 31, 1998.

  For purposes of adjustment to the Per Share Merger Consideration, there shall be added to the Company's consolidated stockholders' equity (a) the amount of the Company's total expenditures (including, without limitation, materials, labor and overhead) between December 31, 1997 and the date of the unaudited balance sheet on the construction and repair of machinery and equipment used in the Company's business that had not been previously capitalized, (b) the fair market value of inventory held by, but not recorded on the books of, the Company that was either produced by competitors of the Company or rejected by the Company's customers, and (c) the total amount of the fees and expenses incurred through the date of the unaudited balance sheet by the Company in connection with the Merger, the Merger Agreement and the transactions contemplated thereby but not to exceed $400,000.

  The Company does not believe, based on its current operating results, that there will be any such reduction in the Merger Consideration. In addition, the Merger Agreement provides that the Company may terminate the Merger Agreement without consummating the Merger if the amount of any such reduction in the Merger Consideration would exceed $1.5 million (approximately $0.26 per share). See "The Merger--General" and "The Merger Agreement--Merger Consideration Adjustment."

  Treatment of Outstanding Options. All options (both vested and unvested) to acquire Common Stock granted under the Company's 1995 Stock Option Plan (the "Option Plan") shall be converted upon the Effective Time into the right to receive from T&B cash equal to (x) the number of shares of Common Stock receivable upon exercise of such option multiplied by (y) the excess of the Per Share Merger Consideration over the per share exercise price of the Common Stock underlying the option. Every director and officer of the Company (other than Mr. Bender) holds options under the Option Plan. There are outstanding options to purchase 155,500 shares of Common Stock under the Option Plan, each at an exercise price of $2.375. See "The Merger--Interests of Certain Persons in the Merger."

  Effective Time of Merger; Payment for the Common Stock. If the Merger is approved and the Merger Agreement is approved and adopted by the Stockholders, the Merger will become effective (the "Effective Time") upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. It is anticipated that, subject to the satisfaction or waiver, if permissible, of the conditions set forth in the Merger Agreement, such filing will be made promptly after each of the conditions precedent to the consummation to the Merger have been satisfied or waived.

  As promptly as practicable following the Effective Time, an exchange agent to be designated by T&B in accordance with the Merger Agreement (the "Exchange Agent") will forward to the holders of certificates formerly evidencing shares of Common Stock ("Certificates") detailed instructions with regard to the surrender of such Certificates and a letter of transmittal to accompany any surrendered Certificates. Payment will be made to such former holders of shares of Common Stock as promptly as practicable following receipt by the Exchange Agent of Certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of Certificates.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

  Conditions to the Merger; Regulatory Approvals. The obligations of the Company, Merger Sub and T&B to consummate the Merger are subject to the satisfaction or waiver of certain conditions contained in the Merger Agreement, including obtaining requisite Stockholder approval and the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act. On October 29, 1998, the Company and T&B received notice of the early termination of the waiting period under the HSR Act. Before the Merger can be consummated, the Company and T&B must have obtained all material consents and approvals required under certain contracts. In addition, T&B's and Merger Sub's obligations to consummate the Merger are conditioned on Mr. Bender's delivery, in the event that the aggregate amount of dissenting shares exceeds 20% of the total number of outstanding shares of Common Stock at the Effective Time, of an agreement obligating him to reimburse T&B for amounts paid in excess of the Merger Consideration, if any, in respect of the dissenting shares exceeding 20% of the outstanding shares. See "The Merger Agreement--Conditions to the Merger" and "--Regulatory Approvals."

  No Solicitation Of Business Combination Proposals; Breakup Fee. The Merger Agreement prohibits, subject to certain exceptions, Mr. Bender and the Company and its subsidiaries, officers, employees, representatives and other agents from directly or indirectly soliciting, initiating or entering into discussions or transactions or contractual obligations with, or otherwise encouraging third parties concerning, the acquisition of the Company or its assets. In certain cases, T&B will have the right to receive a payment of $600,000 (the "Breakup Fee") if (i) T&B terminates the Merger Agreement after the Company withdraws its recommendation of the Merger Agreement or the Merger or (ii) the Company's Board terminates the Merger Agreement in connection with its review of an unsolicited business combination proposal from a third party which the Board has determined may be more favorable to Stockholders. See "The Merger Agreement--No Solicitation of Business Combination Proposals."

  Termination. The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, notwithstanding the approval by the Stockholders at the Special Meeting in certain circumstances, including (i) by mutual written consent of the parties, (ii) the failure to cure a material breach of a representation, warranty or covenant within specified time periods, (iii) the failure of closing conditions to be satisfied by March 31, 1999, (iv) by either party under certain circumstances, including, among other things, (a) the Merger has not been consummated by March 31, 1999 (provided that the right to terminate is not available to any party whose failure to perform any of its obligations under the Merger Agreement is the cause of or results in the failure of the Merger to be consummated by March 31, 1999), (b) if, at a Special Meeting duly convened therefor and finally adjourned, approval of the holders of the Common Stock of the Merger Agreement and the Merger shall not have been obtained or (c) if any governmental authority shall have issued a governmental order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and such governmental order or other action shall have become final and nonappealable, (v) by T&B if the Board of Directors withdraws its recommendation of the Merger Agreement or the Merger or resolves to do so, in which case the Company must pay T&B the Breakup Fee, (vi) by the Company if, after receiving an unsolicited proposal for a business combination, the Board of Directors determines in good faith that such proposal may be more favorable to the Stockholders than the Merger, provided that the Company pays T&B the Breakup Fee, or (vii) by the Company if the adjustments to the purchase price would reduce the aggregate purchase price by more than $1.5 million. See "The Merger Agreement--Termination."

  In the event of termination of the Merger Agreement, the Merger Agreement shall terminate without any liability or obligations of any party to any other party, except for (i) T&B's or Merger Sub's ongoing obligations to maintain the confidentiality of confidential information of the Company, (ii) the Company's obligation to pay the Breakup Fee under certain circumstances, and (iii) any liability of a party for a willful breach of the Merger Agreement prior to termination.

  Fees And Expenses. Except for the Company's obligation to pay the Breakup Fee under certain circumstances, each party to the Merger Agreement will bear its own costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby (whether or not the Merger is consummated). See "The Merger Agreement--Termination."

  Source and Amount of Funds. If the Merger is consummated, the funds required to consummate the Merger are expected to be obtained from T&B's cash on hand and through T&B's existing credit facilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Upon the consummation of the Merger, Mr. Bender and T&B will also enter into an Independent Consulting Agreement which, among other things, provides that Mr. Bender will be paid $100,000 to act as a consultant for T&B following the Effective Time for a period of one year (unless extended by express written agreement of T&B and Mr. Bender). See "The Merger--Interests of Certain Persons in the Merger."

  Under the Merger Agreement, T&B has agreed to guarantee the repayment of certain loans made to the Company by Mr. Bender and Carlos V. Espinosa, a director and Vice President of the Company. T&B would only be required to make payments under the guarantees if the Company did not make payments of principal or interest on such loans as scheduled. See "The Merger--Interests of Certain Persons in the Merger."

ILAN BENDER'S ESCROW AND NON-COMPETITION COMMITMENT

  In connection with the consummation of the Merger, Mr. Bender and a family partnership which Mr. Bender controls have agreed to place in escrow a portion of their personal proceeds from the Merger in order to indemnify T&B for losses related to certain environmental remediation costs. See "The Merger--Ilan Bender's Escrow and Non-Competition Commitment."

ACCOUNTING TREATMENT

  The Merger will be treated as a "purchase" for accounting purposes.

CERTAIN TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for shares of Common Stock in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, foreign and other taxes. See "Certain Tax Consequences to Stockholders."

APPRAISAL RIGHTS FOR DISSENTING STOCKHOLDERS

  Under Delaware law, Stockholders who follow the required procedures are entitled to appraisal rights in connection with the Merger. See "The Merger-- Specific Rights of Dissenting Stockholders."

MARKET PRICES

  Shares of Common Stock are listed and traded on the Nasdaq National Market. On October 6, 1998, the date preceding public announcement of the execution of the Merger Agreement, the closing sales price of a share of Common Stock on the Nasdaq National Market was $1.75. On December 4, 1998, the latest practicable trading day before the printing of this Proxy Statement, the closing sales price of a share of Common Stock on the Nasdaq National Market was $3.281.

                              VOTING AND PROXIES

  This Proxy Statement is being furnished to Stockholders in connection with the solicitation of proxies by or on behalf of the Board of Directors for use at the Special Meeting.

RECORD DATE; SOLICITATION OF PROXIES

  The close of business on December 4, 1998 has been fixed as the Record Date for the determination of Stockholders entitled to notice of, and to vote at, the Special Meeting. As of Record Date, 5,681,000 shares of Common Stock, held by 48 holders of record, were issued and outstanding and entitled to vote at the Special Meeting. Holders of shares of Common Stock, or their legal representatives, are entitled to one vote at the Special Meeting for each share of Common Stock held of record by them at the Record Date.

  In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor.

VOTING OF PROXIES; VOTE REQUIRED

  A majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date is required for approval of the Merger and approval and adoption of the Merger Agreement. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of affirmative votes described in the preceding sentence.

  Under the terms of the Merger Agreement, Mr. Bender, who beneficially holds, on behalf of himself and a family partnership over which he has voting control, approximately 54% of the outstanding shares of Common Stock, has agreed to vote his shares in favor of approval of the Merger and approval and adoption of the Merger Agreement at the Special Meeting. Therefore, assuming such shares are so voted, the Merger will be approved and the Merger Agreement will be approved and adopted without any action on the part of any other Stockholder. See "The Merger Agreement--The Majority Stockholder."

  Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions (including votes against or abstentions) are indicated, such shares will be voted FOR approval of the Merger and approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointee as to any other matter which may properly come before the Special Meeting.

  While brokers who hold shares of Common Stock in "street name" have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Shares of Common Stock held by brokers who do not receive instructions but which are reported as "instructions withheld" will be treated as present, in person or by proxy, at the Special Meeting and counted as present for quorum purposes. A failure by a broker to vote will have the effect of a negative vote on the approval of the Merger and approval and adoption of the Merger Agreement.

  It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of, among other things, soliciting additional proxies in favor of approval of the Merger and approval and adoption of the Merger Agreement, one or more of the persons named as proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights of such shares as provided by the Company's By-Laws and the DGCL; provided, however, that no proxy that is voted or is treated as voted against approval of the Merger and approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for proxies that have been effectively revoked prior to such reconvened meeting. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

  Any Stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of the Company, at the executive offices of the Company, an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be sent to 14538 Keswick Street, Van Nuys, California 91405,
Attention: Secretary. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

  As promptly as practicable following the Effective Time, the Exchange Agent will forward to the holders of Certificates formerly evidencing shares of Common Stock detailed instructions with regard to the surrender of such Certificates and a letter of transmittal to accompany any surrendered Certificates. Payment will be made to such former holders of shares of Common Stock as promptly as practicable following receipt by the Exchange Agent of Certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of Certificates.

  STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

                                  THE MERGER

  The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex A. The following information includes a summary of the material terms of the Merger Agreement, which sets forth the terms and conditions upon which the Merger is to be effected. If the Merger is approved and the Merger Agreement is approved and adopted by the requisite vote of Stockholders at the Special Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and Merger Sub will merge with and into the Company at the Effective Time. The Company will be the surviving corporation (the "Surviving Corporation") in the Merger, but will become a wholly-owned subsidiary of T&B. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER.

GENERAL

  Pursuant to the Merger Agreement, each share of Common Stock issued and outstanding at the Effective Time (other than shares as to which dissenters' rights are perfected) will be converted automatically into the right to receive the Per Share Merger Consideration, which will consist of $3.54 in cash, subject to reduction under certain circumstances if and to the extent that the Company's consolidated stockholders' equity at the end of the month immediately preceding the month in which the Special Meeting is scheduled to occur (as set forth in an unaudited balance sheet of the Company as of such date to be prepared by the Company's independent auditors) is less than $15,029,000, which was the Company's consolidated stockholders' equity on August 31, 1998. As a result of the Merger, holders of shares of Common Stock will cease to have an equity interest in, or possess any rights as Stockholders of, the Surviving Corporation. See "The Merger Agreement--Merger Consideration Adjustment."

  A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date is required to approve the Merger and approve and adopt the Merger Agreement. For purposes of determining whether the Merger has been approved and the Merger Agreement approved and adopted, abstentions and broker non-votes will be treated as votes against the proposal.

  Under the terms of the Merger Agreement, Mr. Bender, who beneficially holds, on behalf of himself and a family partnership over which he has voting control, approximately 54% of the outstanding shares of Common Stock, has agreed to vote his shares in favor of approval of the Merger and approval and adoption of the Merger Agreement at the Special Meeting. Therefore, assuming such shares are so voted, the Merger will be approved and the Merger Agreement will be approved and adopted without any action on the part of any other Stockholder. See "The Merger Agreement--The Majority Stockholder."

BACKGROUND OF THE MERGER

  During the past four years, the Company has made numerous overtures to Robroy Industries, Inc. ("Robroy"), another manufacturer of PVC-coated steel conduit and fittings, in an effort to purchase Robroy's Conduit Division. During the same period, the Company has made numerous overtures to Permacote Industries, also a manufacturer of PVC-coated conduit and fittings, in an effort to purchase Permacote. In response to each of these overtures, both Permacote and Robroy advised the Company that they were not willing to sell their conduit businesses to the Company.

  On March 24, 1998, T&B, through one of its outside business advisors, sent a letter to the Company expressing a possible interest in acquiring the Company.

  In or around early April 1998, Robroy orally communicated a possible interest in acquiring the Company for $15 million cash (equating to approximately $2.63 per share of the Company's Common Stock). The Company advised Robroy that the Company would not be willing to do a transaction at that price.

  On April 30, 1998, three T&B executives visited the Company's manufacturing facility in Mobile, Alabama. The three T&B executives advised the Company that, if T&B were interested in acquiring the Company, T&B would send a written offer to the Company.

  In or around the middle of May, 1998, Robroy orally communicated a possible interest in acquiring the Company for $17.1 million cash (equating to approximately $2.99 per share of the Company's Common Stock). The Company advised Robroy that the Company would not be willing to do a transaction at that price.

  On May 27, 1998, T&B provided the Company with a letter expressing a possible interest in acquiring the Company for $15 million of T&B's Common Stock (equating to approximately $2.63 per share of the Company's Common Stock). The Company advised T&B that the Company would not be willing to do a transaction at that price.

  On May 28, 1998, T&B orally communicated to the Company that, if T&B elected to acquire the Company, T&B would be willing to increase its purchase price for the Company from $15 million of T&B's Common Stock (equating to approximately $2.63 per share of the Company's Common Stock) to an amount of T&B's Common Stock equal to $17.8 million plus the increase in the Company's stockholders' equity between December 31, 1997 and the closing date of such transaction. Assuming a closing date of around September 30, 1998, the Company anticipated that T&B's purchase price, after taking into account the increase in stockholders' equity, would be an amount of T&B's Common Stock equal to approximately $18.9 million (equating to approximately $3.30 per share of the Company's Common Stock).

  On June 2, 1998, the Company signed a non-binding letter agreement with T&B granting T&B a 45-day exclusive right to conduct due diligence and negotiate with the Company concerning an acquisition (the "T&B Letter Agreement"). The T&B Letter Agreement also contained a non-binding proposal for T&B to acquire the Company for an amount of T&B's Common Stock equal to $17.8 million plus the increase in the Company's stockholders' equity between December 31, 1997 and the closing date of such transaction. As described above, the Company anticipated that this would equate to approximately $18.9 million (equating to approximately $3.30 per share of the Company's Common Stock). The closing market price of the Company's Common Stock on June 2, 1998 was $2.563 per share.

  On June 4, 1998, prior to the commencement of T&B's due diligence, the Company sent a letter to T&B concerning certain accounting adjustments that the Company expected to be added to the Company's closing stockholders' equity for purposes of determining T&B's purchase price.

  On June 5, 1998, Robroy sent to the Company an unsolicited letter expressing interest in acquiring the Company for a total of $21.45 million cash, $20.0 million of which would be payable to the Company's Stockholders (equating to approximately $3.49 per share of the Company's Common Stock), and $1.45 million of which would be paid over five years to Mr. Bender and other executives of the Company in exchange for executing five-year non-competition agreements. Robroy also indicated in its letter that its purchase price was based upon the Company's March 31, 1998 balance sheet. Robroy also indicated in its letter that Robroy would require that a portion of its purchase price (unspecified) be placed in escrow to cover existing and potential environmental problems, defective or obsolete inventory, and claims and liabilities arising from pre-closing events and circumstances. Because the exclusivity provisions of the T&B Letter Agreement precluded the Company from discussing a transaction with a third party at that time, the Company indicated to Robroy that the Company would respond to Robroy's proposal after August 14, 1998, the date of the Company's next scheduled Board meeting.

  During June and July of 1998, representatives of T&B engaged in due diligence investigations of the Company's business and properties, including environmental testing at the Company's Mobile property by T&B's environmental consultant.

  On June 30, 1998, T&B received a report from its environmental consultant indicating that contamination was present at the Company's Mobile property and suggesting that remediation costs could approximate $3.4 million. After receipt of the preliminary report, T&B informed the Company that, in light of the potential environmental problems at the Company's Mobile property, T&B would only proceed with its acquisition of the Company if the Company agreed to a $3.4 million downward adjustment of T&B's purchase price or if the Company could provide T&B with an alternative solution to the environmental problem that was satisfactory to T&B. The Company believed that the remediation estimates of T&B's consultant were excessive. The Company proceeded to hire its own environmental consultant to make an independent determination of the extent of any environmental problem and the cost of remediation.

  During the remainder of July 1998, the Company's environmental consultant reviewed the findings of T&B's environmental consultant and conducted its own environmental investigation. During that time, T&B and the Company held various discussions in which T&B indicated that it might require that a portion of the purchase price for the Company be placed in escrow to cover potential environmental liabilities at Mobile. Also during that time, the respective attorneys for the Company and T&B began negotiating the terms of a definitive merger agreement.

  On July 17, 1998, the exclusivity period under the T&B Letter Agreement expired. At that time, T&B's environmental concerns remained and T&B was still not willing to consummate a transaction without a $3.4 million downward adjustment in T&B's purchase price. The Company contacted Robroy to pursue discussions concerning the possible acquisition of the Company by Robroy.

  In a letter dated July 24, 1998, T&B requested that the Company extend the exclusivity period under the T&B Letter Agreement until August 24, 1998.

  On July 26, 1998, Mr. Bender and Peter McIlroy II, the Chairman of the Board, Chief Executive Officer and President of Robroy, met at JFK Airport in New York, accompanied by their respective attorneys, to discuss a possible acquisition of the Company by Robroy. At that meeting, the Company advised Robroy that the Company had received a proposal from a Fortune 500 company which, at the time, was lower than the current Robroy proposal, but which could change at any time. The Company further pointed out to Robroy that Robroy suffered from a disadvantage that the Fortune 500 company did not suffer from. The Company advised Robroy that the disadvantage was that a transaction with Robroy could suffer antitrust-related regulatory delays or other impediments since Robroy was a competitor of the Company whereas the Fortune 500 company was not. In order to expedite antitrust review, the Company and Robroy decided to prepare and file as soon as possible pre-merger notification forms under the HSR Act concerning a transaction between the Company and Robroy. Other issues discussed at the meeting included the purchase price and certain concerns Robroy had regarding the Company's inventory. With respect to Robroy's request for non-competition agreements from certain of the Company's key employees, Mr. Bender advised Robroy that, while he could not speak for the other key employees of the Company, he would provide Robroy with the requested non-competition agreement without any additional compensation. Mr. Bender requested that Robroy pay all of the money that Robroy proposed paying to Mr. Bender for the non-competition agreement to all of the Company's Stockholders instead in order to increase the purchase price of their stock.

  On July 28, 1998, attorneys for the Company informed T&B that the Company had received a higher offer from Robroy and therefore could not extend T&B's exclusivity, which had expired prior to T&B's request for an extension. They indicated to T&B that the Company was going to permit Robroy to conduct its due diligence review. During that conversation, the Company's attorneys also indicated that the Company would not enter into a transaction with T&B unless T&B dropped its request for an environmental escrow relating to what T&B believed was a $3.4 million environmental issue. Over the next week, there were numerous follow-up conversations between the Company and T&B on these issues.

  On August 5, 1998, the Company's environmental consultant issued its site assessment report in which it informed the Company that, if remediation was required, its estimate of the cost of implementing the potential remediation technologies for soil and ground water was approximately $200,000 to $450,000 to be incurred over approximately a two-year period, instead of the $3.4 million estimated by T&B's environmental consultant. The Company's consultant also recommended that the Alabama Department of Environmental Management be notified. The written report of the Company's environmental consultant was delivered to the Company on August 5, 1998, and to T&B on August 7, 1998.

  On August 13, 1998, in connection with the HSR Act filings, the Company and Robroy signed a non-binding letter outlining the basic terms of a possible transaction structure and identifying certain significant issues (including purchase price) that would need to be agreed upon. On that date, the Company and Robroy also signed a confidentiality agreement in order to enable Robroy to commence its due diligence investigation of the Company. The Company and Robroy filed their respective pre-merger notification forms with the Federal Trade Commission and the Department of Justice on August 14, 1998.

  During mid- and late-August, 1998, the Company provided Robroy with due diligence materials, including the environmental report issued by the Company's consultant concerning the Mobile property. At the same time, the Company continued to negotiate separate definitive merger agreements with T&B and Robroy. During this period, T&B changed its proposal to an all-cash transaction. T&B had still not committed to a specific purchase price, and T&B requested that $1.0 million of Mr. Bender's personal proceeds from the sale of the Company be placed in escrow for an unspecified period of time to indemnify T&B for any breaches of representations and warranties generally. During this period, T&B had not consented to the accounting adjustments for purposes of determining the purchase price that the Company advised T&B the Company was expecting in the letter that the Company sent to T&B on June 4, 1998, and T&B continued to express concerns regarding potential environmental liabilities at the Mobile property.

  On August 21, 1998, Robroy verbally communicated to the Company that, on account of potential environmental liabilities at the Company's Mobile facility, Robroy was lowering its proposed total purchase price by $450,000, to $21.0 million. Of this amount, Robroy proposed that $19.8 million would be paid to the Company's Stockholders in cash (equating to approximately $3.46 per share of the Company's Common Stock), and $1.2 million would be paid to Mr. Bender and other executives of the Company in exchange for five-year non-competition agreements. Robroy also requested that it be allowed to conduct additional testing at the Mobile property to assess further the extent of any environmental contamination. The Company continued to take the position with Robroy that a $450,000 adjustment for the environmental issue was too high.

  On September 4, 1998, Mr. Bender met with T&B executives at T&B's headquarters in Memphis, Tennessee to discuss various operational and business issues relating to a T&B acquisition of the Company.

  On September 10, 1998, the Company's Board engaged Houlihan Lokey to advise it regarding the fairness, from a financial point of view, of either a Robroy or T&B transaction to the Company's Stockholders.

  On September 11, 1998, the Company delivered to T&B financial projections indicating a projected increase in the Company's stockholders' equity between December 31, 1997 and November 30, 1998 of approximately $1.4 million, which would result in a purchase price payable by T&B of approximately $19.2 million, before the accounting adjustments requested by the Company, and approximately $20.12 million if the Company was given credit for all such accounting adjustments (which the Company estimated at $918,000).

  On September 13, 1998, 30 days after the Company and Robroy filed their pre-merger notification forms, the waiting period under the HSR Act with respect to Robroy's acquisition of the Company expired.

  On September 14, 1998, the Company delivered to Robroy similar projections, and requested that Robroy raise its purchase price by the amount of any increase in the Company's stockholders' equity between March 31,

1998 and closing, projected to be approximately $1 million, since Robroy indicated in its June 5, 1998 letter that its purchase price was based upon the Company's March 31, 1998 balance sheet. Robroy responded by stating the reference to its offer being based upon the Company's March 31, 1998 balance sheet was intended to provide a downward adjustment in price if the Company's balance sheet worsened, but not an upward adjustment in price if the Company's balance sheet improved. Throughout these discussions, Robroy reiterated that its proposed purchase price would remain at $19.8 million for the Company's Stockholders and $1.2 million allocable to non-competition agreements. Throughout these discussions, Mr. Bender reiterated to Robroy that he would execute the requested non-competition agreement without any additional consideration and that Robroy should instead pay the $500,000 that Robroy proposed to pay him for his non-competition agreement to the Company's Stockholders.

  On September 16, 1998, Robroy insisted for the first time that, before signing a definitive merger agreement, it be permitted to conduct a walk-through of the Company's Mobile facility in order to conduct a physical inspection of the Company's inventory for valuation purposes. Robroy indicated that, to the extent the inventory review revealed problems with the inventory as determined by Robroy, it would downward adjust its purchase price for the Company. The Company attempted to address Robroy's concern by providing Robroy with a written report which contained a detailed breakdown of all of the Company's inventory. Notwithstanding the written report, Robroy advised the Company that Robroy would not sign a definitive merger agreement before conducting a walk-through of the Company's Mobile facility in order to conduct a physical inspection of the Company's inventory for valuation purposes, reserving the right to downward adjust its purchase price for the Company following the walk-through.

  Between September 17, 1998 and September 30, 1998, the Company continued to negotiate separate definitive merger agreements with T&B and Robroy. The Company continued to be concerned that if Robroy inspected the Company's Mobile facility but ultimately did not consummate a transaction with the Company, Robroy might acquire information concerning the Company's inventory, processes and technology which would place the Company at a competitive disadvantage. Due to these concerns, the Company suggested to Robroy various alternatives to such an inspection, including, among other things, permitting Robroy's outside accountants to conduct a physical inventory at the Mobile facility. Robroy rejected all of these suggestions, while continuing to insist on Robroy's inspection of the Company's Mobile facility. In a further effort to resolve the impasse over this issue, the Company proposed for Robroy to deposit the sum of $1 million into an escrow which Robroy would forfeit to the Company if, after Robroy's inspection of the Company's Mobile facility, Robroy refused to consummate a transaction at Robroy's proposed purchase price. Robroy also rejected that proposal. Discussions between the Company and Robroy also focused on various proposed purchase price adjustments, including handling the environmental issue through an escrow of $450,000, which was in addition to Robroy's proposed purchase price.

  During a conversation held on September 24, 1998, Mr. Bender asked Mr. McIlroy to provide the Company with Robroy's highest offer, and Mr. McIlroy responded that Robroy would not increase its proposed price.

  On September 25, 1998, Robroy proposed that, in lieu of any environmental escrow, the price payable to the Company's Stockholders be reduced by $300,000 to $19.9 million (equating to approximately $3.47 per share of the Company's Common Stock).

  On September 30, 1998, Robroy advised the Company that, prior to executing any binding agreement, the Company would be required to provide Robroy with certain information regarding the Company's sales, costs and inventory which the Company viewed as competitively sensitive and which the Company previously advised Robroy would not be made available to Robroy until after Robroy executed a binding agreement.

  On September 25, 1998, the Company, T&B and their respective attorneys held a conference call in which the Company informed T&B of the higher Robroy offer and the material terms thereof and asked T&B to raise its offer. T&B responded that it would need several days to evaluate the Company's request. The Company asked that T&B respond prior to October 1, 1998, which was when the Company's Board had scheduled a meeting to review the discussions with T&B and Robroy. Between September 25 and 28, 1998, the Company, T&B and their representatives held various follow-up calls in which valuation issues were discussed.

  On September 29, 1998, T&B delivered to the Company a revised proposal in which T&B increased its proposed purchase price to $20.3 million in cash (equating to approximately $3.54 per share of the Company's Common Stock).

  On October 1, 1998, the Company's Board held a special meeting to discuss the status and terms of the respective proposed merger agreements with T&B and Robroy. The Board took note of the significant contingencies associated with the Robroy proposal, including the continuing risks of non-consummation (and the attendant harm to the Company's business from a failed transaction with a competitor) due to possible antitrust-related impediments, and Robroy's demands for a pre-signing physical inventory at the Company's Mobile facility and pre-signing review of certain competitively sensitive documents--demands which effectively left Robroy's proposal subject to a possible downward adjustment in purchase price or withdrawal altogether. The Board determined that, in order for it to consider further a transaction with Robroy in view of the existing T&B proposal, Robroy would need to increase its proposed purchase price, eliminate any further contingencies to executing a binding agreement, and take into account the risks to the Company of the possible antitrust-related regulatory impediments so that the Board could evaluate the two proposals on a comparable basis.

  At the Board's instructions, after the Board meeting on October 1, 1998, Mr. Bender and the Company's attorneys notified Robroy's attorneys that the Fortune 500 company had raised its offer and it was now higher than Robroy's proposal and that, in order to proceed on a basis that the Company's Board would view favorably, Robroy must submit to the Company its highest and best offer which had to include an increased purchase price, an elimination of any further contingencies to executing a binding agreement (including the pre-signing physical inventory and review of competitively sensitive documents), and take into account the risks to the Company of the possible antitrust-related impediments. Robroy was asked to submit its revised proposal in writing by the close of business on October 2, 1998. Robroy's attorneys advised the Company that they understood what Robroy needed to do in order for the Company's Board to review Robroy's revised proposal favorably but that they were not optimistic that Robroy would meet the Board's conditions in light of their importance to Robroy.

  On October 2, 1998, Robroy sent a response letter to the Company proposing to increase the transaction consideration to $21.95 million, $21.7 million (equating to approximately $3.78 per share of the Company's Common Stock) of which would be payable to the Company's Stockholders and $250,000 of which would be payable to Mr. Bender over five years for a non-competition agreement. The proposal also required that $450,000 of the consideration payable to the Company's Stockholders be held in a two-year escrow to cover certain environmental liabilities at the Company's Mobile facility. In the letter, Robroy continued to insist on a pre-signing physical inventory at the Mobile facility and, while Robroy indicated a willingness to narrow its request to review competitively sensitive documents, it did not withdraw that demand. The letter also contained a requirement that the Company execute and deliver, no later than the close of business on October 6, 1998 (prior to Robroy's physical inventory review, document review and the execution of a definitive acquisition agreement), a binding commitment to pay Robroy a breakup fee of $500,000 in the event that discussions terminated under certain circumstances.

  On October 5, 1998, Mr. Bender met with various T&B executives at T&B's Memphis headquarters to discuss certain operational and customer issues that would need to be addressed following the execution of a binding agreement. At that meeting, Mr. Bender informed T&B that Robroy had raised its offer and asked T&B to raise its offer in response. T&B advised Mr. Bender that it was unwilling to raise its price any further.

  On October 6, 1998, the Company's Board held a special meeting to review Robroy's revised proposal and T&B's revised definitive merger agreement. In evaluating Robroy's proposal, the Board noted that Robroy's proposed purchase price for the Company's Stockholders was $21.7 million (not counting the $450,000 environmental escrow), versus the $20.3 million offered by T&B. On the other hand, the Board noted that, unlike T&B, which was prepared to enter into a definitive and binding agreement immediately, Robroy had not yet committed to enter into a definitive binding agreement and would not do so unless and until Robroy conducted a physical inspection of the Company's inventory at the Company's Mobile facility and Robroy reviewed certain of the Company's competitively sensitive information. In addition, the Board viewed as inappropriate Robroy's request for a $500,000 breakup fee prior to Robroy having signed a definitive and binding agreement. The Board believed that the Company would suffer significant competitive harm if Robroy was allowed to conduct a physical inspection of the Company's inventory at the Company's Mobile facility and review certain of the Company's competitively sensitive information and subsequently not enter into a definitive and binding agreement to consummate a transaction with the Company or subsequently reduce Robroy's proposed purchase price. The Board also believed that, due to the contingencies in Robroy's proposal, it was uncertain that Robroy would ultimately enter into a definitive and binding agreement with the Company at Robroy's proposed price, or at any price acceptable to the Company. The Board also noted the possible antitrust-related impediments to consummating a transaction with Robroy. In addition, Mr. Bender indicated that, under the current terms, conditions and contingencies still outstanding with Robroy's proposal, he would not be willing to execute the shareholder voting agreement that Robroy was requiring him to execute as part of any definitive and binding agreement. The Board concluded that entering into the Merger Agreement with T&B, which provided for Per Share Merger Consideration of approximately 102% greater than the Company's closing stock price on such date and well above Houlihan Lokey's valuation of the Company in its fairness opinion, was the best strategy for maximizing the value of the Company for its Stockholders.

  At the October 6, 1998 Board meeting, Houlihan Lokey delivered its opinion that the T&B proposal was fair to the Company's Stockholders from a financial point of view. At the October 6, 1998 Board meeting, the Company's Board voted unanimously to approve the Merger Agreement with T&B. Following the October 6, 1998 Board meeting, the Company advised T&B that it was accepting the T&B offer and both T&B and the Company executed the Merger Agreement.

THE COMPANY'S REASONS FOR THE MERGER WITH T&B; RECOMMENDATION OF THE BOARD

  On October 6, 1998, the Company's Board, by unanimous vote, approved the Merger Agreement and the transactions contemplated thereby (including the Merger) as being in the best interests of the Company and its Stockholders and decided to recommend adoption of the Merger Agreement and the transactions contemplated thereby to the Stockholders. In reaching these conclusions, the Board considered, among others, the following factors:

 . The value to the Company's Stockholders of the continuation of the Company as an independent entity versus a strategic combination with T&B pursuant to the Merger. Due to increased competition from other types of electrical conduit in the market, it has been more difficult for manufacturers of PVC coated rigid steel conduit, elbows, and fittings, including the Company, to increase sales. As a result, the Company has experienced significant pressure on its unit prices, net sales and gross margins. The Company's net sales were $24.9 million, $25.0 million and $24.3 million during the fiscal years ended December 31, 1995, 1996 and 1997, respectively. The Company's gross margins declined from $8.2 million (33.1% of net sales) during 1995 to $6.7 million (27.4% of net sales) during 1997. The Board believes these competitive pressures will continue. The Board also believes that, in order to maximize Stockholder value, the Company most likely would be required to either diversify its product offerings through acquisitions or pursue a sale of the Company. The Board determined that it was in the best interests of the Company's Stockholders to afford Stockholders the immediate opportunity to maximize the value of their investment pursuant to the Merger, rather than pursuing a more uncertain path of long-term growth through acquisitions.

 . A comparison of the historical market prices of the Company's Common Stock with the Per Share Merger Consideration. Based on the closing market prices of Common Stock on October 6, 1998 (the last trading day immediately prior to the public announcement of the Merger), the value of the Per Share Merger Consideration that would have been received by the Company's Stockholders in exchange for their Common Stock pursuant to the Merger if it had occurred on such date would have represented a premium of 102% above the then-current market price of the Common Stock. The Per Share Merger consideration to be paid to the Stockholders also exceeds the highest closing market price that the Common Stock has achieved at any time after June 4, 1997 and before the date of the first public announcement of the Merger.

 . A limited number of other potential purchasers of the Company. The Board believes that, due to slow growth in demand for PVC-coated rigid steel conduit and the competitive pressures from other types of conduit, there is a limited number of potential purchasers of the Company. The Board determined that, if the Company did not consummate a transaction with T&B or Robroy, it might not be possible to locate another potential acquiror for an extended period of time. The Board noted that, prior to the Company's discussions with T&B and Robroy during 1998, the Company had not been approached by a serious interested purchaser since 1994.

 . The terms and conditions of the Merger Agreement and related matters, including the Per Share Merger Consideration, closing conditions, termination rights, termination fees, and the cash-out of the Company's stock options, all of which were the product of arms' length negotiations in which the Company was assisted by its counsel, Irell & Manella LLP.

 . A comparison of the terms and conditions of the Merger Agreement with those contained in Robroy's proposal. The Board also considered the significant contingencies and conditions associated with the Robroy proposal, and the attendant harm to the Company that would result if a Robroy transaction was not consummated. The Board also considered the risks to the Company of the possible antitrust-related regulatory impediments of a transaction with Robroy. The Board also noted the support that Mr. Bender, who directly and through a controlled entity controls 54% of the outstanding shares of the Company's Common Stock, demonstrated for the Merger through his willingness to agree to vote such shares in favor of the adoption of the Merger Agreement. The Board also noted that the terms and conditions of Mr. Bender's voting agreement, which is contained in the Merger Agreement, significantly enhances the likelihood of the consummation of the Merger.

 . The financial analyses presented by Houlihan Lokey, as well as the written opinion of Houlihan Lokey to the effect that, based upon and subject to various considerations set forth in such opinion, as of October 6, 1998, the Per Share Merger Consideration pursuant to the Merger Agreement is fair to the holders of Common Stock from a financial point of view. See "Opinion of the Company's Financial Advisor."

  The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes all material factors considered by the Board. In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby, the Board did not assign any relative or specific weights to the various factors considered by it nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

  For the reasons described above, the Board unanimously recommends that the holders of the Company's Common Stock vote FOR approval of the Merger Agreement.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  The Company engaged Houlihan Lokey to render an opinion to the Board as to whether the consideration to be received by the Stockholders of the Company in connection with the Merger is fair to them from a financial point of view. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey has no material prior relationship with the Company or its affiliates. Houlihan Lokey has been retained by T&B's legal counsel on T&B's behalf in connection with a matter unrelated to the Merger.

  Houlihan Lokey was first contacted by the Company on or about June 5, 1998 and was retained pursuant to a retainer agreement dated September 10, 1998 to act as financial advisor to the Board. As compensation to Houlihan Lokey for its services in connection with the Merger, the Company has agreed to pay Houlihan Lokey a fee of $60,000 plus reasonable out of pocket expenses. No portion of Houlihan Lokey's fees were contingent upon the successful completion of the Merger. The Company has also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under Federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.

  Houlihan Lokey did not, and was not requested by the Company, to make any recommendations as to the form or amount of consideration to be paid to the Company's stockholders in connection with the Merger. In arriving at its opinion, Houlihan Lokey made its determination as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in connection with the Merger on the basis of the analyses described below. No restrictions or limitations were imposed by the Company upon Houlihan Lokey with respect to its investigation made or the procedures followed by Houlihan Lokey in rendering its opinion.

  At the special meeting of the Board held on October 6, 1998, Houlihan Lokey rendered its oral opinion, and subsequently confirmed such opinion in writing on the same date (the "Fairness Opinion"). A copy of the Fairness Opinion, which sets forth the assumptions made, the matters considered and certain limitations on the scope of review undertaken by Houlihan Lokey, is attached to this Proxy Statement as Annex B. The summary of the Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion attached hereto as Annex B.

  In arriving at its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey (i) reviewed the Company's audited financial statements for the five fiscal years ended December 31, 1997 and unaudited financial statements for the quarters ended June 30, 1998, March 31, 1998 and June 30, 1997; (ii) reviewed the Company's unaudited internal consolidated financial statements for the eight month period ended August 31, 1998, which the Company's management has identified as being the most currently available financial statements available as of the date of the valuation date; (iii) met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and historical performance of the Company; (iv) visited the Company's manufacturing plant in Mobile on September 17, 1998; (v) reviewed projections prepared by the Company's management with respect to the Company for the years ending December 31, 1998 and December 31, 1999 (see "-- Certain Financial Projections of the Company"); (vi) reviewed the historical market prices and trading volume for the Company's publicly trades securities;
(vii) reviewed certain other publicly available financial data for certain companies we deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; (viii) reviewed the September 30, 1998 draft of the Agreement and Plan of Merger among Thomas & Betts Corporation, Ocal Acquisition Corp., the Company and certain Stockholders of the Company; (ix) reviewed the September 29, 1998 draft of the proposed Agreement and Plan of Merger among the Company, Robroy Industries, Inc. and Excelsior Acquisition, Inc.; (x) reviewed a letter dated October 2, 1998 conveying a revised proposal from Robroy Industries, Inc. and; (xi) conducted such other studies, analyses, and inquiries as Houlihan Lokey has deemed appropriate.

  Houlihan Lokey used three methodologies to assess the fairness of the Merger from a financial point of view. Each methodology provided an estimate as to the value of the Company.

  One methodology, the COMPARABLE MARKET MULTIPLE APPROACH, considered the capitalization multiples for certain income and cash flows of a peer group of companies and then applied selected capitalization multiples based on a comparative financial analysis of the Company and the peer group of companies. Four peer groups of companies were selected. First, companies that manufacture steel pipes and tubes were reviewed. Four companies were determined to be the most representative for comparative purposes: Lone Star Technologies, Maverick Tube Corporation, Synalloy Corporation and Webco Industries Inc. Second, companies that manufacture electrical products for industrial use were analyzed, because they have a similar customer base to the Company. Three companies were chosen for comparative purposes: Aztec Manufacturing, Lamson and Sessions Co. and Woodhead Industries. Next, the two interested purchasers of Ocal were included, namely, Robroy and T&B. And finally, manufacturing firms which had experienced little or no growth in the last three to five years were considered, because the Company's revenues and margins have generally been flat or declining recently. Houlihan Lokey identified five publicly traded manufacturers that fell into this low growth category: Armstrong World Industries, Defiance Corporation, Farrel Corporation, Minnesota Mining and Manufacturing Corporation and National Standard Company.

  Houlihan Lokey then compared the operational results of the Company to the operational results of the comparable public companies. For each of the comparable public companies, Houlihan Lokey analyzed, among other things: market value of equity; interest-bearing debt; revenues; cash flow; earnings; earnings before interest, taxes depreciation and amortization ("EBITDA"); and earnings before interest and taxes ("EBIT").

  Houlihan Lokey then made a determination of the relative risks associated with the business of the Company versus the businesses of the comparable public companies, and made a determination as to the appropriate multiples to apply to the operating results of the Company. Such comparative analyses formed the basis for Houlihan Lokey's selection of multiples for the Company as discussed below.

  With respect to profitability, as measured by EBIT and EBITDA, the Company is generally less profitable than the comparable companies. The Company also has had lower growth in revenues and EBITDA than the comparable companies taken as a group. Additionally, because of pricing pressure, increasing costs, and the potential for substitute products, the Company's sales and margins are expected to remain flat or decline in the future. The Company is also smaller (based on market capitalization) than all of the comparable companies. Further, the Company has not historically paid any dividends. Therefore, Houlihan Lokey determined that the selected multiples to apply to the operating results of the Company should be lower than the median multiples of the comparable companies.

  Multiples of the latest twelve months results ("LTM") and of the forecasted next fiscal year results ("NFY") were used. Total invested capital ("TIC") multiples as well as price multiples were used. Total invested capital is defined as the book value of a company's debt and preferred equity (so long as book value is not materially different from market value) plus the market value of the company's equity. Price multiples are based on the total stock market value of a company's equity. The comparable companies had TIC to LTM revenue multiples with a mean of .6 and median of .5. Houlihan Lokey determined a TIC to LTM revenue multiple of .4 to .5 to be reasonable for the Company. The comparable companies had TIC to LTM EBITDA multiples with a mean of 5.2 and median of 5.3 and TIC to NFY EBITDA multiples with a mean of 5.2 and median of 4.7. Houlihan Lokey determined a TIC to LTM EBITDA multiple with a range of 3.5 to 4.0 and a TIC to NFY EBITDA multiple with a range of 3.5 to
4.0 to be reasonable for the Company. The comparable companies had TIC to LTM EBIT multiples with a mean of 8.3 and median of 8.7 and TIC to NFY EBIT multiples with a mean of 7.4 and median of 6.4. Houlihan Lokey determined a TIC to LTM EBIT multiple with a range of 5.0 to 6.0 and a TIC to NFY EBIT multiple with a range of 4.5 to 5.0 to be reasonable for the Company. The comparable companies had price to LTM cash flow multiples with a mean of 5.4 and median of 5.5 and price to NFY cash flow multiples with a mean of 6.0 and median of 5.5. Houlihan Lokey determined a price to LTM cash flow multiple with a range of 4.5 to 5.0 and a price to NFY cash flow multiple with a range of 4.5 to 5.0 to be reasonable for the Company. The comparable companies had price to LTM earnings multiples with a mean of 11.2 and median of 11.5 and price to NFY earnings multiples with a mean of 10.9 and median of 8.9. Houlihan Lokey determined a price to LTM earnings multiple with a range of 7.0 to 8.0 and a price to NFY earnings multiple with a range of 6.0 to 7.0 to be reasonable for the Company.

  To arrive at estimates of the Company's value, the selected multiples were multiplied by the appropriate income and earnings streams. The Company's debt was subtracted from the results of the TIC/revenues, TIC/EBITDA and TIC/EBIT indications to arrive at an estimate of its equity value. The comparable market multiple approach yielded marketable minority values (i.e., the value of the entire Company without giving effect to any premium attributable to any control element) with a median of approximately $8.3 to $9.7 million (approximately $1.48 to $1.72 per share).

  The second approach that was used was the DISCOUNTED CASH FLOW APPROACH. An abbreviated discounted cash flow analysis called the Gordon Growth model was used to estimate of the value of the Company. The

Gordon Growth model is a perpetuity model which uses free cash flow as its basis. This "normalized" cash flow figure incorporates expectations of the level of cash investment (i.e., net capital expenditures and working capital) required to maintain the Company in the future, as well as the return on investment that the Company can be expected to sustain. Houlihan Lokey analyzed and adjusted the forecasted financial information provided by Company management for 1999 to determine the level of normalized cash flows. The normalized cash flow figure was then capitalized as a perpetuity by a risk adjusted discount rate, adjusted for some level of growth which can be expected into perpetuity. The discount rate was determined based upon the discount rates for the comparable companies and the risk associated with achieving the forecast. The following is a representation of the perpetuity method formula:

--------------------------------------------------------------------------------

                        T = CF\\n\\ / (WACC--G)
                        -----------------------
           Where T    = Terminal value
           CF\\n\\    = Normalized cash flow
              WACC    = Weighted-average cost of capital
              G       = Growth rate in perpetuity

-------------------------------------------------------------------------------

  After Houlihan Lokey's analysis of the Company and the comparable companies, discount rates of 13 to 15 percent for the weighted average cost of capital ("WACC") and perpetual growth rates of 2 to 4 percent were considered reasonable for the Company. The Company's debt was then subtracted from the results of the Gordon Growth model to arrive at an estimate of its equity value. The discounted cash flow approach yielded a marketable minority value of approximately $8.2 million.

  Houlihan Lokey considered the value results from the discounted cash flow and comparable market multiple approaches and concluded that a marketable minority equity value of $8.3 to $9.6 million was reasonable for the Company. A control premium of 30% was then added to the marketable minority value to reach a control value of equity of $10.79 to $12.48 million. The control premium was based upon the control premiums paid in all industries for the period July 1, 1997 to June 30, 1998 and for the quarter ended June 30, 1998 as reported in Houlihan Lokey's CONTROL PREMIUM STUDY. During the twelve months ended June 30, 1998, the control premiums had a mean of 36.1% and a median of 30.9%. During the quarter ended June 30, 1998, the control premiums had a mean of 35.1% and a median of 30.0%. Houlihan Lokey considered a control premium of 30% to be reasonable for the Company, especially in light of the excess cash adjustment that was made to the equity value, as described below.

  Houlihan Lokey analyzed the Company's working capital and, after discussions with Company management, determined that the Company had approximately $3 to $4 million of excess cash beyond what would be required for normal operations of the company. This excess cash was then added to the value of the equity of $10.79 to $12.48 million to reach a total control value of equity of $13.79 to $16.48 million (approximately $2.43 to $2.89 per share).

  The third methodology involved an analysis of the Company's CURRENT MARKET CAPITALIZATION. Although the Company's stock is not currently followed by any Wall Street analysts, it does have institutional ownership of approximately 15% of its stock. Additionally, approximately .7% of its public float trades on an average daily basis compared to an average of .33% for the comparable companies. Therefore, Houlihan Lokey has concluded that the Company's stock price is reflective of the Company's value. As of October 6, 1998, the Company's stock was trading at $1.75 per share. With approximately 5.7 million shares outstanding, the Company's market capitalization as of October 6, 1998 was approximately $9.98 million. Additionally, as discussed above, Houlihan Lokey analyzed the Company's excess cash position, and determined that the Company had $3 to $4 million of excess cash. Minority positions, such as is represented by the Company's public stock, cannot control or liquidate non-operating assets such as excess cash, and the Company has not paid dividends in the past. Therefore the market price of such stock would significantly discount the full value of the excess cash. In reconciling the value derived from the comparable market multiple and discounted cash flow approaches described above to the Company's public stock price, Houlihan Lokey found that the market was in effect discounting the excess cash by approximately 50% due to its minority position. Houlihan Lokey believes that this is not an unreasonable discount. On this basis the Company's current market capitalization correlates with the results of the other two approaches.

  In each of the aforementioned analyses, the estimate of the value of the Company was not greater than the Merger Consideration offered, leading Houlihan Lokey to conclude that the consideration to be received by the stockholders of the Company in connection with the Merger is fair to them from a financial point of view.

  The aforementioned analyses required studies of the overall market, economic and industry conditions under which the Company operates, and the Company's operating results. Research into, and consideration of, these conditions were incorporated into the analyses.

  The Fairness Opinion is based on the business, economic, market and other conditions as they existed as of October 6, 1998. In rendering the Fairness Opinion, Houlihan Lokey relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial information and other information reviewed by Houlihan Lokey for purposes of the Fairness Opinion, and that the financial results and projections provided to Houlihan Lokey by the Company have been reasonably prepared and reflect the best current available estimates of the financial results, condition, and prospects of the Company. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any physical inspection or independent appraisal of the specific properties, assets or liabilities of the Company.

  The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at the Fairness Opinion, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or portions of this summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

CERTAIN FINANCIAL PROJECTIONS OF THE COMPANY

  The Company does not as a matter of course make public forecasts or projections as to its future financial performance. Since, however, projections were prepared for and provided to Houlikan Lokey in connection with its services as financial advisor to the Company (see "The Merger -- Opinion of the Company's Financial Advisor"), a summary of such projections is included herein. The projections have been included in this Proxy Statement for the limited purpose of giving the Company's Stockholders access to financial projections reviewed by Houlihan Lokey for purposes of the Fairness Opinion.

  THE PROJECTIONS SET FORTH BELOW WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR IN COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.

  The projections, while presented with numerical specificity, are forward-looking statements that are based on myriad estimates and assumptions, including, but not limited to, those listed below, which involve judgments with respect to, among other things, industry performance, future economic and competitive conditions, inflation rates and future business conditions. While the Company believes that these estimates and assumptions are reasonable, these estimates and assumptions may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Therefore, there can be no assurance that the projections set forth below will prove to be reliable estimates of probable future performance. It is quite likely that actual results will vary materially from these estimates. In light of the uncertainties inherent in projections of any kind, the inclusion of projections herein should not be regarded as a representation by any party that the estimated results will be realized or that the Company considers them to be a reliable prediction of future events, and the projections should not be relied upon as such. The projections were not prepared in accordance with generally accepted accounting principles and were not audited or reviewed by any independent accounting firm, nor did any independent accounting firm perform any other services with respect thereto and none of the Company, or T&B, or their respective affiliates or representatives, or any other person, assumes any responsibility for the validity, accuracy, reasonableness or completeness of such projections. The Company does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the estimates and assumptions underlying the projections are shown to be in error.

  The Company prepared and furnished to Houlihan Lokey projections for the years ending December 31, 1998 and December 31, 1999.

                                                             CERTAIN FINANCIAL
                                                            PROJECTIONS FOR 1998
                                                                  AND 1999
                                                                (AMOUNTS IN
                                                                 THOUSANDS)
                                                            --------------------
                                                             FULL
                                                             YEAR    FULL YEAR
                                                             1998       1999
                                                            ------- ------------
   Sales................................................... $25,288      $26,000
   Cost of Sales...........................................  18,152       18,836
   Selling, General and Administrative Expenses............   4,704        4,866
                                                            ------- ------------
   Operating Income........................................ $ 2,432      $ 2,298
   Net Income.............................................. $ 1,590 Not prepared

  Subject to the qualifications and limitations stated above, the information presented herein was based, in part, on the following estimates and assumptions.

  1. It was assumed that in 1999 there would be a 3% increase in revenues from projected 1998 revenues.

  2. It was assumed that in 1999 the Company would be able to achieve savings of approximately $450,000 in manufacturing costs due to the planned deployment of new manufacturing equipment containing new technological processes. These new processes include a newly automated urethane paint process which would allow the Company to produce finished goods more efficiently, resulting in savings in pipe costs, reduced need to recover pipe from scrap materials, reduced need for fittings and reduced labor costs. The new processes also include a new saw soon to be implemented in the Company's Alabama factory.

  3. It was assumed that in 1999 the Company would experience an increase in selling, general and administrative expenses of $160,000 relating to increased sales commissions and cost of living salary increases.

ACCOUNTING TREATMENT

  The Merger will be treated as a "purchase" for accounting purposes.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Treatment of Outstanding Options. On October 6, 1998, the Board of Directors, in accordance with the recommendation of the Company's Stock Option Committee, accelerated the vesting of all issued and outstanding options granted under the Option Plan. Such options shall be converted upon the Effective Time into the right to receive from T&B cash equal to (x) the number of shares of Common Stock receivable upon exercise of such option multiplied by (y) the excess of the Per Share Merger Consideration over the per share exercise price of the Common Stock underlying the option. Each director and executive officer of the Company (other than Mr. Bender) holds options under the Option Plan. There are outstanding options to purchase 155,500 shares of Common Stock under the Option Plan, each at an exercise price of $2.375.

  Independent Consulting Agreement. In connection with the consummation of the Merger, Mr. Bender will enter into an Independent Consulting Agreement which, among other things, provides that Mr. Bender will be paid $100,000 to act as a consultant for T&B following the Effective Time for a period of one year (unless extended by written agreement by T&B and Mr. Bender).

  Guaranties. Under the Merger Agreement, T&B has agreed to guarantee the repayment of certain loans made to the Company by Mr. Bender and Carlos V. Espinosa, a director and Vice President of the Company. T&B would only be required to make payments under the guarantees if the Company did not make payments of principal or interest on such loans as scheduled.

ILAN BENDER'S ESCROW AND NON-COMPETITION COMMITMENT

  In connection with the consummation of the Merger, Mr. Bender will enter into a Securityholders Agreement with T&B whereby Mr. Bender will place in escrow $450,000 of his personal proceeds from the Merger. The amounts held in the escrow will be used to indemnify T&B against losses arising from certain post-closing environmental remediation costs at the Company's Mobile manufacturing facility.

  The Securityholders Agreement also contains confidentiality and non-competition provisions. According to its terms, Mr. Bender agrees that for a period of five years following the date of the closing he will, among other things, not (i) disclose or use certain confidential information concerning the Company without the prior written consent of T&B or (ii) engage in the business of manufacturing, marketing or selling the products that are manufactured, marketed or distributed by the Company as of the Effective Date.

EXCHANGE PROCEDURES

  At or prior to the Effective Time, T&B will designate a bank or trust company (with the Company's prior written approval) to serve as the Exchange Agent for the shares of Common Stock. At the Effective Time, T&B will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of Certificates, cash in an amount that equals the aggregate Merger Consideration.

  Promptly after the Effective Time, the Surviving Corporation will instruct the Exchange Agent to mail to each record holder of outstanding Certificates as of the Effective Time a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificates to the Exchange Agent.

  Upon the surrender to the Exchange Agent of a duly executed letter of transmittal and one or more Certificates, the holder of the Certificate(s) shall be entitled to receive only the Merger Consideration and the Certificate(s) shall be cancelled. If payment (or any portion thereof) is to be made to a person other than the person in whose name the Certificate surrendered is registered, the surrendered Certificate must be properly endorsed in accordance with the instructions on the letter of transmittal and the person surrendering the Certificate(s) must pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of such surrendered Certificate(s) or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No interest will be paid or accrued on the cash payable upon the surrender of Certificates.

SPECIFIC RIGHTS OF DISSENTING STOCKHOLDERS

  If the Merger is consummated, holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by
Section 262.

  Section 262 is reprinted in its entirety as Annex C to this Proxy Statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by any Stockholder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

  A record holder of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Common Stock. All references in this summary of appraisal rights to a "Stockholder" or "holders of shares of Common Stock" are to the record holder or holders of shares of Common Stock. Except as set forth herein, Stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the record holders of Common Stock.

  Holders of shares of Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the Stockholders of the Company on the Merger. A demand for appraisal must be executed by or on behalf of the Stockholder of record and must reasonably inform the Company of the identity of the Stockholder of record and that such Stockholder intends thereby to demand appraisal of the Common Stock. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time, the Company must provide notice of the Effective Time to all Stockholders who have complied with Section 262 and have not voted in favor of or consented to the Merger.

  A Stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to the Company at 14538 Keswick Street, Van Nuys, California 91405, Attention: Secretary.

  A person having a beneficial interest in shares of Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a Stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a Stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

  A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner.

  Within 120 days after the Effective Time, either the Company or any Stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a Stockholder, demanding a determination of the fair value of the shares of all dissenting Stockholders. There is no present intent on the part of the Company to file an appraisal petition and Stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any Stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock not voting in favor of the Merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or within 10 days after expiration of the period for delivery of demands as prescribed in Section 262, whichever is later.

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which Stockholders are entitled to appraisal rights. The Delaware Court may require the Stockholders who have demanded an appraisal for their shares and who hold Common Stock represented by certificates to submit their certificates of Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such Stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Common Stock owned by such Stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

  Although the Company believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and Stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, the Company does not anticipate offering more than the Merger Consideration to any Stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the Merger Consideration. In determining "fair value," the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the
            -----------------------
factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,
                                                 --------------------------
Inc., the Delaware Supreme Court stated that such exclusion is a "narrow
----
exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court
                                  ----------
construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as the merger.

  Holders of shares of Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any Stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the Stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, Stockholders' rights to appraisal shall cease, and all holders of shares of Common Stock will be entitled to receive the Merger Consideration offered pursuant to the Merger Agreement. Because the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any Stockholder may withdraw such Stockholder's demand for appraisal by delivering to the Company a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Company and
(ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any Stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

BUSINESS OF T&B

  T&B designs, manufactures and markets, on a global basis, electrical and electronic connectors and components with manufacturing facilities and marketing activities in North America, Europe and the Far East. T&B's products are sold worldwide through electrical, electronic and HVAC distributors, mass merchandisers, catalogs and home centers, and directly to OEM markets. T&B operates in three business segments--Electrical, OEMs and Communications. Electrical construction and maintenance components are sold primarily in North America, and manufactured and assembled at facilities located in the United States, Puerto Rico, Canada and Mexico. Electronics components are sold in North America, Europe and Asia, and manufactured at facilities in the United States, Europe, Mexico, Japan and Singapore. Other products and components-- principally heaters, heating and ventilation systems, components for transmission and distribution of electric power, transmission poles and towers--are sold primarily in North America and manufactured in the United States, Europe and Mexico. Selective acquisitions have been made to broaden T&B's business worldwide. T&B was established in 1898 as a sales agency for electrical wires and raceways and was incorporated in New Jersey in 1917 and reincorporated in Tennessee in May 1996. In 1997, T&B's net sales and net earnings were $2.1 billion and $155 million, respectively.

SOURCE AND AMOUNT OF FUNDS

  If the Merger is consummated, the funds required to consummate the Merger are expected to be obtained from T&B's cash on hand and through T&B's existing credit facilities.

                             THE MERGER AGREEMENT

  The following is a summary of material terms of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex A. The material terms of the Merger Agreement are summarized below, but such summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully.

GENERAL

  Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will thereupon cease, with the Company remaining as the Surviving Corporation and becoming a wholly-owned subsidiary of T&B.

  As a result of the Merger, at the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights, if any, are perfected) will be converted into and represent the right to receive the Per Share Merger Consideration, which consists of $3.54 in cash subject to adjustment in certain circumstances. See "--Merger Consideration Adjustment." In the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation. Upon consummation of the Merger, the registration of the Common Stock under the Exchange Act will be terminated, and the Common Stock will cease to be reported and listed on The Nasdaq National Market.

MERGER CONSIDERATION ADJUSTMENT

  The Merger Agreement contemplates the Per Share Merger Consideration to be approximately $3.54 in cash. This figure is subject to reduction under certain circumstances if and to the extent that the Company's consolidated stockholders' equity at the end of the month immediately preceding the month in which the Special Meeting is scheduled to occur is less than $15,029,000, which was the Company's consolidated stockholders' equity on August 31, 1998.

  For purposes of the Merger Consideration adjustment, there shall be added to the Company's consolidated stockholders' equity (a) the amount of the Company's total expenditures (including, without limitation, materials, labor and overhead) between December 31, 1997 and the date of the unaudited balance sheet on the construction and repair of machinery and equipment used in the Company's business that had not been previously capitalized, (b) the fair market value of inventory held by, but not recorded on the books of, the Company that was either produced by competitors of the Company or rejected by the Company's customers, and (c) the total amount of the fees and expenses incurred through the date of the unaudited balance sheet by the Company in connection with the Merger, the Merger Agreement and the transactions contemplated thereby but not to exceed $400,000.

  The Company does not believe, based on its current operating results, that there will be any such reduction in the Merger Consideration. In addition, the Merger Agreement provides that the Company may terminate the Merger Agreement without consummating the Merger if the amount of any such reduction in the Merger Consideration would exceed $1.5 million (approximately $0.26 per share).

TREATMENT OF STOCK OPTIONS

  All options (both vested and unvested) to acquire Common Stock granted under the Option Plan shall be converted upon the Effective Time into the right to receive from T&B cash equal to (x) the number of shares of Common Stock receivable upon exercise of such option multiplied by (y) the excess of the Per Share Merger Consideration over the per share exercise price of the Common Stock underlying the option. Every director and officer of the Company (other than Mr. Bender) holds options under the Option Plan. There are outstanding options to purchase 155,500 shares of Common Stock under the Option Plan, each at an exercise price of $2.375.

REPRESENTATIONS AND WARRANTIES; COVENANTS

  The Merger Agreement contains various customary representations and warranties made by the Company relating to its capital structure, operations, financial condition, properties and other matters including its authority to enter into the Merger Agreement and to consummate the Merger. Mr. Bender also made certain representations and warranties relating to the ownership of his shares of Common Stock. T&B also made customary representations and warranties. None of the representations made by the Company or T&B in the Merger Agreement will survive the Effective Time.

  The Company has agreed that from the date of the Merger Agreement until the Effective Time, the Company will conduct its operations in accordance with its ordinary course of business and will use its commercially reasonable efforts to maintain the value of the business as a going concern and the relationships of the Company with customers, distributors, suppliers, vendors, employees, agents, governmental authorities and others. The Company has agreed to pay accounts payable when due and maintain inventory levels, all in accordance with prudent business practice and the ordinary course of business. The Company has agreed that, prior to the Effective Time, without the prior written consent of T&B, the Company will not: (a) amend its Certificate of Incorporation or By-laws; (b) enter into any transactions otherwise than on an arms' length basis or any transaction with Mr. Bender or any other affiliate of the Company; (c) pay any compensation other than in the ordinary course of business or increase compensation of any officer or employee other than increases in compensation for employees as may be made in the ordinary course of business; (d) make any distributions or payments in respect of the Company's equity securities or debt of the Company held by affiliates (other than regularly scheduled payments of interest and principal on such debt); (e) allow any material permit or license to lapse or terminate or fail to renew any material permit in accordance with prudent business practice; (f) enter into, amend, extend, terminate or permit any renewal notice period to lapse with respect to property leases, any other lease or any other contractual obligation that contains either consideration to be given or performed by the Company of a value exceeding $50,000 (except (i) to the extent otherwise required by the Merger Agreement and (ii) contractual obligations involving sales of goods in the ordinary course of business); or (g) enter into any contractual obligation to take any of the foregoing action.

  Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the Merger.

NO SOLICITATION OF BUSINESS COMBINATION PROPOSALS

  The Company has agreed that it will not, and will not permit any of its subsidiaries, employees, representatives or other agents of the Company to, directly or indirectly, solicit, initiate or enter into discussions or transactions or contractual obligations with or encourage or provide any information to any person (other than T&B) concerning any Business Combination (as defined below). The Company will notify T&B immediately upon becoming aware that any third party has made any proposal, offer, inquiry or contact with respect to any such transaction. Notwithstanding the foregoing, the Board of Directors may authorize the Company to furnish information to, enter into discussions or negotiations with, or enter into an agreement with respect to a Business Combination Proposal (as defined below) with, any third party in connection with an unsolicited proposal in writing by such third party for a Business Combination with the Company received by the Board of Directors after the date of the Merger Agreement, if, and only to the extent that, (a) the Board of Directors, after consultation with its independent legal and financial advisors and taking into consideration the advice of such advisors, determines in good faith that such unsolicited proposal may be more favorable to the Stockholders than the transactions contemplated by the Merger Agreement, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such third party, the Company (i) gives T&B as promptly as practicable prior written notice of the material terms of such proposal in reasonable detail and of the Company's intention to furnish such information or begin such discussions, and (ii) receives from such third party an executed confidentiality agreement.

  A proposal for a Business Combination that follows the procedure and satisfies the criteria set forth above is deemed to be a "BUSINESS COMBINATION PROPOSAL". "BUSINESS COMBINATION" means any of the following involving the
Company: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of the Company, in a single transaction or series of transactions; or (3) the acquisition by a person or any "group" (as such term is defined under Section 13(d) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder) of beneficial ownership of 33% or more of the shares of the Common Stock, whether by tender offer, exchange offer or otherwise.

REGULATORY APPROVALS

  The Merger is subject to the requirements of the HSR Act and the rules and regulations promulgated thereunder, which provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. On October 15, 1998, the Company and T&B each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. On October 29, 1998, the Company and T&B received notice of the early termination of the waiting period under the HSR Act.

CONDITIONS TO THE MERGER

  The obligations of the Company, T&B and Merger Sub to effect the Merger are subject to the satisfaction of a number of conditions, including among others:
(a) the termination or expiration of the applicable waiting period under the HSR Act; (b) the receipt of all mutual consents from governmental authorities required in connection with the consummation of the Merger; (c) the receipt of consents under certain of the Company's specified contracts required in order to permit the parties to consummate the Merger and the transactions contemplated thereby; (d) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock; and (e) the absence of any statute, rule or regulation, or order by a court, arbitrator or governmental body, agency or official, which restrains or prohibits the consummation of the Merger.

  In addition, each party's obligation to effect the Merger is subject to the satisfaction of the following additional conditions: (a) the accuracy of the representations and warranties made by the other party as of the closing (with certain exceptions), except where the failure to be true or correct relates to matters which could not reasonably be expected to have a material adverse effect (within the meaning of such phrase under the Merger Agreement) on such other party (provided, however, that in the case of representations and warranties made by the Company, if the inaccuracy relates to a matter which could reasonably be expected to have a material adverse effect on the Surviving Corporation and such effect is reflected in the transaction balance sheet used to compute the purchase price adjustment, if any, then T&B shall be deemed to have waived this condition); (b) the performance in all material aspects by the other party of its covenants; and (c) if the aggregate amount of dissenting shares exceeds 20% of the total number of outstanding shares of Common Stock at the Effective Time, Mr. Bender shall have elected to, and shall have executed and delivered an agreement obligating him to pay or reimburse T&B an amount equal to (i) that number of dissenting shares (exclusive of any shares as to which appraisal rights are not perfected or are lost, or withdrawn) which is greater than 20% of the outstanding shares multiplied by (ii) the excess (if any) of the amount per share that holders of dissenting shares received as a result of the appraisal proceedings or any settlement thereof over the Per Share Merger Consideration, in a form reasonably acceptable to T&B.

  If there is a material amendment to the Merger Agreement, including, without limitation, a material change in the type of consideration to be delivered to the Stockholders or a material change in the method used to determine the purchase price, or a waiver of a material condition to the Company's obligation to consummate the Merger, the Company will send to the Stockholders a supplement to this Proxy Statement in advance of the Special Meeting.

TERMINATION AND BREAKUP FEE

  The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, notwithstanding the approval by the Stockholders at the Special Meeting, (a) by mutual written consent of the parties at any time prior to the consummation of the Merger, (b) by T&B or Merger Sub (i) if the Merger shall not have been consummated on or before March 31, 1999 by reason of the failure of any condition to T&B's or Merger Sub's obligation to consummate the Merger, or (ii) if the Company or Mr. Bender has failed to cure within twenty (20) business days after receiving written notice any material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement (provided that if the Company or Mr. Bender is pursuing a cure in good faith, such period for cure shall be extended until March 31,
1999); except, that such right to terminate the Merger Agreement under clauses
(b)(i) and (b)(ii) is not available if T&B or Merger Sub is in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement; or (iii) if the Board of Directors withdraws its recommendation of the Merger Agreement or the Merger or shall have resolved to do so ("Recommendation Withdrawal"); (c) by the Company (i) if the Merger shall not have been consummated on or before March 31, 1999 by reason of the failure of any condition to the Company's obligation to consummate the Merger; (ii) if T&B has failed to cure within twenty (20) business days after receiving written notice any material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement (provided that if T&B is pursuing a cure in good faith, such period for cure shall be extended until March 31, 1999); except, that such right to terminate the Merger Agreement under clauses (c)(i) and (c)(ii) is not available if the Company is in material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement; (iii) if the Company (1) receives an unsolicited business combination proposal from a third party, (2) determines in good faith, after consultation with its independent legal and financial advisors and taking into consideration the advice of such advisors, that such business combination proposal may be more favorable to the Stockholders than the transactions contemplated by the Merger Agreement, (3) before entering into discussions with or furnishing information to the third party, gives T&B as promptly as practicable prior written notice of the material terms of such business combination proposal in reasonable detail and of the Company's intention to furnish information or begin discussions, (4) receives from the third party an executed confidentiality agreement, and (5) pays the Breakup Fee of $600,000; or (iv) there would be a reduction in the aggregate Merger Consideration (based on changes in the Company's consolidated stockholders' equity) of more than $1,500,000; or (d) by either T&B or Merger Sub, or by Mr. Bender or the Company, (i) if the Merger shall not have been consummated by March 31, 1999; except that the right to terminate the Merger Agreement pursuant to this clause (d)(i) will not be available to any party whose failure to perform any of its obligations under the Merger Agreement is the cause of or results in the failure of the Merger to be consummated by March 31, 1999; (ii) if, at the Special Meeting, approval of the holders of Common Stock of the Merger Agreement and the Merger shall not have been obtained; or
(iii) if any governmental authority shall have issued a governmental order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and such governmental order or other action shall have become final and nonappealable.

  If T&B terminates the Merger Agreement because of a Recommendation Withdrawal pursuant to clause (b)(iii) above or if the Company terminates the Merger Agreement after receiving a proposal from a third party and complying with the requirements described in clause (c)(iii) above, the Company must pay T&B the Breakup Fee in immediately available funds equal to $600,000. The Company must provide T&B prompt written notice of the aforementioned events.

  In the event of termination of the Merger Agreement, the Merger Agreement shall terminate without any liability or obligations of any party to any other party, except for (i) T&B's or Merger Sub's ongoing obligations to maintain the confidentiality of confidential information of the Company, (ii) the Company's obligation to pay the Breakup Fee under certain circumstances, and
(iii) any liability of a party for a willful breach of the Merger Agreement prior to termination.

THE MAJORITY STOCKHOLDER

  Pursuant to the Merger Agreement, Mr. Bender, who beneficially holds, on behalf of himself and Bender Realty, Ltd., a family partnership over which he has voting control, approximately 54% of the outstanding shares of Common Stock, has agreed to vote his shares in favor of the Merger and the Merger Agreement. Mr. Bender's voting obligations will terminate if (i) the Board of the Directors of the Company withdraws its recommendation of the Merger or the Merger Agreement or (ii) the Merger Agreement is terminated for any reason.

  In connection with the consummation of the Merger, Mr. Bender and Bender Realty, Ltd. will enter into a Securityholders Agreement with T&B whereby Mr. Bender and Bender Realty, Ltd. will place in escrow $450,000 of their personal proceeds from the Merger. The amounts held in the escrow will be used to indemnify T&B against losses arising from certain post-closing environmental remediation costs at the Company's Mobile manufacturing facility. See "The Merger--Ilan Bender's Escrow and Non-Competition Commitment."

  In connection with the consummation of the Merger, Mr. Bender will enter into an Independent Consulting Agreement which, among other things, provides that Mr. Bender will be paid $100,000 to act as a consultant for T&B following the Effective Time for a period of one year (unless extended by written agreement by T&B and Mr. Bender). See "The Merger--Interests of Certain Persons in the Merger."

                   CERTAIN TAX CONSEQUENCES TO STOCKHOLDERS

  The following discussion summarizes the material federal income tax consequences of the Merger to Stockholders. The discussion does not purport to consider all aspects of federal income taxation which may be relevant to a Stockholder, and the tax treatment of a Stockholder may vary according to the Stockholder's situation. Certain Stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. In addition, the discussion does not consider the effect of any foreign, state or local tax laws. The discussion assumes that Stockholders hold their Common Stock as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). Finally, Stockholders should be aware that the conclusions set forth in the following discussions could be affected by future legislation, case law, or administrative interpretations, which could be applicable to Stockholders.

  The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. A Stockholder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between such Stockholder's adjusted tax basis in such Stockholder's Common Stock and the cash received by such Stockholder. Such gain or loss will be a capital gain or loss if such Common Stock is held as a capital asset.

  A gain or loss will be a long-term capital gain or loss with respect to Common Stock held for more than 12 months at the Effective Time of the Merger. In the case of individuals, the maximum long-term capital gains tax rate is 20% (and could be lower, depending on the taxpayer's tax bracket). Any capital gain on Common Stock held for 12 months or less at the Effective Time will be short term capital gain, which is taxed at rates up to 39.6%. In the case of corporate Stockholders, capital gains and capital losses continue to be classified as long-term if the holding period exceeds one year.

  In the case of individuals, capital losses are allowed only to the extent of capital gains plus the lesser of (i) $3,000 ($1,500 in the case of a married individual filing a separate tax return) or (ii) the excess of losses over such gains. Generally, excess capital losses of individual taxpayers may be carried forward indefinitely and used each year, subject to the limitation described in the preceding sentence until the loss is exhausted. In the case of corporate Stockholders, capital losses are allowed only to the extent of capital gains. Generally, a corporation may carry its excess capital loss back three years or forward five years, subject to certain provisions of the Code.

  The receipt of the Merger Consideration may be subject, under certain circumstances, to "backup withholding" at a 31% rate. This withholding generally applies only if the Stockholder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) is notified by the Internal Revenue Service that he or she has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding. Amounts paid as backup withholding (but not any applicable penalties) are creditable against a Stockholder's federal income tax liability.

  The foregoing discussion may not apply to Stockholders who acquire their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, who hold their Common Stock as part of a straddle or other hedging transaction or who are otherwise subject to special tax treatment. EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR OTHER TAX LAWS.

                                   BUSINESS

GENERAL

  The Company is a leading domestic manufacturer of PVC coated rigid steel conduit ("PVC-coated conduit"), elbows, and fittings. The Company's products are primarily used in the new construction and maintenance of plants operating in highly corrosive environments which require the highest level of protection of electrical wiring systems against corrosion and physical damage, such as sewage treatment, water treatment, electric power, oil refining, chemical and pharmaceutical, pulp and paper, and food processing plants.

INDUSTRY OVERVIEW

  Market Demand. The demand for conduit stems from the need to comply with building codes in the United States which require protection for electrical wiring systems. Alternative forms of protection include PVC-coated conduit, rigid steel conduit ("RSC"), plastic conduit, aluminum conduit, cable tray (metal or fiberglass trays in which wire is laid, but not enclosed), pre-wired armored cable integrating the functions of electrical wire and conduit into one system, thinner-walled versions of metal conduit called intermediate metallic conduit ("IMC") and electrical metallic tubing ("EMT"). Of the various commercially available forms of protection for electrical wiring systems, PVC-coated conduit is the most expensive. It is also the most durable in corrosive environments due to the combination of the corrosion protection of PVC coating and galvanizing with the physical protection of steel pipe. Although alternative products generally have an initial product and installation cost advantage over PVC-coated conduit, the Company's PVC-coated conduit compares favorably on a life-cycle cost basis in corrosive environments.

  Sales and Distribution in the Electrical Industry. The sales and distribution structure in the electrical industry consists of independent sales representatives, distributors, electrical contractors, end users and project engineers. End users include industrial companies such as International Paper Company, OxyChem, Weyerhaeuser Company, and Merck & Company, Inc. When an end user is planning to build a new plant, it hires an engineering firm to design, among other things, the infrastructure and electrical system for the plant. The end user will then hire an electrical contractor through a bidding process. Each bidding electrical contractor generally requests one or more distributors to price the components needed to construct the electrical system, and the distributors bid for the contractor's order. In the electrical industry, substantially all sales of conduit, elbows, fittings and related products are made by the manufacturer to the distributor, who in turn sells the products to the contractor or end user.

BUSINESS STRATEGY

  The Company's business strategy is designed to increase penetration of its traditional corrosive environment market while expanding into other markets where the life-cycle cost and additional features of its products provide a cost-effective solution to customer needs. The Company seeks to implement this strategy based upon the following strengths:

  Industry Leadership. The Company believes it is a leading manufacturer of PVC-coated conduit, elbows, and fittings. In terms of sales volume, management believes the Company's total sales of $24.3 million for the year ended December 31, 1997 place it among the two largest domestic manufacturers of PVC-coated conduit in the industry.

  Marketing Focus. The Company focuses its marketing on engineers and end users to educate them regarding the technological advantages and long-term savings of PVC-coated conduit as compared to alternative conduit products, and to illustrate the features of the Company's products which its competitors do not provide. The Company's goal is to have PVC-coated conduit generally, and where possible, the features of the Company's products in particular, specified by engineers and end users in engineering designs for particular projects.

  Leadership in Product Quality. The Company's products have protection features which its competitors do not provide. The Company believes it is the only manufacturer of conduit that hot dip galvanizes its own conduit after threading, increasing the corrosion protection and life of electrical conduit systems. In addition, the Company double coats its fittings with both blue urethane and PVC, providing additional protection unavailable elsewhere in the industry.

  Low-Cost, Proprietary Manufacturing. Management believes the Company's proprietary manufacturing technology used in its equipment and processes allows it to be one of the lowest-cost producers in the industry. Much of the machinery used in the Company's manufacturing process was designed and constructed by company personnel with minimal capital investment, labor, and material costs. The Company galvanizes its own pipe, and purchases ungalvanized pipe in large volumes, which often enables the Company to negotiate advantageous purchase prices. In addition, the Company compounds its own PVC, primer, and urethane, which allows the Company to provide these features at a lower cost than its competitors.

  Comprehensive Customer Service. The Company provides a broad range of customer support services, including assistance from senior Company employees with respect to installation and maintenance of conduit, free installation training, and a toll-free installation hotline.

PRODUCTS

  The Company sells and manufactures a full line of PVC-coated conduit, elbows, fittings, RSC, PVC-coated aluminum conduit and uncoated conduit elbows, all of which range in diameter from 1/20 to 60, as well as installation tools. The following is a more detailed description of the product lines the Company offers:

  Rigid Steel Conduit is the heaviest wall conduit in use in the world and provides the highest level of physical protection commercially available for electrical systems. It can be used underground, in concrete, and wherever a high level of physical protection of electrical wiring is required. The Company believes it is the only manufacturer producing this conduit that hot dip galvanizes the threads together with the rest of the pipe, a process developed by the Company. The RSC manufactured by the Company is threaded at both ends, is 109 in length, and overall wall thicknesses range from .1090 to
 .2800. The Company is one of the few suppliers of 60 diameter RSC and PVC-coated conduit made from domestically produced steel pipe. Some of Ocal's customers for this product need domestically produced 60 conduit in order to comply with the requirements of projects funded by the federal government. All federally-funded or federally-aided projects must comply with the Buy American Act, which requires that more than 50% of the total cost of a given product's components be attributable to components mined, produced, or manufactured in the United States.

  PVC-Coated Rigid Steel Conduit is RSC coated with .040 inches ("40 mils") of bonded PVC on the exterior of the pipe and 2 mils of blue urethane on the interior. It is used in environments that are too corrosive to use RSC, but where the physical protection offered by RSC is required or prudent.

  PVC-Coated Aluminum Conduit is aluminum pipe coated with 40 mils of bonded PVC on the exterior of the pipe and 2 mils of blue urethane on the interior. It is used in environments where lighter weight conduit is required.

  Conduit Elbows are short lengths of curved RSC or PVC-coated conduit, bent to 90, 60, 45, or 30 degrees and threaded at both ends. Various radiuses are available.

  PVC-Coated Fittings and Accessories include couplings (which have PVC sleeves to seal the connection), liquidtight connectors, conduit bodies, beam clamps, pulling elbows, nipples, and strut channel accessories. The Company's fittings are coated with blue urethane on the inside and both blue urethane and PVC on the outside, which provides added protection. The ability to bond PVC to blue urethane is achieved through a proprietary process developed by the Company. All of the accessories are PVC-coated and provide a complete corrosion protection solution for the Company's end users.

  Installation Tools offered by the Company include electric benders used for bending PVC-coated conduit of 1/20 to 20 , threaders for 1/20 to 40 conduit, hickeys to bend 1/20 to 10 PVC-coated conduit, impact sockets, wrenches and other tools to assist in the installation of its conduit.

MARKETING, DISTRIBUTION AND CUSTOMER SERVICE

  In-House Marketing. The Company established an in-house marketing group in 1993 with individuals experienced in sales and marketing in the electrical industry. The group currently consists of three individuals. The Company specifically focuses marketing efforts at the project engineer and end user level, educating them as to the technological advantages and lower life-cycle cost of the Company's PVC-coated conduit as compared to alternative conduit products.

  Independent Sales Agents. In addition to education of engineers and contractors so that Ocal products will be specified, the Company's marketing group works hand-in-hand with independent regional sales agents. The Company markets and sells its products to approximately 700 distributors or chains of distributors through approximately 35 independent regional sales agents throughout the United States and Canada. Shipments to customers outside of the United States and Canada are done through an international sales agent experienced in the exportation of electrical materials. Independent sales agents are the functional equivalent of a manufacturer's internal sales force in other industries. The agents market the Company's products to distributors and handle the purchase orders from the distributors. Some agents warehouse the Company's products, which can expedite delivery since inventory is stored at various locations throughout the United States. Sales agents do not market the Company's products exclusively, but they do not sell products which are in direct competition with the Company's products. Sales agents receive commissions, with higher commissions paid to those agents that warehouse the Company's products at their facilities.

  The Company permits the return of products within certain time limits and under certain conditions subject to a restocking charge. The Company warrants all of its products from defect for six years.

  Customer Service. Another key aspect of the Company's marketing is the customer support services it provides. Senior management and other Company employees are available to answer questions from contractors, end users and engineers regarding installation procedures, maintenance, product applications and other technical areas. The Company offers free training on proper installation of its products, sells a variety of installation tools designed to assist in the installation of its products, and has established a toll-free installation hotline.

CUSTOMERS

  The Company's four largest customers are multiple location distributors. These customers are comprised of chains of individual distributors who make independent purchasing decisions. In 1997, sales to one customer represented 10.2% of the Company's net sales. During 1996, sales to any individual customer did not exceed 10% of the Company's net sales. During 1995, there were two individual customers that represented 15.3% and 11.4%, respectively, of the Company's net sales. Management believes that the loss of any one of these distributors would not have a material adverse effect on the Company.

BACKLOG AND SEASONALITY

  The Company's business is characterized by short-term order and shipment schedules rather than volume purchase contracts. After a distributor sends a purchase order to the Company, the product is typically shipped within 10 to 15 days. Accordingly, the Company does not consider backlog at any given date to be indicative of future sales. The short term delivery requirements and the nature of the Company's business preclude any significant backlog. The Company's business is not seasonal.

MANUFACTURING

  Raw Materials and Suppliers. The Company's principal raw materials are carbon steel pipes which it obtains from a number of domestic primary steel pipe producers, conduit fittings, plastics and chemicals for coating, and zinc for galvanizing. Because the Company galvanizes its own pipe, it can purchase pipe directly from a number of steel pipe manufacturers. Wherever practical, vendor purchases are made in large volumes to maximize volume discounts and optimize payment terms. The Company believes that the market is extremely competitive, and that its relationship with suppliers is good.

COMPETITION

  The Company's principal competitors in the PVC-coated conduit business are Robroy and Perma-Cote Industries. Robroy is a diversified business and has greater financial resources than the Company. The Company faces substantial competition in its RSC business from large, established companies such as Allied Tube & Conduit Company, Wheatland Tube Company, the LTV Corporation, and Western Tube, all of which have greater financial and managerial resources than the Company. These competitors also produce IMC and EMT. Companies which produce alternative conduit products include Easco Aluminum, Inc. and VAW of America, Inc. in aluminum conduit; Certain Teed Incorporated and Carlon in plastic conduit; T.J. Cope, B-Line Systems, Inc. and Enduro Fiberglass Systems in cable tray; and AFC Cable Systems and Alflex Corporation in armored cable.

  With respect to PVC-coated conduit, RSC, IMC, and EMT, as well as alternative conduit products, the Company competes based upon product performance, quality, availability of product, speed of delivery, customer support, and price. The Company believes it is competitive with respect to each of these factors and that its principal competitive advantages are product performance, quality, and price.

EMPLOYEES

  As of December 31, 1997, the Company employed 159 people, comprised of 142 in manufacturing, 14 in administration, and 3 in marketing and sales. All of these were full-time employees. None of the Company's employees is represented by labor unions and the Company believes that its relations with its employees are good.

PROPERTIES

  The Company leases its corporate office and manufacturing plant. The Company believes that its facilities are adequately maintained, in good operating condition, and adequate for the Company's present needs.

  The Company's principal executive office is located in Van Nuys, California, consisting of approximately 3,000 square feet of office space, which the Company leases from a partnership in which the Company's majority stockholder is the general partner, at an annual rental of $36,000 per year. The lease for this property expires on December 31, 1998.

  The Company's 300,000 square foot manufacturing facility is located in Mobile and contains a building of approximately 100,000 square feet on the property. The lease contains certain rent escalation clauses and provides the Company with an option to extend the lease through December 31, 2002.

LEGAL PROCEEDINGS

  The Company is currently the subject of proceedings before the Alabama Department of Environmental Management ("ADEM") and the U.S. Environmental Protection Agency ("USEPA") relating to certain environmental matters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Environmental Contingencies."

  The Company is a party to various lawsuits arising in the ordinary course of business. The Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's business or financial condition.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following is a summary of selected consolidated financial data of the Company and its subsidiaries, as described in Note 1 of the consolidated financial statements appearing elsewhere herein (amounts in thousands except per share data). The financial data for the years ended December 31, 1995, 1996, and 1997 and as of December 31, 1996 and 1997 have been derived from the audited financials of the Company appearing elsewhere herein, and should be read in conjunction with such statements and the notes thereto. The financial data for the year ended July 31, 1993, the five months ended December 31, 1993, and the year ended December 31, 1994, and as of July 31, 1993, December 31, 1993 and December 31, 1994 has been derived from audited financial statements of the Company which are not included herein. The financial data for the nine month periods ended September 30, 1997 and 1998 and as of September 30, 1997 and 1998 is unaudited.

                                                                                         NINE MONTHS
                              YEAR    FIVE MONTHS                                      ENDED SEPTEMBER
                             ENDED       ENDED        YEARS ENDED DECEMBER 31,               30,
                            JULY 31,  DECEMBER 31, ----------------------------------  ----------------
                              1993      1993(1)     1994     1995     1996     1997     1997     1998
                            --------  ------------ -------  -------  -------  -------  -------  -------
                                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
 Net sales................  $17,165      $8,361    $19,123  $24,885  $25,000  $24,279  $18,334  $19,155
 Cost of goods sold.......   12,364       5,455     12,281   16,645   17,141   17,628   13,208   13,885
                            -------      ------    -------  -------  -------  -------  -------  -------
 Gross margin.............    4,801       2,906      6,842    8,240    7,859    6,651    5,126    5,270
 Selling, general and ad-
  ministrative expenses...    2,929       1,546      3,536    3,945    4,027    3,988    3,040    3,312
 Stockholders' compensa-
  tion(2).................    2,108         879      1,605    2,806      313      347      259      269
                            -------      ------    -------  -------  -------  -------  -------  -------
 Operating income (loss)..     (236)        481      1,701    1,489    3,519    2,316    1,827    1,689
 Interest expense.........     (346)        (82)      (308)    (386)    (258)    (184)    (155)     (86)
 Interest income..........      --          --         --       --       275      243      192      154
 Settlement of customs
  dispute.................      480         --         --       --       --       --       --       --
                            -------      ------    -------  -------  -------  -------  -------  -------
 Income (loss) before in-
  come taxes..............     (102)        399      1,393    1,103    3,536    2,375    1,864    1,757
 Provision (benefit) for
  income taxes(3).........      208         (11)         9       22    1,180      867      689      622
                            -------      ------    -------  -------  -------  -------  -------  -------
 Net income (loss)........  $  (310)     $  410    $ 1,384  $ 1,081  $ 2,356  $ 1,508  $ 1,175  $ 1,135
                            =======      ======    =======  =======  =======  =======  =======  =======
PER SHARE DATA:
 Net income--basic and di-
  luted(4)................      --          --         --   $  0.33  $  0.45  $  0.26  $  0.20  $  0.20
 Weighted average shares--
  basic and diluted(5)....      --          --         --     3,250    5,224    5,762    5,775    5,684
PRO FORMA STATEMENT OF OP-
 ERATIONS DATA(6):
 Net income...............                                  $ 2,158  $ 2,116
 Net income per share--ba-
  sic and diluted.........                                  $  0.66  $  0.41

BALANCE SHEET DATA:
                                               DECEMBER 31,              SEPTEMBER 30,
                          JULY 31, ------------------------------------ ---------------
                            1993    1993   1994   1995   1996    1997    1997    1998
                          -------- ------ ------ ------ ------- ------- ------- -------
                                                                          (UNAUDITED)
 Working capital........   $1,002  $1,134 $2,632 $3,373 $13,018 $14,170 $14,059 $13,267
 Total assets...........    8,432   8,911 10,379 14,298  18,282  17,635  19,263  19,923
 Total debt.............    3,796   4,851  4,320  6,179   3,257   1,757   1,757   1,757
 Stockholders' equity...    2,381   2,791  4,178  5,259  12,715  13,992  13,829  15,079

-------
(1) Effective August 1, 1993, the Company changed its fiscal year end from July 31 to December 31.

(2) Stockholders' compensation expense consists of salaries and bonuses paid to certain stockholders whose compensation is classified as such in the financial statements.

(3) Prior to March 18, 1996, Ocal Alabama and Ocal Data were S corporations, and their net income (loss) did not include a provision (benefit) for federal income taxes since they were not subject to federal income taxes. Their net income (loss) for those periods included a provision for state income taxes based upon income tax rates applicable to S corporations. Net income (loss) attributable to Occidental and Ocal Transport, C corporations for all periods, includes federal and state income taxes based upon statutory rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

(4) The earnings per share amounts prior to 1997 have been recalculated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share," which did not change amounts previously reported. For further discussion of earnings per share and the impact of Statement No. 128, see
    Note 2 of the consolidated financial statements.

(5) Weighted average common shares outstanding for the year ended December 31, 1995 is based upon the assumed issuance of 3,250,000 shares of Common Stock at the beginning of the year.

(6) Pro forma statement of operations data includes adjustments (i) to reduce stockholders' compensation expense, relating to salaries and bonuses paid to certain stockholders, by $2,493,000 for the year ended December 31, 1995 and (ii) to provide for related income taxes as if all of the Company's income during the pro forma periods presented were taxed at C corporation rates based upon pro forma income before income taxes.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  This proxy statement contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which involve risks and uncertainties. Such "forward-looking statements" include, among other things, the projections found under the heading "Certain Financial Projections of the Company." The actual results of the Company could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, without limitation, competitive pressures on product pricing, potential delays in implementing planned reductions in material and factory labor costs, competition from other manufacturers of PVC-coated conduit and from manufacturers of alternative conduit products, nominal growth in the Company's industry, dependence on key personnel, control by the Company's majority stockholder, cyclicality of plant expansion activities by the Company's end users, as well as the factors set forth in the Company's 1997 Annual Report on Form 10-K, under the caption "Risk Factors" in the Company's IPO Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) on March 12, 1996, and in the Company's other SEC filings.

OVERVIEW

  On March 18, 1996, the Company completed an initial public offering ("IPO") of its stock. Prior to the IPO, the Company's operations were conducted by a number of affiliated companies formed at various times in the past. The most significant of these operating entities elected to be taxed as S corporations under the provisions of the Internal Revenue Code. Pursuant to such elections, stockholders of these companies included their proportionate share of the taxable income of these companies in their personal tax returns and the operating results of these companies reflected no provision for federal taxes. Stockholders' compensation expense for 1995 includes amounts distributed to these stockholders to facilitate the payment of their personal income taxes.

  Occidental Coating Company ("Occidental"), a California corporation, was incorporated on December 15, 1965 to manufacture and sell PVC-coated conduit and fittings. On November 30, 1987, OCAL, Incorporated, an Alabama corporation ("Ocal Alabama"), was formed in Mobile, Alabama initially as a place for the importation and distribution of conduit manufactured in Costa Rica by an affiliate of Occidental. In 1988, the California and Costa Rica plants were consolidated and relocated to Mobile, Alabama, when the Company determined that the advantages of manufacturing in Costa Rica could not be fully realized. On August 1, 1993, the operations of Occidental and Ocal Alabama were consolidated through the acquisition by Ocal Alabama of substantially all of the assets and liabilities of Occidental at net book value. On August 24, 1995, the Company was incorporated in Delaware under the name Ocal, Inc.

  On March 18, 1996, all of the outstanding capital stock of Ocal Alabama, Occidental, Ocal Data Company ("Ocal Data"), and Ocal Transport Co. ("Ocal Transport") was acquired by the Company through capital contributions by the respective stockholders of such companies in exchange for an aggregate of 3,250,000 shares of the Company's Common Stock (the "Reorganization"). As part of this Reorganization, Ocal Alabama declared a $4,600,000 distribution to its former stockholders, which represented estimated undistributed S corporation retained earnings. Of this distribution, $1,600,000 was paid by the Company in cash in March 1996 and the remainder of the distribution was in the form of $3,000,000 of interest-bearing notes payable. Upon completion of the final tax return for Ocal Alabama, an additional $300,000 distribution was declared and paid in cash to the former stockholders in February 1997. In September of 1997, $1,500,000 principal amount of the notes was repaid in cash and at June 30, 1998, $1,500,000 principal amount of the notes (which is due on March 18, 1999) remained outstanding.

RESULTS OF OPERATIONS


 NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

  Net sales. The Company's net sales for the nine months ended September 30, 1998 were $19,155,000, which represented an increase of $821,000 (4.5%) compared to net sales in the same period of 1997. The increase in net sales was due to an increase in volume shipments of approximately 6%, with average selling prices, including the effects of price concessions on opening orders, down approximately 2% from the year-ago period.

  Gross margin. The Company's gross margin for the nine months ended September 30, 1998 was $5,270,000, which represented an increase of $144,000 (2.8%)
compared to the gross margin for the same period of 1997. The Company's gross margin as a percentage of sales decreased to 27.5% for the first nine months of 1998 from 28.0% in the same period of the prior year, primarily due to competitive pricing. Material costs as a percentage of sales were up just slightly (0.8% of sales) during the nine months ended September 30, 1998 compared to the year-ago period, due to certain non-recurring reductions in the cost of materials used in the production process that were achieved in the third quarter, which substantially offset earlier material price increases.

  Selling, general and administrative ("SG&A"). SG&A expenses for the nine months ended September 30, 1998 were $3,581,000, which represented an increase of $282,000 (8.5%) compared to the same period of 1997. As a percentage of net sales, SG&A expenses were 18.7% for the nine months ended September 30, 1998 compared to 18.0% for the same period of 1997. The increase was due primarily to higher legal and professional fees, which included third quarter 1998 expenses of approximately $78,000 related to the Merger, and second quarter 1998 expenses of approximately $50,000 related to the settlement of a lawsuit. In addition, during the first nine months of 1997, the Company received approximately $80,000 in insurance refunds relating to legal expenses incurred during 1996. Furthermore, sales commissions for the nine months ended September 30, 1998 were higher than the same period of the prior year due to the higher level of sales.

  Interest expense. Interest expense for the nine months ended September 30, 1998 was $86,000, which represented a decrease of $69,000 (44.5%) compared to the same period of 1997. The decrease was due to the repayment of $1,500,000 principal amount of notes payable due to former stockholders of Ocal Alabama on September 18, 1997.

  Interest income. Interest income for the nine months ended September 30, 1998 was $154,000, which represented a decrease of $38,000 (19.8%) compared to the same period of 1997. The decrease was due to lower average investment balances, resulting from the repayment of $1,500,000 principal amount of notes payable due to former stockholders of Ocal Alabama on September 18, 1997.

  Income tax expense. The Company's effective income tax rate for the nine months ended September 30, 1998 was 35.4%, compared to 37.0% in the same period of the prior year. The decrease was due to a lower effective state income tax rate in 1998.

  Net income. Net income for the nine months ended September 30, 1998 was $1,135,000, which represented a decrease of $40,000 (3.4%) compared to the same period of the prior year. The decrease was due primarily to increased selling, general and administrative expenses, partially offset by an increase in gross margin and reductions in interest and income tax expenses.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net Sales. The Company's net sales for 1997 were $24,279,000, which represented a decrease of $721,000 (2.9%) compared to net sales of the prior year. The decrease in net sales was due primarily to a general slowdown in the Company's industry, which has caused an increase in the competitive nature of the pricing. Average selling prices of Company products decreased by approximately 3% from 1996 to 1997. Unit shipment volumes were approximately the same in 1997 as in 1996, with decreases of approximately 5% in pipe volumes being offset by equivalent increases in the volumes of fittings. Sales volume was also impacted by major end user and project activity. Net sales to a major end user decreased from approximately $1,100,000 in 1996 to $400,000 in 1997, a decrease of $700,000. While the end user continued to do business with the Company, it had fewer plant expansions in 1997 than in 1996.

  Gross Margin. The Company's gross margin for 1997 was $6,651,000, which represented a decrease of $1,208,000 (15.4%) compared to gross margin of the prior year. The Company's gross margin as a percentage of sales decreased to 27.4% in 1997 from 31.4% in 1996 due to a combination of a 3% decrease in average selling prices due to competition, and increased factory labor costs. At the beginning of the second quarter of 1997, the Company implemented wage increases of approximately 20% for factory personnel in order to remain competitive with wages paid by other local employers and to help reduce employee turnover. As part of the Company's strategy to maintain and increase its market share, the Company reduced prices in competitive situations.

  Selling, General and Administrative. SG&A expenses for 1997 were $3,988,000, which represented a decrease of $39,000 (1.0%) compared to SG&A expenses of the prior year. As a percentage of net sales, SG&A expenses were 16.4% in 1997 compared to 16.1% in 1996. The net decrease in expenses from 1997 to 1996 was due to a reduction in legal expenses, partially offset by higher sales and administrative salaries and expenses associated with the Company's first annual report. During 1997, the Company received a one-time insurance refund of approximately $80,000 relating to legal expenses incurred in 1996. Without this refund, SG&A expenses would have been 16.8% of sales in 1997.

  Stockholders' Compensation. Stockholders' compensation expenses for 1997 were $347,000, which represented an increase of $34,000 (10.9%) compared to the prior year. During the second quarter of 1997, the Company's Compensation Committee approved salary increases to these former stockholders of Ocal Alabama.

  Interest Expense. Interest expense for 1997 was $184,000, which represented a decrease of $74,000 (28.7%) compared to the prior year. During 1996, the Company had outstanding bank debt until its IPO. During 1997, the Company had no outstanding bank debt and also paid off the current portion ($1,500,000) of notes payable to former stockholders of Ocal Alabama on September 18, 1997.

  Interest Income. Interest income for 1997 was $243,000, which represented a decrease of $32,000 (11.7%) compared to the prior year. During the fourth quarter of 1996, the Company decided to invest excess cash in federally tax-free instruments, which had a lower pre-tax yield than taxable investments which were made during the second and third quarters of 1996.

  Income Tax Expense. Income tax expense for 1997 was $867,000, which represented a decrease of $313,000 (26.5%) compared to the prior year, primarily due to reduced income before income taxes. The Company's effective income tax rate increased to 36.5% for 1997 compared to 33.4% for 1996. In the first quarter of 1996, prior to the Company's Reorganization and IPO, Ocal Alabama and Ocal Data were taxed as S corporations under the provisions of the Internal Revenue Code, and accordingly, no provision was made for federal income taxes for these operations. Subsequent to that date, the Company and all of its subsidiaries became C corporations subject to state and federal income taxes at statutory rates.

  Net Income. Net income for 1997 of $1,508,000 decreased by $848,000 (36.0%) compared to net income for the prior year. The decrease was due primarily to reduced gross margin, partially offset by lower income taxes.

 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net Sales. The Company's net sales for 1996 were $25,000,000, which represented an increase of $115,000 (0.5%) compared to sales of the prior year. Although unit volumes in 1996 increased compared to 1995, there was an offsetting decline in selling prices due to competitive product pricing. The Company lost an account which represented approximately 4% of 1995 sales during 1996, and replaced the lost sales by obtaining new customers with aggressive product pricing.

  Gross Margin. The Company's gross margin for 1996 was $7,859,000, which represented a decrease of $381,000 (4.6%) compared to gross margin of the prior year. The Company's gross margin as a percentage of sales decreased to 31.4% in 1996 from 33.1% in 1995 due to competitive pricing pressures on the Company's net sales, as well as increased costs of raw materials.

  Selling, General and Administrative. SG&A expenses for 1996 were $4,027,000, which represented an increase of $82,000 (2.1%) compared to SG&A expenses of the prior year. The increase was due to certain expenses associated with being a public company, such as public relations costs and directors and officers liability insurance, as well as increased expenses of the in-house marketing group. Overall SG&A expenses as a percentage of net sales increased to 16.1% in 1996 from 15.9% in the prior year.

  Stockholders' Compensation. Stockholders' compensation expenses for 1996 were $313,000, which represented a decrease of $2,493,000 (88.8%) compared to expenses of the prior year. The decrease was due to a reduction in salaries and bonuses paid to those stockholders in 1996. As described in the Overview section above, the 1995 expense includes amounts to facilitate the payment by these stockholders of their personal income taxes, mainly attributable to S corporation income on their personal tax returns.

  Interest Expense. Interest expense for 1996 was $258,000, a reduction of $128,000 (33.2%) compared to the prior year. The reduction was due to the repayment of bank debt with a portion of the cash proceeds from the Company's IPO.

  Interest Income. Interest income for 1996 was $275,000, earned from excess cash proceeds available after the Company's IPO. In 1995, all excess cash from operations was used to pay down the Company's bank debt, and therefore, no interest income was recognized.

  Income Tax Expense. Income tax expense for 1996 was $1,180,000 (an effective rate of 33.4%) compared to $22,000 for the prior year. Prior to the Company's Reorganization and IPO, Ocal Alabama and Ocal Data were taxed as S corporations under the provisions of the Internal Revenue Code, and accordingly, no provision was made for federal income taxes for these operations. Subsequent to that date, the Company and all of its subsidiaries became C corporations subject to state and federal income taxes at statutory rates.

  Net Income. Net income for 1996 was $2,356,000, which represented an increase of $1,275,000 (117.9%) compared to the prior year. The increase was due primarily to reduced stockholders' compensation expense, partially offset by an increased provision for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1998, the Company's debt totaled $1,757,000, which consisted of $1,500,000 in notes payable to former stockholders of Ocal Alabama and $257,000 of notes payable to the Company's major stockholder. These notes are due on March 18, 1999.

  The Company has a revolving bank line of credit, which provides for maximum borrowings of $6,500,000 (subject to certain specified percentages of the Company's accounts receivable and inventories). Interest is payable, at the Company's option, at either the bank's prime interest rate or LIBOR plus 2.0%. At September 30, 1998, the Company had $22,000 outstanding under a standby letter of credit, and no borrowings outstanding under the bank line of credit. The amount of unused credit available under the bank line of credit, based upon the Company's collateral at September 30, 1998, was $5,182,000.

  The Company believes that, in the event the Merger is not consummated, cash provided by operating activities, existing cash and cash equivalents, and available credit will be sufficient to fund future operating and capital cash needs for at least the next 12 to 18 months.

  At September 30, 1998, working capital was $13,267,000, compared to $14,170,000 at December 31, 1997, a decrease of $903,000 (6.4%). The decrease resulted from the reclassification of $1,757,000 principal amount of long-term notes payable to former stockholders of Ocal Alabama and the Company's major stockholder, which are now due in the current period, and reductions in inventory and prepaid expenses of $615,000, offset by an increase of $988,000 in accounts receivable, and an increase in cash (net of increases in accounts payable and accrued liabilities) of $524,000. The Company's days sales outstanding in receivables has increased from approximately 49 days at December 31, 1997 to approximately 52 days at September 30, 1998.

  The Company generated net cash from operating activities of $2,350,000 for the nine months ended September 30, 1998, compared to $1,174,000 in the same period of 1997. The primary sources of operating cash for the nine months ended September 30, 1998 were the Company's net income, increases in accounts payable and accrued expenses and a reduction in inventory, partially offset by an increase in accounts receivable. During the comparable period of 1997, the primary sources of operating cash were the Company's net income and increases in accounts payable and accrued expenses, offset by increases in inventory, accounts receivable and prepaid income taxes.

  Net cash used in investing activities consists of capital expenditures of $553,000 for the nine months ended September 30, 1998, compared to $447,000 in the same period of 1997. The capital expenditures for both periods were for upgrading and expansion of the Company's manufacturing equipment to further automate production processes.

  Net cash used by financing activities was $48,000 for the nine months ended September 30, 1998, compared to $1,861,000 in the same period of 1997. During the first quarter of 1998, the Company repurchased 20,000 shares of treasury stock at a cost of $48,000 under the Company's stock repurchase program. The Company's Board of Directors suspended the stock repurchase program during the second quarter of 1998. During the nine months ended September 30,1997, the Company repaid $1,500,000 principal amount of notes payable to former stockholders of Ocal Alabama which matured on September 18, 1997, paid $300,000 of previously undistributed S corporation earnings after the finalization of Ocal Alabama's March 18, 1996 tax return in February of 1997, and repurchased 20,000 shares of its common stock at a cost of $61,000.

ENVIRONMENTAL CONTINGENCIES

  During preliminary environmental testing conducted on T&B's behalf in connection with its acquisition of the Company, certain contaminants were discovered in and about the soils, surface water and ground water at the Company's Mobile plant. A review of Company records indicated that these materials should not be present as a result of Company processes, and the contaminants may possibly have migrated onto Company property from off-site property or as a result of operations of predecessor owners or operators. Following the discovery of these materials, the Company engaged an environmental consulting firm to perform environmental investigations at the Mobile plant to further determine the scope of the problem. The matter has been reported to ADEM, and ADEM has required the Company to provide an assessment plan for further environmental investigations. ADEM has granted the Company an extension to December 15, 1998 for submitting the assessment plan. ADEM will then review the plan and determine whether any corrective actions will be required.

  In a meeting between the Company's environmental consulting firm and ADEM held on September 3, 1998, ADEM indicated that there would be no requirement to address any of the on-site soil contamination. The Company believes, based upon the opinion of the consulting firm, that ADEM is unlikely to require active remediation of the ground water, and that ADEM will probably require only monitoring of any surface or ground water. However, in the event that ADEM were to require active remediation of the ground water at the Company's Mobile facility, the estimated cost to the Company of implementing the remediation would be approximately $200,000 to $400,000 incurred over a two to three year period, based on the estimates provided to the Company by its environmental consulting firm. Any remediation costs would be funded out of cash and cash equivalents.

  By letter dated October 14, 1998, USEPA issued a general notice letter to Occidental, a subsidiary of the Company, with respect to the Casmalia Disposal Site in Santa Barbara County, California ("Casmalia"). This letter notified Occidental that it was considered by USEPA to be a potentially responsible party with respect to Casmalia by virtue of the fact that it allegedly generated hazardous waste that was disposed of at the site. The letter further advised that Occidental was considered a "de minimis" generator, and that de minimis generators could expect to settle their liability with respect to Casmalia for a payment in the range of $75,000 to $750,000. USEPA anticipates that the proposed settlement will be offered to the de minimis generators during the fourth quarter of 1998, after which such generators will have sixty (60) days to review and approve the offer. The Company is currently reviewing the validity of the claim and believes, based on conversations with USEPA, that it will be able to settle near the lower end of the range (i.e., approximately $120,000). Although the settlement costs could be significant in relation to the Company's results of operations in the period in which they are incurred, they are not expected to have a material adverse effect on the Company's liquidity or consolidated financial position. The Company will pay any settlement costs out of cash and cash equivalents.

IMPACT OF THE YEAR 2000

  The Company is aware of the widely publicized problems associated with computer systems as they relate to the year 2000 (the "Year 2000 Problem"). Many existing computer hardware systems and software applications, and embedded computer chips and software in machinery and equipment use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems, applications and devices could fail or create erroneous results unless corrected so that they can correctly process data related to the year 2000 and beyond.

  During the second half of 1997, the Company conducted a review of its information technology ("IT") and non-IT systems to identify those areas that could be affected by the Year 2000 Problem. The Company's findings in connection with that review, and its remedial and testing efforts relating to the Year 2000 Problem, are as follows:

  IT Systems. The Company's IT systems are composed of a network of personal computers. Most of the operating system and applications software applications used by the Company are recent versions of popular vendor supported, commercially available products, all of which are represented by their vendors to be Year 2000 compliant. Although the Company uses custom software to handle financial, order entry and inventory management functions, this software was modified by the Company's computer consultant in late 1997 to ensure that it would be Year 2000 compliant.

  During 1998, the Company conducted various tests of the operability and interoperability of all business applications as well as all operating system software in a full simulation of the Year 2000. The Company reset the system clock for various dates and tested the processing of date information before and after December 31, 1999, as well as the processing of the Year 2000 as a leap year. These tests were completed successfully.

  Non-IT Systems. The Company identified all of the machinery and equipment used in its manufacturing processes that contain embedded computer chips and software. The Company determined that none of this machinery and equipment contained date-sensitive applications and that the Year 2000 Problem was not a relevant concern in this area.

  Customers and Suppliers. The Company has not, and does not intend to, survey its customers and suppliers as to the state of their Year 2000 readiness. However, the Company's sales representatives are the only third parties who interface with the Company's computer systems, and such communications are limited to the transmission to the Company of order information in non-date sensitive format. In addition, because the Company's customer base is highly diversified (no customer accounts for more than 5% of the Company's sales), and customer orders could be placed by phone or facsimile without significant inconvenience, the Company does not believe that the failure of customers to be Year 2000 compliant poses a significant operational risk to the Company. Likewise, the Company generally places orders for pipes and fittings (the Company's principal raw materials) in bulk and significantly in advance, and such orders are customarily placed via telephone. Therefore, the Company does not believe that the failure of its suppliers to be Year 2000 compliant poses a significant operational risk to the Company.

  The Company's review and remedial and testing activities relating to the Year 2000 Problem, all of which have been completed, were conducted by Company personnel and by the Company's computer consultants under existing service contracts. Therefore, the Company has not been required to make out-of-pocket expenditures in order to address the Year 2000 Problem.

  Although the Company at present does not believe that the Year 2000 Problem poses a significant operational risk to the Company, there can be no assurance that, under certain "worst-case" scenarios, the Company will not be materially and adversely affected by disruptions caused by the Year 2000 Problem. These scenarios could include general disruptions in national or regional transportation infrastructures, or prolonged disruptions at a large number of customers or suppliers (whether caused by failures in their computer systems or by external disruptions). It is impossible for the Company to predict the likelihood of such worst-case scenarios at the present time. The Company will continue to monitor these scenarios and, in the event the Company determines there is a significant risk that any of these scenarios could occur, will develop appropriate contingency plans and procedures in an attempt to minimize the effects of such a scenario.

  To the extent applicable, the foregoing statements are subject to the Year 2000 Information and Readiness Disclosure Act (the "Readiness Act") and are to be regarded as year 2000 readiness disclosure' as that term is defined in the Readiness Act. In the case of a dispute with the Company's suppliers or customers, the Readiness Act may reduce the Company's liability or otherwise affect a potential claimant's legal rights regarding the use or content of any such statements.

                          MARKET PRICES AND DIVIDENDS

  The Company's Common Stock commenced trading on the NASDAQ National Market System under the symbol "OCAL" on March 18, 1996, and no established public trading market existed prior to that date. The following table sets forth for the periods indicated the high and low per share bid prices for the Common Stock as quoted on the Nasdaq National Market. The information set forth below was obtained from the Nasdaq National Market.

                                                                    HIGH   LOW
                                                                   ------ ------
     1996
     ----
     First Quarter................................................ $6.875 $6.250
     Second Quarter...............................................  6.875  5.000
     Third Quarter................................................  5.500  3.063
     Fourth Quarter...............................................  4.000  3.000
     1997
     ----
     First Quarter................................................ $4.250 $3.250
     Second Quarter...............................................  3.938  3.000
     Third Quarter................................................  3.500  2.375
     Fourth Quarter...............................................  3.250  2.375
     1998
     ----
     First Quarter................................................ $2.625 $1.938
     Second Quarter............................................... $2.625 $2.000
     Third Quarter................................................ $2.500 $1.500

  The over-the-counter quotations set forth herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

  As of the close of business on the Record Date, there were 48 holders of record of Common Stock.

  On October 6, 1998, the date preceding public announcement of the execution of the Merger Agreement, the closing sales price of a share of Common Stock on the Nasdaq National Market was $1.75. On December 4, 1998, the latest practicable trading day before the printing of this Proxy Statement, the closing sales price of a share of Common Stock on the Nasdaq National Market was $3.281.

  The Company has not paid any cash dividends on its Common Stock since its formation and does not anticipate paying any such dividends in the foreseeable future.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of the Record Date certain information regarding the beneficial ownership of the Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (for whom addresses are also provided),
(ii) each executive officer and director of the Company and (iii) all executive officers and directors of the Company as a group. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such securities but are not outstanding for computing the percentage of any other person.

  As far as is known to management of the Company, no person owned beneficially more than five percent of the outstanding shares of Common Stock as of the Record Date except as set forth below.

                                                          SHARES
                                                       BENEFICIALLY
                         NAME                             OWNED     PERCENTAGE
                         ----                          ------------ ----------
Ilan Bender(1)........................................  3,066,379      54.0%
Pioneering Management Corporation(2)..................    567,000       9.9%
Carlos V. Espinosa(3).................................    144,109       2.5
Michael R. Peevey(4)..................................     35,000         *
Carlos R. Espinosa(5).................................     17,011         *
William T. Gross(6)...................................     37,000         *
Ronald Costa(7).......................................     35,000         *
Lida R. Frankel(8)....................................     18,000         *
Raymond S. Mackewicz(9)...............................      2,000         *
All Directors and Executive Officers as a group (8
 persons)(10).........................................  3,354,499      57.6%

--------
  * Less than 1%.

 (1) Mr. Ilan Bender is the Company's Chairman of the Board, Chief Executive Officer and President. The address of Mr. Bender is c/o Ocal, Inc., 14538 Keswick Street, Van Nuys, California 91405. Represents shares owned by Mr. Bender individually and Bender Realty Ltd., a California Limited Partnership, the limited partners of which are Mr. Bender, Adina Bender (Mr. Bender's spouse) and entities of which their children and grandchildren, and the spouses of their children, are the direct and indirect owners or beneficiaries. Mr. and Mrs. Bender are the only general partners of Bender Realty Ltd. and each of Mr. and Mrs. Bender may be deemed to be the beneficial owners of the shares held by Bender Realty Ltd. T&B may also be deemed to be the beneficial owner of such shares on account of the voting provisions of the Merger Agreement. The business address of T&B is 8155 T&B Boulevard, Memphis, Tennessee 38125.

 (2) The address of Pioneering Management Corporation is 60 State Street, Boston, Massachusetts 02109-1820. Based upon shares reported by Pioneering Management in its Schedule 13G filed with the SEC on January 22, 1998 and information regarding subsequent trades provided by Pioneering Management to the Company.

 (3) Mr. Carlos V. Espinosa is a director and Vice President of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 12,000 shares of Common Stock.

 (4) Mr. Michael R. Peevey is a director of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 35,000 shares of Common Stock.

 (5) Mr. Carlos R. Espinosa is a director and Vice President of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 5,000 shares of Common Stock.

 (6) Mr. William T. Gross is a director of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 35,000 shares of Common Stock.

 (7) Mr. Ronald Costa is a director of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 35,000 shares of Common Stock.


 (8) Ms. Lida Frankel resigned as the Chief Financial Officer and Secretary of the Company effective November 6, 1998. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 17,000 shares of Common Stock.

 (9) Mr. Raymond S. Mackewicz is a Vice President of the Company. This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 2,000 shares of Common Stock.

(10) This figure includes options currently exercisable or exercisable within 60 days of the Record Date to acquire 141,000 shares of Common Stock.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by the Company with the SEC may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or parts of such materials also may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. The SEC also maintains a Web Site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC. In addition, material filed by the Company may be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                              INDEPENDENT AUDITORS

  Ernst & Young LLP serves as the Company's independent auditors. A representative of Ernst & Young LLP is expected to be present at the Special Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions by Stockholders.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matters before the Special Meeting and as of the date hereof does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should properly come before the Special Meeting, the persons named in the enclosed proxy as proxy appointees will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        /s/ Ilan Bender

                                        Ilan Bender, Secretary
                                        14538 Keswick Street,
                                        Van Nuys, California 91405

                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Income........................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flow........................................ F-6
Notes to Consolidated Financial Statements.................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of Ocal, Inc.

  We have audited the accompanying consolidated balance sheets of Ocal, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ocal, Inc. as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

January 27, 1998
Los Angeles, California

                                   OCAL, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  DECEMBER 31,
                                                 ---------------  SEPTEMBER 30,
                                                  1996    1997        1998
                                                 ------- -------  -------------
                                                                   (UNAUDITED)
                                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents..................... $ 6,619 $ 4,529     $ 6,278
  Accounts receivable, net of allowance for
   doubtful accounts of $122 in 1996, $127 in
   1997, and $98 in 1998........................   2,580   2,751       3,739
  Inventories...................................   6,947   7,760       7,436
  Prepaid expenses and other current assets.....     171     201         102
  Prepaid income taxes..........................     --      253          61
  Deferred income taxes.........................     293     275         232
                                                 ------- -------     -------
    Total current assets........................  16,610  15,769      17,848
Property and equipment, net.....................   1,524   1,819       2,068
Other assets....................................     148      47           7
                                                 ------- -------     -------
    TOTAL ASSETS................................ $18,282 $17,635     $19,923
                                                 ======= =======     =======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable.............................. $ 1,167 $   922     $ 1,910
  Commissions payable...........................     452     534         558
  Accrued expenses..............................     136     143         356
  Income taxes payable..........................      37     --          --
  Distribution payable--stockholders............     300     --          --
  Current maturities of notes payable--stock-
   holders......................................   1,500     --        1,757
                                                 ------- -------     -------
    Total current liabilities...................   3,592   1,599       4,581
Long-term notes payable--stockholders...........   1,757   1,757         --
Deferred income taxes...........................     218     287         263
                                                 ------- -------     -------
    Total liabilities...........................   5,567   3,643       4,844
Commitments and contingencies...................     --      --          --
STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value; 5,000,000
   shares authorized; no shares issued..........     --      --          --
  Common stock, $.001 par value; 15,000,000
   shares authorized;
   5,780,000 shares issued and outstanding in
   1996, 5,704,000 in 1997, and 5,681,000 in
   1998.........................................       6       6           6
  Additional paid-in capital....................  10,708  10,486      10,429
  Retained earnings.............................   2,001   3,509       4,644
  Treasury stock at cost, 3,000 shares in 1997
   and none in 1996 and 1998....................     --       (9)        --
                                                 ------- -------     -------
    Total stockholders' equity..................  12,715  13,992      15,079
                                                 ------- -------     -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.. $18,282 $17,635     $19,923
                                                 ======= =======     =======

        The accompanying notes are an integral part of these statements.

                                   OCAL, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                FOR THE YEARS ENDED      FOR THE NINE MONTHS
                                   DECEMBER 31,          ENDED SEPTEMBER 30,
                              -------------------------  --------------------
                               1995     1996     1997      1997       1998
                              -------  -------  -------  ---------  ---------
                                                             (UNAUDITED)
Net sales.................... $24,885  $25,000  $24,279  $  18,334  $  19,155
Cost of goods sold...........  16,645   17,141   17,628     13,208     13,885
                              -------  -------  -------  ---------  ---------
Gross margin.................   8,240    7,859    6,651      5,126      5,270
Operating expenses:
  Selling, general and admin-
   istrative expenses........   3,945    4,027    3,988      3,040      3,312
  Stockholders' compensa-
   tion......................   2,806      313      347        259        269
                              -------  -------  -------  ---------  ---------
Operating income.............   1,489    3,519    2,316      1,827      1,689
Interest expense.............    (386)    (258)    (184)      (155)       (86)
Interest income..............      --      275      243        192        154
                              -------  -------  -------  ---------  ---------
Income before income taxes...   1,103    3,536    2,375      1,864      1,757
Provision for income taxes...      22    1,180      867        689        622
                              -------  -------  -------  ---------  ---------
Net income................... $ 1,081  $ 2,356  $ 1,508  $   1,175  $   1,135
                              =======  =======  =======  =========  =========
Basic and diluted earnings
 per share................... $  0.33  $  0.45  $  0.26  $    0.20  $    0.20
                              =======  =======  =======  =========  =========
Pro forma net income......... $ 2,158  $ 2,116
                              =======  =======
Pro forma basic and diluted
 earnings per share.......... $  0.66  $  0.14
                              =======  =======
Weighted average shares--ba-
 sic and diluted.............   3,250    5,224    5,762      5,775      5,684
                              =======  =======  =======  =========  =========


        The accompanying notes are an integral part of these statements.

                                   OCAL, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

           FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 AND
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                TREASURY
                          COMMON STOCK   ADDITIONAL               STOCK
                          --------------  PAID-IN   RETAINED  -------------
                          SHARES  AMOUNT  CAPITAL   EARNINGS  SHARES AMOUNT   TOTAL
                          ------  ------ ---------- --------  ------ ------  -------
BALANCE AT DECEMBER 31,
 1994...................  3,250    $ 3    $   711   $ 3,464     --   $ --    $ 4,178
Net income..............    --      --        --      1,081     --     --      1,081
                          -----    ---    -------   -------    ---   -----   -------
BALANCE AT DECEMBER 31,
 1995...................  3,250      3        711     4,545     --     --      5,259
Shares issued in initial
 public offering........  2,530      3      9,997       --      --     --     10,000
Distributions of S
 corporation retained
 earnings to prior S
 corporation
 stockholders...........    --      --        --     (4,900)    --     --     (4,900)
Net income..............    --      --        --      2,356     --     --      2,356
                          -----    ---    -------   -------    ---   -----   -------
BALANCE AT DECEMBER 31,
 1996...................  5,780      6     10,708     2,001     --     --     12,715
Purchases of treasury
 stock..................    --      --        --        --      79    (231)     (231)
Retirements of treasury
 stock..................    (76)    --       (222)      --     (76)    222       --
Net income..............    --      --        --      1,508     --     --      1,508
                          -----    ---    -------   -------    ---   -----   -------
BALANCE AT DECEMBER 31,
 1997...................  5,704      6     10,486     3,509      3      (9)   13,992
Purchases of treasury
 stock (Unaudited)......    --      --        --        --      20     (48)      (48)
Retirements of treasury
 stock (Unaudited)......    (23)    --        (57)      --     (23)     57       --
Net income (Unaudited)..    --      --        --      1,135     --     --      1,135
                          -----    ---    -------   -------    ---   -----   -------
BALANCE AT SEPTEMBER 30,
 1998 (UNAUDITED).......  5,681    $ 6    $10,429   $ 4,644     --   $ --    $15,079
                          =====    ===    =======   =======    ===   =====   =======


        The accompanying notes are an integral part of these statements.

                                   OCAL, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                            FOR THE YEARS ENDED      FOR THE NINE MONTHS ENDED
                               DECEMBER 31,                SEPTEMBER 30,
                          -------------------------  -------------------------
                           1995     1996     1997        1997          1998
                          -------  -------  -------  ------------  ------------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERAT-
 ING ACTIVITIES:
Net income..............  $ 1,081  $ 2,356  $ 1,508  $      1,175  $      1,135
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Depreciation and amor-
   tization.............      306      261      322           235           304
  Deferred income tax-
   es...................      --       (75)      87           133            19
  Changes in assets and
   liabilities:
    Accounts receivable,
     net................     (963)     510     (171)         (564)         (988)
    Inventories.........     (851)     301     (813)       (1,135)          324
    Prepaid expenses and
     other..............      (65)    (137)      71            72           139
    Accounts payable....      808     (908)    (245)        1,311           988
    Commissions pay-
     able...............      138      (24)      82           (44)           24
    Accrued expenses....       18     (162)       7           374           213
    Income taxes........       11       26     (290)         (383)          192
                          -------  -------  -------  ------------  ------------
Net cash provided by op-
 erating activities.....      483    2,148      558         1,174         2,350
CASH FLOWS FROM INVEST-
 ING ACTIVITIES:
Purchases of property
 and equipment..........     (159)    (389)    (617)         (447)         (553)
Repayment by (loan to)
 stockholder and related
 parties................   (1,645)   1,645      --            --            --
                          -------  -------  -------  ------------  ------------
Net cash provided by
 (used in) investing ac-
 tivities...............   (1,804)   1,256     (617)         (447)         (553)
CASH FLOWS FROM FINANC-
 ING ACTIVITIES:
Borrowings from (repay-
 ment of) notes pay-
 able--bank.............    4,959   (5,802)     --            --            --
Repayment of notes pay-
 able--supplier.........     (700)     --       --            --            --
Repayment of notes pay-
 able--related parties..   (2,400)     --       --            --            --
Net proceeds from (costs
 of) issuance of common
 stock..................     (490)  10,490      --            --            --
Purchases of treasury
 stock..................      --       --      (231)          (61)          (48)
Distribution of S
 corporation retained
 earnings to prior
 S corporation
 stockholders                 --    (4,900)    (300)         (300)          --
Additions to (repayment
 of) notes payable--
 stockholders...........      --     3,300   (1,500)       (1,500)          --
                          -------  -------  -------  ------------  ------------
Net cash provided by
 (used in) financing ac-
 tivities...............    1,369    3,088   (2,031)       (1,861)          (48)
                          -------  -------  -------  ------------  ------------
Net increase (decrease)
 in cash and cash equiv-
 alents.................       48    6,492   (2,090)       (1,134)        1,749
Cash and cash equiva-
 lents at beginning of
 year...................       79      127    6,619         6,619         4,529
                          -------  -------  -------  ------------  ------------
Cash and cash equiva-
 lents at end of year...  $   127  $ 6,619  $ 4,529  $      5,485  $      6,278
                          =======  =======  =======  ============  ============
Supplemental disclosure
 of cash flow informa-
 tion:
  Cash paid during the
   year for:
    Interest............  $   416  $   242  $   192  $        163  $         73
    Income taxes........  $    24  $ 1,229  $ 1,040  $        908  $        428

        The accompanying notes are an integral part of these statements.

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) Basis of Presentation: Concurrent with the closing of the Company's initial public offering of common stock on March 18, 1996 (Note 4), all of the outstanding capital stock of OCAL, Incorporated ("Ocal Alabama"), Occidental Coating Company ("Occidental"), Ocal Data Company ("Ocal Data"), and Ocal Transport Co. ("Ocal Transport") was acquired by the Company through capital contributions by their respective prior stockholders in exchange for an aggregate of 3,250,000 shares of the Company's common stock (the "Reorganization"). The Company's Chairman, CEO and President was the sole or majority stockholder of each of the contributed companies and is the 53.8% stockholder of the Company as of December 31, 1997.

  The accounts of Ocal Alabama, Occidental, Ocal Data and Ocal Transport are included in the accompanying consolidated financial statements of the Company on their historical basis. The stockholders' equity section of the consolidated financial statements for prior periods has been retroactively restated from that reported in the Registration Statement and Prospectus related to the Company's initial public offering to reflect the Company's capital structure and the Reorganization with the common stock of these entities classified as paid-in capital.

  All significant intercompany accounts and transactions have been eliminated in consolidation.

  (B) Description of Business: The Company manufactures PVC-coated rigid steel conduit, elbows and fittings which are sold principally in the United States to distributors who resell the products for ultimate use principally in new construction or as replacement parts.

  (C) Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (D) Cash and Cash Equivalents: At December 31, 1997, cash equivalents include highly liquid investments of approximately $4,200,000 invested primarily in tax-exempt municipal securities and high-grade commercial paper. These investments are stated at cost which approximates fair value. The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents.

  (E) Inventories: Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of the following (amounts in thousands):

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1996   1997      1998
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Raw materials.................................... $3,038 $3,344    $3,773
   Finished goods...................................  3,909  4,416     3,663
                                                     ------ ------    ------
                                                     $6,947 $7,760    $7,436
                                                     ====== ======    ======

  (F) Property and Equipment: Property and equipment are recorded at cost and are depreciated using the straight-line method over the following estimated useful lives:

   Galvanizer...........................................                20 years
   Other manufacturing equipment and molds..............                 7 years
   Office equipment.....................................               5-7 years
   Vehicles.............................................                 3 years
   Leasehold improvements............................... Remaining life of lease

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  (G) Revenue Recognition: The Company recognizes revenue from product sales to customers upon shipment. The Company warrants its products against defects for six years and has policies permitting customers to return products under certain circumstances. In addition, certain of the Company's distributors and agents are entitled to rebates upon attaining specified sales levels. A provision has been made for the estimated amount of product returns and rebates that may occur under these programs.

  (H) Income Taxes: The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

  Prior to the Reorganization, Ocal Alabama had elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, Ocal Alabama did not pay federal or state corporate income taxes on its taxable income. Instead, the stockholders were liable for federal and state income taxes on Ocal Alabama's taxable income. The State of California adopted the provisions of the S corporation election but charged a franchise tax at the corporate level. In connection with the Company's initial public offering, Ocal Alabama's Subchapter S election was terminated, and accordingly, the Company then became subject to federal and state income taxes. For information purposes, the pro forma financial information (see Note
3) includes pro forma amounts for the income taxes that would have been recorded as if all of the Company's income during the pro forma periods presented were taxed at C corporation rates.

  (I) Fair Value of Financial Instruments: The carrying values of the Company's financial instruments, which consist of cash and cash equivalents and notes payable--stockholders, approximate their fair values.

  (J) Reclassifications: Certain previously reported amounts have been reclassified to conform to the current period presentation.

  (K) New Accounting Standard: In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share," which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts presented have been recalculated to comply with Statement 128's requirements, which did not change amounts previously reported. The effect of adopting Statement 128 was not material.

  (L) Results of Operations: The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the full year ending December 31, 1998.

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2. EARNINGS PER SHARE

  The following table sets forth the computation of basic and diluted earnings per share (amounts in thousands, except per share data):

                                      FOR THE YEARS ENDED  FOR THE NINE MONTHS
                                          DECEMBER 31,     ENDED SEPTEMBER 30,
                                      -------------------- -------------------
                                       1995   1996   1997    1997      1998
                                      ------ ------ ------ --------- ---------
                                                               (UNAUDITED)
Numerator: Net income for basic and
 diluted earnings per share.......... $1,081 $2,356 $1,508 $   1,175 $   1,135
Denominator:
  Weighted average shares............  3,250  5,224  5,762     5,775     5,684
Effect of dilutive securities:
  Warrants...........................    --     --     --        --        --
  Stock options......................    --     --     --        --        --
                                      ------ ------ ------ --------- ---------
Dilutive potential common shares.....    --     --     --        --        --
Denominator for basic and diluted
 earnings per share..................  3,250  5,224  5,762     5,775     5,684
                                      ====== ====== ====== ========= =========
Basic and diluted earnings per
 share............................... $ 0.33 $ 0.45 $ 0.26 $    0.20 $    0.20
                                      ====== ====== ====== ========= =========

  For additional disclosures regarding the stock options and warrants, see
Note 8. All options and warrants were excluded from the computation of diluted earnings per share because the exercise prices for both the options and warrants were greater than the average market price of the common shares during the relevant periods, and therefore, the effect would be antidilutive.

3. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The pro forma financial information is prepared on a basis consistent with pro forma information disclosed in the Registration Statement and Prospectus related to the Company's initial public offering. The pro forma financial information includes adjustments (i) to reduce stockholders' compensation expense, relating to salaries and bonuses paid to certain stockholders, by $2,493,000 for the year ended December 31, 1995, and (ii) to provide for related income taxes as if all of the Company's income during the pro forma periods presented were taxed at C corporation rates based upon pro forma income before income taxes. Reconciliations between historical and pro forma results of operations follow (in thousands except per share amounts):

                                                                FOR THE YEARS
                                                                    ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1995    1996
                                                                ------  -------
Income before income taxes..................................... $1,103  $ 3,536
Pro forma adjustments (described above)
(i)  Stockholders' compensation................................  2,493   --
                                                                ------  -------
Pro forma income before income taxes...........................  3,596    3,536
(ii) Tax provision............................................. (1,438)  (1,420)
                                                                ------  -------
Pro forma net income........................................... $2,158  $ 2,116
                                                                ======  =======
Pro forma basic and diluted earnings per share................. $ 0.66  $  0.41
                                                                ======  =======
Weighted average shares outstanding............................  3,250    5,224
                                                                ======  =======

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. INITIAL PUBLIC OFFERING

  On March 18, 1996, the Company completed the initial public offering of 2,200,000 shares of its common stock at a price of $5.00 per share. On April 25, 1996, the underwriters exercised their overallotment option by purchasing an additional 330,000 shares of the Company's common stock at a price of $5.00 per share. After underwriters' discounts, commissions and expenses, the net proceeds of the offering and overallotment exercise to the Company were $10,000,000.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (amounts in thousands):

                                                 DECEMBER 31,
                                                ----------------  SEPTEMBER 30,
                                                 1996     1997        1998
                                                -------  -------  -------------
                                                                   (UNAUDITED)
   Machinery and equipment....................  $ 1,556  $ 2,015     $ 2,413
   Office equipment...........................      365      377         323
   Leasehold improvements.....................      311      321         321
   Molds......................................      429      528         683
   Vehicles...................................      148      178         139
                                                -------  -------     -------
                                                  2,809    3,419       3,879
   Less accumulated depreciation and amortiza-
    tion......................................   (1,285)  (1,600)     (1,811)
                                                -------  -------     -------
   Property and equipment--net................  $ 1,524  $ 1,819     $ 2,068
                                                =======  =======     =======

6. REVOLVING BANK LINE OF CREDIT

  The Company has a revolving bank line of credit with SouthTrust Bank, National Association that expires July 31, 2000 and provides for maximum borrowings of $6,500,000 (subject to certain specified percentages of the Company's accounts receivable and inventories). The related credit agreement requires the maintenance of certain financial ratios and tangible net worth amounts and provides for various restrictions, including limitations on capital expenditures, additional indebtedness, salaries of certain officers of the Company, and payment of dividends by the Company. Interest on borrowings outstanding under the bank line is based, at the Company's option, on the London Interbank Offered Rate ("LIBOR") or the bank's prime rate (8.5% at December 31, 1997). At December 31, 1997, the annual interest rate based on the LIBOR pricing option was LIBOR plus 2.0%, and the annual interest rate based on the prime rate was prime. At December 31, 1997, there were no borrowings outstanding under the bank line of credit, and the amount of unused credit available, based upon the Company's collateral, was $4,861,000.

  At September 30, 1998, the Company had $22,000 outstanding under a standby letter of credit, and no borrowings outstanding under the bank line of credit. The amount of unused credit available under the bank line of credit, based upon the Company's collateral at September 30, 1998, was $5,182,000. (UNAUDITED)

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7. TRANSACTIONS WITH RELATED PARTIES

 Notes payable

  Notes payable--stockholders consist of the following (amounts in thousands):

                                                    DECEMBER 31,
                                                    ------------- SEPTEMBER 30,
                                                     1996   1997      1998
                                                    ------ ------ -------------
                                                                   (UNAUDITED)
   6.5% unsecured note payable to majority
     stockholder of the Company, due on
     March 18, 1999................................ $  257 $  257    $  257
   6.5% unsecured notes payable due to former
    stockholders of Ocal Alabama--see (ii) below...  3,000  1,500     1,500
                                                    ------ ------    ------
     Total.........................................  3,257  1,757     1,757
   Less portion due within one year................  1,500    --      1,757
                                                    ------ ------    ------
   Long-term portion............................... $1,757 $1,757    $  --
                                                    ====== ======    ======

  As part of the Reorganization on March 18, 1996, Ocal Alabama declared a distribution to its then stockholders in an amount of $4,600,000, which was an estimate of all of its undistributed S corporation retained earnings as of that date. The distribution by the Company on Ocal Alabama's behalf was paid as follows:

    (i) $1,600,000 was paid in cash on March 25, 1996; and

    (ii) $3,000,000 in notes payable were issued to the stockholders of Ocal Alabama, bearing interest at the rate of 6.5% per annum. On September 18, 1997, $1,500,000 principal amount of the notes were repaid in cash, and the remaining $1,500,000 principal amount of the notes are payable on March 18, 1999.

  The amount of undistributed S corporation retained earnings as of March 18, 1996 was finalized as $4,900,000 after Ocal Alabama's income tax return for the period from January 1, 1996 through March 18, 1996 was completed. The additional $300,000 of undistributed S corporation retained earnings, classified as a distribution payable to stockholders, was paid in cash to former stockholders in February 1997 and reflected in current liabilities at December 31, 1996.

 Other

  The Company's corporate office is leased (at an annual rent of $36,000) from a partnership in which the Company's majority stockholder is the general partner, and the lease expires on December 31, 1998.

 Summary

  Amounts of these related party transactions charged to expense are as follows (amounts in thousands):

                                               FOR THE YEARS      FOR THE
                                                   ENDED      NINE MONTHS ENDED
                                                DECEMBER 31,    SEPTEMBER 30,
                                               -------------- -----------------
                                               1995 1996 1997   1997     1998
                                               ---- ---- ---- -------   -------
                                                                 (UNAUDITED)
      Rent expense............................ $66  $ 36 $ 36  $  27     $ 27
      Interest expense........................ $88  $170 $184  $ 155     $ 86

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. CAPITAL STOCK

 Preferred Stock

  The Company's Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, in series, to fix dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and to increase or decrease the number of shares in any series. No preferred stock is currently outstanding, and the Company has no present plans to issue any preferred stock. Specific rights granted to future holders of preferred stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current stockholders.

 Stock Options

  In August 1995, the Board of Directors adopted, and the stockholders of the Company approved, the Ocal, Inc. 1995 Stock Option Plan (the "Plan"). The Plan provides for the award of incentive stock options to employees and the award of non-qualified stock options to employees, independent contractors, directors and consultants. The Company reserved 400,000 shares of Common Stock under the Plan. Options to purchase Common Stock are generally conditioned upon continued employment or service to the Company, expire from five to ten years after the grant date, and become exercisable commencing with the first anniversary date of the grant. Stock options under the Plan are granted at prices not less than the fair market value on the date of the grant.

  There were no options outstanding prior to the Company's initial public offering on March 18, 1996. The following is a summary of stock option activity under the Plan:

                                                 1997              1996
                                           ----------------- -----------------
                                                    WEIGHTED          WEIGHTED
                                           NUMBER   AVERAGE  NUMBER   AVERAGE
                                             OF     EXERCISE   OF     EXERCISE
                                           SHARES    PRICE   SHARES    PRICE
                                           -------  -------- -------  --------
   Outstanding, beginning of year......... 105,000   $5.32       --    $ --
   Granted................................  60,500   $3.19   108,000   $5.31
   Expired or canceled.................... (10,000)  $5.00    (3,000)  $5.00
                                           -------           -------
   Outstanding, end of year............... 155,500   $4.51   105,000   $5.32
                                           =======           =======
   Exercisable at year-end................  31,667   $5.36    10,000   $5.00
                                           =======           =======
   Available for grant.................... 244,500           295,000
                                           =======           =======
   Weighted-average fair value of options
    granted during the year...............           $1.46             $2.50

  The 155,500 options outstanding at December 31, 1997 have a weighted average remaining contractual life of 8.89 years and the exercise prices range from $3.19 to $5.94 per share.

  On February 17, 1998, the Stock Option Committee of the Company's Board of Directors passed a resolution to cancel all of the outstanding options under the Plan and replace them with new option grants, effective February 18, 1998. The new options expire ten years after the grant date, maintain the original vesting schedule of the options they replace, and have an exercise price of $2.375 per share.

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. CAPITAL STOCK (CONTINUED)

 Pro Forma Fair Value Disclosures

  The Company accounts for its stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, no compensation expense related to these plans has been recognized in the Company's financial statements. The table below sets out the pro forma amounts of net income and net income per share that would have resulted if the Company accounted for its stock options under the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and excludes the effects of the above-mentioned cancellation and replacement of options (in thousands except per share amounts):

                                                                   1997   1996
                                                                  ------ ------
     Net income as reported...................................... $1,508 $2,356
     Net income--pro forma.......................................  1,435  2,310
     Primary and diluted earnings per share--as reported.........   0.26   0.45
     Primary and diluted earnings per share--pro forma........... $ 0.25 $ 0.44

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                        1997           1996
                                                   -------------- --------------
     Expected dividend yield......................          0.00%          0.00%
     Expected stock price volatility..............          43.0%          46.4%
     Risk-free interest rate......................          5.70%          6.70%
     Expected life of options.....................        5 years        5 years
     Vesting assumption........................... 33.3% per year 33.3% per year

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's stock options have characteristics significantly different from those of traded options such as vesting restrictions and extremely limited transferability. In addition, the assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its stock options.

  Pro forma net income and earnings per share are the same as reported amounts prior to 1996, as no stock options were granted until the initial public offering on March 18, 1996. Because options generally vest over three years and new option grants are generally made each year, the pro forma amounts shown above may not be representative of the pro forma effect on reported net income in future years.

 Warrants

  At December 31, 1997, warrants to purchase up to 220,000 shares of Common Stock were outstanding. These warrants were issued to underwriters in connection with the Company's initial public offering, and are exercisable for a period of four years commencing March 18, 1997 at an exercise price of $6.50 per share.

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9. INCOME TAXES

  Through March 18, 1996, the date of the Reorganization and the Company's initial public offering, Ocal Alabama and Ocal Data had elected to be taxed as S corporations under the provisions of the Internal Revenue Code. Pursuant to such elections, stockholders of these companies included their proportionate share of the taxable income of these companies in their personal tax returns. Accordingly, no provision for federal income taxes was required or provided for the operations of Ocal Alabama and Ocal Data through March 18, 1996. The State of California adopted the provisions of the S corporation election but charged a franchise tax at the corporate level. As of March 18, 1996, as a result of the Reorganization, the Company and all of its subsidiaries became C corporations subject to state and federal income taxes at statutory rates. Such income taxes are provided on the results of operations in the accompanying consolidated statements of income for the year ended December 31, 1997 and the period from March 18, 1996 through December 31, 1996.

  The components of the provision for income taxes are as follows (amounts in thousands):

                                       FOR THE YEARS ENDED   FOR THE NINE MONTHS
                                           DECEMBER 31,      ENDED SEPTEMBER 30,
                                       --------------------  -------------------
                                        1995   1996    1997    1997      1998
                                       ------ -------  ----  --------- ---------
                                                                 (UNAUDITED)
   Current:
     Federal.......................... $  --  $   960  $ 581 $     476 $     550
     State............................     22     305    155       113       107
                                       ------ -------  ----- --------- ---------
                                           22   1,265    736       589       657
   Deferred:
     Federal..........................    --      (90)   113        82        28
     State............................    --        5     18        18         7
                                       ------ -------  ----- --------- ---------
                                          --      (85)   131       100        35
                                       ------ -------  ----- --------- ---------
   Total.............................. $   22 $ 1,180  $ 867 $     689 $     692
                                       ====== =======  ===== ========= =========

  The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's effective income tax rate is as follows:

                                   FOR THE YEARS
                                  ENDED DECEMBER        FOR THE NINE MONTHS
                                        31,             ENDED SEPTEMBER 30,
                                  -------------------   -------------------
                                  1995    1996   1997     1997        1998
                                  -----   ----   ----   ---------   ---------
                                                            (UNAUDITED)
   Expected tax at U.S. federal
    statutory rate..............   34.0 % 34.0 % 34.0 %      34.0 %      34.0 %
   State and local income taxes,
    net of U.S. federal bene-
    fit.........................    2.0    5.8    4.7         4.6         3.8
   Tax exempt interest income...    --    (0.3)  (2.3)       (3.4)       (4.3)
   Exclusion of statutory taxes
    on income prior to
    Reorganization..............  (34.0)  (6.7)   --          --          --
   Other........................    --     0.6    0.1         1.8         1.9
                                  -----   ----   ----   ---------   ---------
                                    2.0 % 33.4 % 36.5 %      37.0 %      35.4 %
                                  =====   ====   ====   =========   =========

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9. INCOME TAXES (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the reported amounts of certain assets and liabilities in the Company's financial statements and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     DECEMBER 31,
                                                     ------------- SEPTEMBER 30,
                                                      1996   1997      1998
                                                     ------ ------ -------------
                                                                    (UNAUDITED)
   Deferred tax assets:
     Receivables valuation.......................... $  126 $  138     $119
     Inventory valuation............................     51    --       --
     State franchise taxes..........................    105     75       54
     Accrued commissions payable....................    --      35       47
     Other..........................................     11     27       12
                                                     ------ ------     ----
       Total deferred tax assets.................... $  293 $  275     $232
                                                     ====== ======     ====
   Deferred tax liability--depreciation............. $  218 $  287     $263
                                                     ====== ======     ====

10. STOCKHOLDERS' COMPENSATION

  Stockholders' compensation in 1995 includes amounts distributed to former stockholders of Ocal Alabama to facilitate the payment of their personal income taxes which include the taxable income of Ocal Alabama for those years as a result of its election of S corporation status.

11. LEASE COMMITMENTS

  The Company leases its manufacturing facilities under an agreement expiring on December 31, 2001. The lease for the manufacturing facilities contains certain rent escalation clauses based upon changes in the Consumer Price Index and provides the Company with an option to extend the lease through December 31, 2002. The Company's majority stockholder has personally guaranteed the lease obligation for the manufacturing facilities. The Company's corporate office is leased from a partnership in which the Company's majority stockholder is the general partner (see Note 7), and the expiration date of that lease is December 31, 1998. The Company also leases autos under various agreements expiring in 2000. Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows (amounts in thousands):

       YEARS ENDED DECEMBER 31,
       ------------------------
           1998............................................................ $235
           1999............................................................  178
           2000............................................................  168
           2001............................................................  148
           Thereafter......................................................  --
                                                                            ----
           Total........................................................... $729
                                                                            ====

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. LEASE COMMITMENTS (CONTINUED)

  Rent expense was as follows (amounts in thousands):

       YEARS ENDED DECEMBER 31,
       ------------------------
           1997.......................................................    $199
           1996.......................................................     196
           1995.......................................................     167
       NINE MONTHS ENDED SEPTEMBER 30,
       -------------------------------
                                                                       (UNAUDITED)
           1998.......................................................    $138
           1997.......................................................     153

  Included in rent expense are amounts paid to a partnership for rental of the Company's corporate office in the amounts indicated in Note 7.

12. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company places its cash equivalents with high credit quality institutions.

  The primary users of the Company's products are electrical contractors and large industrial companies that obtain such products through a group of approximately 700 distributors and resellers who purchase the products directly from the Company. Credit is extended to these distributors and resellers based upon an evaluation of the customer's financial condition, and collateral is generally not required. Management does not believe significant credit risk exists at December 31, 1997.

  The Company's four largest customers are multiple location distributors. These customers are comprised of chains of individual distributors who make independent purchasing decisions. In 1997, sales to one customer represented 10.2% of the Company's net sales. During 1996, sales to any individual customer did not exceed 10% of the Company's net sales. During 1995, there were two individual customers that represented 15.3% and 11.4%, respectively, of the Company's net sales. Management believes that the loss of any of these distributors would not have a material adverse effect on the Company.

13. COMMITMENTS AND CONTINGENCIES

  The Company is a party to various lawsuits arising in the ordinary course of business. The Company does not believe that the outcome of any of these lawsuits will have a material adverse effect on the Company's business or financial condition.

                                  OCAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Summarized quarterly financial data for 1998, 1997 and 1996 follow (in thousands of dollars except for per share amounts):

                                         FIRST  SECOND   THIRD  FOURTH
                                        QUARTER QUARTER QUARTER QUARTER  YEAR
                                        ------- ------- ------- ------- -------
1998
Net sales.............................. $6,104  $6,431  $6,620
Gross profit...........................  1,646   1,648   1,976
Net income.............................    298     303     534
Basic and diluted earnings per share...    .05     .05     .09
1997
Net sales.............................. $5,527  $6,350  $6,457  $5,945  $24,279
Gross profit...........................  1,574   1,760   1,792   1,525    6,651
Net income.............................    286     402     487     333    1,508
Basic and diluted earnings per share...    .05     .07     .08     .06      .26
1996
Net sales.............................. $5,721  $6,011  $7,193  $6,075  $25,000
Gross profit...........................  1,821   1,891   2,172   1,975    7,859
Net income.............................    639     540     612     565    2,356
Pro forma net income...................    499     540     612     465    2,116
Basic and diluted earnings per share...    .18     .09     .11     .10      .45
Pro forma earnings per share...........    .14     .09     .11     .08      .41

  The pro forma financial information is prepared on a basis consistent with pro forma information appearing in the Registration Statement and Prospectus related to the Company's initial public offering. The pro forma financial information includes an adjustment to provide related income taxes as if all of the Company's income prior to the IPO had been taxed at C corporation rates based upon income before income taxes. The above earnings per share amounts have been recalculated to comply with Statement of Financial Accounting Standards No. 128, "Earnings per Share," which did not change amounts previously reported.

15. EVENTS SUBSEQUENT TO SEPTEMBER 30, 1998 (UNAUDITED)

  On October 7, 1998, the Company announced that it has entered into a definitive acquisition agreement under which it will be acquired by Thomas & Betts Corporation. This acquisition is subject to approval by the Company's stockholders and to review under the Hart-Scott-Rodino Act.

  By letter dated October 14, 1998, the United States Environmental Protection Agency ("USEPA") issued a general notice letter to Occidental, a subsidiary of the Company, with respect to the Casmalia Disposal Site in Santa Barbara County, California ("Casmalia"). This letter notified Occidental that it was considered by USEPA to be a potentially responsible party with respect to Casmalia by virtue of the fact that it allegedly generated hazardous waste that was disposed of at the site. The letter further advised that Occidental was considered a "de minimis" generator, and that de minimis generators could expect to settle their liability with respect to Casmalia for a payment in the range of $75,000 to $750,000. USEPA anticipates that the proposed settlement will be offered to the de minimis generators during the fourth quarter of 1998, after which such generators will have sixty (60) days to review and approve the offer. The Company is currently reviewing the validity of the claim and, based on conversations with USEPA, believes that it will be able to settle near the lower end of the range (i.e., approximately $120,000). Although the settlement costs could be significant in relation to the Company's results of operations in the period in which they are incurred, they are not expected to have a material adverse effect on the Company's liquidity or consolidated financial position.

                                                                         ANNEX A


                       AGREEMENT AND PLAN OF MERGER AMONG
                          THOMAS & BETTS CORPORATION,
                            OCAL ACQUISITION CORP.,
                                   OCAL, INC.
                                      AND
                            CERTAIN STOCKHOLDERS OF
                                   OCAL, INC.

                                OCTOBER 6, 1998

                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                    NO.
                                                                                   ----
ARTICLE I      DEFINITIONS........................................................   1
  Section 1.1  Certain Matters of Construction....................................   1
  Section 1.2  Cross Reference Table..............................................   2
  Section 1.3  Certain Definitions................................................   3
ARTICLE II     THE MERGER.........................................................   8
  Section 2.1  Constituent Corporations, Surviving Corporation and Name of
                Surviving Corporation.............................................   8
  Section 2.2  The Merger.........................................................   8
  Section 2.3  Charter and By-Laws................................................   9
  Section 2.4  Directors and Officers.............................................   9
  Section 2.5  Effective Time.....................................................   9
ARTICLE III    CONVERSION OF OCAL SHARES..........................................   9
  Section 3.1  Manner of Converting Ocal Shares...................................   9
  Section 3.2  Exchange of Certificates for Cash..................................  10
  Section 3.3  Dissenting Shares..................................................  10
ARTICLE IV     THE CLOSING........................................................  11
  Section 4.1  Time and Place of Closing..........................................  11
  Section 4.2  Deliveries.........................................................  11
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE MAJOR SECURITYHOLDERS........  12
  Section 5.1  Authority of Such Major Securityholder.............................  12
  Section 5.2  Enforceability.....................................................  12
  Section 5.3  Non-Contravention..................................................  12
  Section 5.4  Title..............................................................  13
  Section 5.5  Brokers............................................................  13
ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF OCAL.............................  13
  Section 6.1  Corporate Matters, etc. ...........................................  13
  Section 6.2  Ocal Reports.......................................................  14
  Section 6.3  Liabilities........................................................  15
  Section 6.4  Assets.............................................................  15
  Section 6.5  Intellectual Property Rights.......................................  17
  Section 6.6  Accounts...........................................................  17
  Section 6.7  Certain Contractual Obligations....................................  17
  Section 6.8  Insurance..........................................................  18
  Section 6.9  Transactions with Affiliates.......................................  18
  Section 6.10 Compliance with Laws...............................................  19
  Section 6.11 Tax Matters........................................................  19
  Section 6.12 No Illegal Payments................................................  20
  Section 6.13 Employee Benefit Plans.............................................  21
  Section 6.14 Environmental Matters..............................................  22
  Section 6.15 Employment Relations...............................................  22
  Section 6.16 Litigation.........................................................  23
  Section 6.17 Customers and Suppliers............................................  23
  Section 6.18 Warranties and Returns.............................................  23

                                                                                   PAGE
                                                                                    NO.
                                                                                   ----
  Section 6.19  Disclosure.........................................................  24
  Section 6.20  Brokers............................................................  24
ARTICLE VII     REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES...............  24
  Section 7.1   Corporate Matters..................................................  24
  Section 7.2   Authorization and Enforceability...................................  24
  Section 7.3   Non-Contravention..................................................  25
  Section 7.4   Litigation.........................................................  25
  Section 7.5   Sufficient Funds...................................................  25
  Section 7.6   Brokers............................................................  25
  Section 7.7   Disclosure.........................................................  25
ARTICLE VIII    CERTAIN AGREEMENTS OF THE PARTIES..................................  25
  Section 8.1   No Solicitation of Other Offers....................................  25
  Section 8.2   Access to Premises and Information.................................  26
  Section 8.3   Confidentiality Covenant of the Buying Parties.....................  26
  Section 8.4   Operation of Business in the Ordinary Course.......................  27
  Section 8.5   Certain Notices....................................................  27
  Section 8.6   Preparation for Closing............................................  28
  Section 8.7   SEC Filings........................................................  29
  Section 8.8   Preparation of Transaction Balance Sheet...........................  29
  Section 8.9   Directors' and Officers' Insurance and Indemnification.............  30
  Section 8.10  Expenses of Transaction............................................  30
  Section 8.11  Further Assurances.................................................  30
ARTICLE IX      CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYING PARTIES........  31
  Section 9.1   Representations, Warranties and Covenants of Major Securityholders.  31
  Section 9.2   Representations, Warranties and Covenants of Company...............  31
  Section 9.3   Dissenting Shares..................................................  31
  Section 9.4   Closing Agreements.................................................  32
  Section 9.5   Legality...........................................................  32
  Section 9.6   Consents...........................................................  32
  Section 9.7   Preparation of Transaction Balance Sheet...........................  32
  Section 9.8   Merger.............................................................  32
  Section 9.9   Opinion of Counsel.................................................  32
  Section 9.10  Regulatory Consents................................................  32
  Section 9.11  General............................................................  32
ARTICLE X       CONDITIONS TO THE OBLIGATION TO CLOSE OF OCAL AND THE MAJOR
                 SECURITYHOLDERS...................................................  33
  Section 10.1  Representations, Warranties and Covenants..........................  33
  Section 10.2  Closing Agreements.................................................  33
  Section 10.3  Legality...........................................................  33
  Section 10.4  Consents...........................................................  33
  Section 10.5  Preparation of Transaction Balance Sheet...........................  33
  Section 10.6  Merger.............................................................  33
  Section 10.7  Opinion of Counsel.................................................  33
  Section 10.8  Guaranty...........................................................  34
  Section 10.9  Regulatory Consents................................................  34
  Section 10.10 General............................................................  34

                                                                                   PAGE
                                                                                    NO.
                                                                                   ----
ARTICLE XI      CONSENT TO JURISDICTION; JURY TRIAL WAIVER.........................  34
  Section 11.1  Consent to Jurisdiction............................................  34
  Section 11.2  Waiver of Jury Trial...............................................  34
ARTICLE XII     TERMINATION........................................................  35
  Section 12.1  Termination of Agreement...........................................  35
  Section 12.2  Break-up Fee.......................................................  36
  Section 12.3  Effect of Termination..............................................  36
ARTICLE XIII    MISCELLANEOUS......................................................  36
  Section 13.1  Entire Agreement; Waivers..........................................  36
  Section 13.2  Amendment or Modification..........................................  36
  Section 13.3  Nonsurvival of Representations and Warranties......................  36
  Section 13.4  Independence of Representations and Warranties.....................  36
  Section 13.5  Schedules; Listed Documents........................................  37
  Section 13.6  Severability.......................................................  37
  Section 13.7  Successors and Assigns.............................................  37
  Section 13.8  Notices............................................................  37
  Section 13.9  Public Announcements...............................................  38
  Section 13.10 Headings...........................................................  38
  Section 13.11 Third Party Beneficiaries..........................................  38
  Section 13.12 Counterparts.......................................................  38
  Section 13.13 Governing Law......................................................  38

EXHIBITS
--------
Exhibit A--List of Major Securityholders....................................  40
Exhibit B--Securityholders Agreement
Exhibit C--Opinion of Counsel to Ocal and Major Securityholders
Exhibit D--Opinion of Counsel to T&B
Exhibit E--Consulting Agreement
Exhibit F--Guaranty

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of the 6th day of October, 1998, among Ocal Acquisition Corp., a Delaware corporation ("Acquisition Subsidiary"), Thomas & Betts Corporation, a Tennessee corporation ("T&B"; each of T&B and Acquisition Subsidiary being sometimes referred to herein as a "Buying Party" and collectively as the "Buying Parties"), Ocal, Inc., a Delaware corporation ("Ocal"), and each of the holders of securities issued by Ocal signatory hereto and identified in Exhibit A hereto (each such holder being sometimes referred to herein as a "Major Securityholder" and collectively as the "Major Securityholders").

                                   RECITALS

  A. The Boards of Directors of T&B and Ocal have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, a strategic combination between Ocal and T&B upon the terms and subject to the conditions set forth in this Agreement and in the Certificate of Merger (as hereinafter defined).

  B. It is intended that the strategic combination be accomplished by a merger of the Acquisition Subsidiary with and into Ocal (the "Merger"), with Ocal being the surviving corporation.

  C. Each Major Securityholder is the record and beneficial owner of the securities of Ocal indicated opposite such Major Securityholder's name in Exhibit A hereto. Such Major Securityholder has agreed to vote the shares of Ocal Common Stock (as hereinafter defined) beneficially owned by it in favor of the adoption of this Agreement and the Merger, subject to the terms and conditions provided for herein.

                                   AGREEMENT

  Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  Section 1.1. Certain Matters of Construction. In addition to the definitions referred to as set forth below in this Section 1:

    (a) The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

    (b) The word "Parties" shall refer to Ocal, the Major Securityholders and the Buying Parties, collectively.

    (c) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

    (d) Accounting terms used herein and not otherwise defined herein are used herein as defined by Generally Accepted Accounting Principles (as hereinafter defined).

    (e) All references in this Agreement to any Section shall, unless the context otherwise requires, be deemed to be a reference to a Section of this Agreement.

    (f) All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule, as the case may be, to this Agreement, all of which are made a part of this Agreement.

    (g) Unless otherwise specified, all references to "dollars" or "$" shall be deemed to be a reference to currency of the United States of America.

    (h) Whenever a representation or warranty is stated to be based on the "knowledge of Ocal", "knowledge of the Company", "Ocal's knowledge", "the Company's knowledge" or a similar qualification, such phrase refers to whether the chief executive officer, the chief financial officer, or the vice presidents of manufacturing, marketing or research and development of Ocal have actual knowledge of the matters involved, after conducting reasonable investigation in light of the circumstances; provided however; the knowledge of the vice president of marketing is limited to Section 6.17 and only as it relates to customers.

  Section 1.2. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

     DEFINED TERM                   SECTION REF.
     ------------                   ------------
     Acquisition Subsidiary         Preamble
     Affiliate Relationships        6.9
     Agreement                      Preamble
     Assets                         6.4(a)
     Audit Date                     6.2(a)
     Audited Balance Sheet          6.4(a)
     Break-up Fee                   12.2(a)
     Business Combination           8.1
     Business Combination Proposal  8.1
     Buying Party                   Preamble
     CERCLA                         1.3 (Hazardous Substances)
     Certificate                    3.1(a)
     Certificate of Merger          2.5
     Closing                        4.1
     Closing Agreements             9.4
     Closing Date                   4.1
     Constituent Corporations       2.1
     Contracts                      6.7
     Deficit Amount                 8.8(c)
     Dissenting Shares              3.3
     DGCL                           2.2
     DOL                            6.13(a)
     Effective Time                 2.5
     Eligible Date                  4.1
     Employee Plan                  6.13(a)
     EPCRA                          1.3 (Environmental Laws)
     Equipment                      6.4(b)
     Existing Plans                 6.13(a)
     Exchange Act                   6.1(b)
     Exchange Agent                 3.2(a)
     Exchange Fund                  3.2(a)
     Hart-Scott-Rodino Act          6.1(b)
     HMTA                           1.3 (Hazardous Substances)
     Indemnified Liabilities        8.9
     Indemnified Party(ies)         8.9
     Insurance Policies             6.8
     Interim Balance Sheet          6.3

     DEFINED TERM                    SECTION REF.
     ------------                    ------------
     Internal Revenue Service        6.11(a)
     Leases                          6.4(b)
     Licenses                        6.5
     Major Securityholder            Preamble
     Merger                          Recitals
     Merger Consideration            3.1(e)
     Ocal                            Preamble
     Ocal Reports                    6.2(a)
     Option Pay-out                  3.1(b)
     Party (ties)                    1.1(b)
     Pension Plan                    6.13(a)
     Permits                         6.10
     Per Share Merger Consideration  3.1(a)
     Plan                            6.13(a)
     Proxy Statement                 8.7(a)
     RCRA                            1.3 (Hazardous Substances)
     SEC                             6.2(a)
     Surviving Corporation           2.1
     T&B                             Preamble
     Transaction Balance Sheet       8.8(a)
     Transaction Costs               8.8(a)
     Welfare Plan                    6.13(a)

  Section 1.3. Certain Definitions. The following terms shall have the following meanings:

  "Action" shall mean any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

  "Affiliate" shall mean, as to Ocal (or, if another Person is specified, as to such other specified Person), (i) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with Ocal (or such specified Person), including without limitation, in the case of Ocal, and each Major Securityholder, (ii) any Person who is an officer, director or direct or indirect beneficial holder of at least 10% of any class of the outstanding capital stock of any Person referred to in clause (i) above and the members of the immediate family of each such officer, director or holder (and, if such specified Person is a natural person, of such specified Person), and (iii) each Person of which Ocal (or such specified Person) shall, directly or indirectly, beneficially own at least 10 % of any class of outstanding capital stock or other evidence of beneficial interest.

  "Affiliate Debt" shall mean all Debt of the Company to any Affiliate of the Company.

  "Area(s) of Environmental Concern" shall mean any area(s) on, in, under, beneath, or proximately about any Site which has (have) been impacted in any way by any Hazardous Substances so as to give rise to actual or potential Environmental Liabilities.

  "Bank Credit Agreement" means the revolving line of credit agreement dated July 28, 1992, as amended, pursuant to which Southtrust Bank, N.A., has established a revolving line of credit in favor of the Company.

  "Business" shall mean the business of the Company as such business is currently conducted.

  "Business Day" shall mean any day on which banking institutions in Memphis, Tennessee are customarily open for the purpose of transacting business.

  "By-laws" shall mean all written rules, regulations and by-laws, and all other documents (other than the Charter), relating to the management, governance or internal regulation of a Person (other than an individual) or interpretative of the Charter of such Person, each as from time to time in effect.

  "Charter" shall mean the certificate or articles of incorporation or organization, statute, constitution, joint venture or partnership agreement or articles or other charter documents of any Person (other than an individual), each as from time to time in effect.

  "Code" shall mean the federal Internal Revenue Code of 1986, as amended, or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

  "Company" shall mean Ocal, and its wholly-owned Subsidiaries, Ocal Incorporated, Occidental Coating Company, Ocal Data Co., and Ocal Transport Co.

  "Company Material Adverse Effect" shall mean a Material Adverse Effect with respect to the Company.

  "Compensation", as applied to any Person, shall mean all salaries, compensation, remuneration or bonuses of any character, and medical, surgical, dental, hospital, disability, unemployment, retirement, pension, vacation, insurance or fringe benefits of any kind, or other payments or benefits of any kind whatsoever in respect of such Person's employment made or provided directly or indirectly by or on behalf of the Company to such Person or members of the immediate family of such Person.

  "Consulting Agreement" shall mean the Agreement dated on or prior to the Closing Date substantially in the form of Exhibit E.

  "Contractual Obligation" shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, commitment, undertaking, arrangement or understanding, written or oral, including, without limitation, any document or instrument evidencing or otherwise relating to any indebtedness but excluding the Charter and By-laws of such Person, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property or right of such Person is subject or bound.

  "Controlled Group", with respect to any Person, shall mean any Person which is a member of the same "controlled group", or under "common control", within the meaning of Section 414(b), (c), (m) or (o) of the Code, or Section 4001(a)(14) or Section 4001(b) of ERISA, with such Person.

  "Debt" of any Person shall mean all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred and paid in the Ordinary Course of Business, but only to the extent that such payables or accruals are not interest-bearing and all applicable discounts for prompt payment are taken),
(iv) under capital leases and (v) in the nature of Guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

  "Distribution" shall mean, with respect to the any Equity Security issued by any Person, (i) the declaration or payment of any dividend on or in respect of any Equity Security; (ii) the purchase, redemption or other retirement of any Equity Security, directly, or indirectly through an Affiliate or otherwise;
(iii) any other distribution on or in respect of any shares of any class of such capital stock or beneficial interest or other Equity Security; and (iv) any payment or other distribution on or in respect of the principal of, interest on, or otherwise relating to, directly or indirectly, any Affiliate Debt other than scheduled payments of principal and interest.

  "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies).

  "Environmental Laws" shall mean any and all Legal Requirements relating to the protection of the environment, including, without limitation, provisions pertaining to or regulating air pollution, water pollution, noise control, wetlands, water courses, natural resources, wildlife, Hazardous Substances, or any other activities or conditions which impact or relate to the environment or nature, and shall include, without limitation, CERCLA, RCRA, the Clean Air Act, the Federal Water Pollution Control Act, the Emergency Planning and Community Right to Know Act ("EPCRA"), the Oil Pollution Act, and the Toxic Substances Control Act, all as in effect from time to time, and shall include, without limitation, Legal Requirements relating to strict liability, nuisance or with respect to conducting abnormally dangerous activities.

  "Environmental Liabilities" shall mean any and all Losses arising out of, relating to, or resulting from, directly or indirectly, in whole or in part, the presence, generation, use, handling, transport, recycling, reclamation, disposal, treatment, storage, or Release of any Hazardous Substances or the failure or alleged failure to comply with any Environmental Law. Environmental Liabilities include any cost of investigating, remediating, removing or disposing of any Hazardous Substances, any costs incurred by either Buying Party or the Company to bring existing operations into compliance with Environmental Laws, any required medical monitoring of persons exposed to such Hazardous Substances and any other related costs or expenses, including, without limitation, reasonable attorneys', accountants', engineers', and consultants' fees and disbursements.

  "Equity Securities" shall mean, with respect to any Person which is not a natural person, all shares of capital stock or other equity or beneficial interests issued by or created in or by such Person, all stock appreciation or similar rights or grants of, or other Contractual Obligation for, any right to share in the equity, income, revenues or cash flow of such Person, and all securities or other rights, warrants or other Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise.

  "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, and the rules and regulations thereunder, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto, collectively and as from time to time amended and in effect.

  "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as defined by the United States Financial Accounting Standards Board from time to time.

  "Governmental Authority" shall mean any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

  "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

  "Guarantee" shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the ordinary course of business) under circumstances that would enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and
(iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

  "Hazardous Substances" shall mean (i) substances which contain substances defined in or regulated under the following Legal Requirements and their state counterparts, as well as these statutes' implementing regulations as amended from time to time and as interpreted by administering Governmental
Authorities: the Hazardous

Materials Transportation Act ("HMTA"), the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Oil Pollution Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act, all as from time to time in effect; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; (iv) radon; (v) PCBs; (vi) asbestos; (vii) any substance with respect to which a Governmental Authority requires environmental investigation, monitoring, reporting or remediation; and (viii) any other hazardous, noxious, radioactive or toxic materials, products, commodities or substances.

  "Intangibles" shall mean all trade and product names; patents; patent applications, and unpatented developmental records; trademarks; service marks, logos and copyrights (including registrations and applications); trade secrets; know-how and other proprietary or confidential information; computer software, and all intellectual or intangible property and rights; in each case that are directly or indirectly owned, licensed or otherwise used by the Company in the conduct of the Business or otherwise.

  "Leased Properties" shall mean the Mobile Facility and the Van Nuys Offices.

  "Legal Requirement" shall mean any U.S. federal, state or local or any foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law, all as from time to time in effect.

  "Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued, fixed, absolute or contingent, asserted or unasserted, matured or unmatured or determined or not determinable, or otherwise including, without limitation, those arising under any Legal Requirement, Action or Governmental Order, those arising under any Contractual Obligation, those arising under or otherwise out of or resulting from products manufactured or sold and all Debt and Guarantees.

  "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, attachment, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any Debt, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term "Lien" shall not include
(i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not detract from the value of the property encumbered thereby or impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confirmed to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due,
(iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent that (A) payment of such obligations is not in arrears or otherwise due and (B) such liens do not and will not, individually or in the aggregate, have a Company Material Adverse Effect, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

  "Losses" shall mean any and all losses, damages (including, without limitation, diminution in value, but excluding consequential damages), injuries, deficiencies, demands, obligations, Liabilities, causes of action, accusations, allegations, claims, awards (including, without limitation, awards of punitive or treble damages or interest), assessments, amounts paid in settlement, judgments, orders, decrees, fines, penalties, and other sanctions, costs and expenses (including, without limitation, reasonable legal costs and expenses and costs and expenses of collection).

  "Material Adverse Effect" shall mean, with respect to any Person, any adverse change in or effect on the business, operations, assets or condition, financial or otherwise, of such Person (on a combined basis with such Person's Subsidiaries, if such Person has Subsidiaries) which, when considered either singly or together with all other adverse changes and effects with respect to which such phrase is used in this Agreement with respect to such Person, is material to such Person (on a combined basis with such Person's Subsidiaries, if such Person has Subsidiaries), other than any such adverse change or effect which results from economic conditions which have generally affected the industry in which the Person operates; provided however, the Parties agree that with respect to a change or an effect which can be reasonably quantified, any change(s) or effect(s) of less than $750,000 shall not be considered material for purposes of this definition.

  "Mobile Facility" shall mean the real estate (including the land and all buildings and improvements therein) located at Addsco Road, Mobile, Alabama.

  "Mobile Facility Lease" shall mean the lease dated June 11, 1988, as amended, between Addsco Industries, Inc. as lessor and O Port Mobiles Services, Inc., as lessee, for the Mobile Facility.

  "Ocal Common Stock" shall mean the common stock of Ocal, $.001 par value per share.

  "Ocal Option Plan" shall mean the Ocal, Inc. 1995 Stock Option Plan.

  "Ocal Options" shall mean all options issued to purchase the Ocal Common Stock identified on Schedule 6.1(d).

  "Operator" shall mean each current and each prior operator of each Site.

  "Ordinary Course of Business" shall mean the ordinary course of the Business consistent with past custom and practice (including, without limitation, with respect to quantity, pricing, discounts and customer concessions, payment terms, collection practices and frequency).

  "Person" shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any Governmental Authority.

  "Property Leases" shall mean the Mobile Facility Lease and the Van Nuys
Lease.

  "Release" shall mean any and all releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, dumping, and any other means by which any Hazardous Substances are introduced into or travel through the environment.

  "Representatives' Warrants" shall mean the Representatives' Warrants to purchase up to an aggregate of 220,000 shares of Ocal Common Stock, issued pursuant to that certain Underwriting Agreement dated March 12, 1996, between Ocal, on the one hand, and Hampshire Securities Corporation and Americorp Securities, Inc., as the representatives of the several underwriters, on the other hand.

  "Securityholders Agreement" shall mean the agreement dated on or prior to the Closing Date substantially in the form of Exhibit B.

  "Site" shall mean the Leased Properties and each other area of real property at any time owned or leased by the Company or any predecessor entity or with respect to which the Company or any predecessor entity was the Operator.

  "Special Meeting" shall mean the special meeting of holders of Ocal Common Stock called (as contemplated by Section 8.6) to approve this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware, including any adjournments or postponements thereof.

  "Subsidiary" shall mean any Person of which Ocal (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, joint venture or similar interests, or in which Ocal (or other specified Person) is a general partner or joint venturer without limited liability.

  "Tax" shall mean any (and in the plural "Taxes" shall mean all) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, windfall profit, environmental (including Code Section 59A), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, and other tax, withholding taxes, assessments, imposts, levies, and other charges of every kind and nature arising under or imposed by any Legal Requirement, including, without limitation, all interest, penalties and additions with respect to any of the foregoing.

  "Tax Return" shall mean all federal, state, local, and foreign Tax returns, Tax reports, claims for refund of Tax, and declarations of estimated Tax, or other statement relating to Taxes and any schedule or attachments to any of the foregoing or amendments thereto, including (where permitted or required) consolidated, combined or unitary returns for any group of entities.

  "Van Nuys Offices" mean the Company's administrative and sales offices located at 14538 Keswick Street, Van Nuys, California.

  "Van Nuys Lease" means the lease agreement dated as of August 8, 1995, between Lull Company, as lessor, and Ocal, as lessee, relating to the Van Nuys Offices.

                                  ARTICLE II

                                  THE MERGER

  Section 2.1. Constituent Corporations, Surviving Corporation and Name of Surviving Corporation. Ocal and the Acquisition Subsidiary are sometimes collectively referred to herein as the "Constituent Corporations". Ocal shall be the surviving corporation of the Merger, and is sometimes referred to herein as the "Surviving Corporation". The name of the Surviving Corporation shall be "Ocal, Inc.".

  Section 2.2. The Merger. The Merger shall be pursuant to the provisions of and with the effect provided in Section 251 of the Delaware General Corporation Law ("DGCL"). At the Effective Time, the Acquisition Subsidiary shall be merged with and into Ocal, and the separate corporate existence of the Acquisition Subsidiary shall thereupon cease. From and after the Effective Time, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of Ocal shall continue unaffected and unimpaired by the Merger, and the corporate franchises, existence and rights of the Acquisition Subsidiary shall be merged into Ocal and Ocal shall, as the Surviving Corporation, be fully vested therewith. Moreover, upon the Merger becoming effective, all of the estate, property, rights, privileges, powers and franchises of the Constituent Corporations, and all their property, real, personal and mixed, and all the debts on whatever account to any of them, as well as all stock subscriptions and other chooses in action, belonging to any of them, shall be transferred to, and shall be vested in, the Surviving Corporation without further act or deed; but the Surviving Corporation shall be deemed to have assumed, and shall be liable for, all liabilities and obligations of each of the Constituent Corporations in the same manner and to the same extent as if the Surviving Corporation had itself incurred such liabilities and obligations.

  Section 2.3. Charter and By-Laws. At the Effective Time, the Charter of Ocal, as in effect immediately prior to the Effective Time, shall continue to be the Charter of the Surviving Corporation, until duly amended in accordance with law, except that Article IV of the Charter shall be amended to provide for 1,000 shares of Common Stock, $.10 par value. At the Effective Time, the By-laws of Ocal, as in effect immediately prior to the Effective Time of the Merger, shall continue to be the By-laws of the Surviving Corporation until duly amended in accordance with the law.

  Section 2.4. Directors and Officers. At the Effective Time, the persons who are directors and officers of the Acquisition Subsidiary immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation, holding the same offices in the Surviving Corporation as they held in the Acquisition Subsidiary immediately prior to the Effective Time, until their successors shall be elected and qualified in accordance with law and the Charter and By-laws of the Surviving Corporation.

  Section 2.5. Effective Time. T&B and Ocal will cause a certificate of merger with respect to the Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (or on such other date as T&B and Ocal may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger will become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or at such other time as may be agreed upon by the parties and specified in the Certificate of Merger, and such time is referred to herein as the "Effective Time".

                                  ARTICLE III

                           CONVERSION OF OCAL SHARES

  Section 3.1. Manner of Converting Ocal Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the outstanding shares of Ocal Common Stock (other than Dissenting Shares) shall be canceled and converted in the manner set forth below.

    (a) Ocal Common Stock. At the Effective Time, each outstanding share of Ocal Common Stock (other than Dissenting Shares) shall be converted into the right to receive from T&B (i) the Merger Consideration divided by (ii) the total number of shares of Ocal Common Stock outstanding immediately prior to the Effective Time ("Per Share Merger Consideration"). Each Certificate (a "Certificate") formerly representing any of such shares of Ocal Common Stock shall thereafter represent only the right to the Per Share Merger Consideration, multiplied by the number of shares of Ocal Common Stock represented by that Certificate.

    (b) Ocal Options. Each Ocal Option outstanding at the Effective Time shall be converted into the right to receive from T&B cash equal to (x) the number of shares of Ocal Common Stock receivable upon exercise of such option multiplied by (y) the excess of the Per Share Merger Consideration over the consideration payable upon such exercise per share of Ocal Common Stock to be received (such sum in the aggregate, the "Option Pay-out").

    (c) Treasury Stock. Each share of Ocal Common Stock that is held in the Ocal treasury immediately prior to the Effective Time (if any) shall be canceled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

    (d) Acquisition Subsidiary. At the Effective Time, each share of Common Stock, $.10 par value, of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

    (e) Merger Consideration. The "Merger Consideration" shall mean (i) $20,300,000, (ii) less the Option Pay-Out, and (iii) less the Deficit Amount as reflected on the Transaction Balance Sheet, if any.

  Section 3.2. Exchange of Certificates for Cash.

  (a) Exchange Agent. At the Effective Time, T&B shall deposit, or shall cause to be deposited, with an exchange agent selected by T&B with Ocal's prior written approval, which shall not be unreasonably withheld (the "Exchange Agent"), for the benefit of the holders of Ocal Common Stock, the Merger Consideration in exchange for outstanding shares of Ocal Common Stock upon due surrender of the Certificates (or affidavits of loss in lieu thereof) pursuant to the provisions of this Article III (the "Exchange Fund").

  (b) Exchange Procedures. Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of shares of Ocal Common Stock (other than holders of Dissenting Shares) (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as T&B and Ocal may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Subject to Section 3.3, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall receive in exchange therefor the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Ocal Common Stock that is not registered in the transfer records of Ocal, a check for the Per Share Merger Consideration upon due surrender of the Certificate may be issued and/or paid to such a transferee of the Certificate formerly representing such shares of Ocal Common Stock if presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of Ocal of the shares of Ocal Common Stock that were outstanding immediately prior to the Effective Time.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Ocal Common Stock for 180 days after the Effective Time shall be paid to T&B. Any holders of Ocal Common Stock who have not theretofore complied with this Article III shall thereafter look only to T&B for payment of the Per Share Merger Consideration issuable pursuant to
Section 3.1 and Section 3.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of T&B, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Ocal Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by T&B, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

  Section 3.3. Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, shares of Ocal Common Stock outstanding immediately prior to the Effective Date and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights for such shares of Ocal Common Stock in accordance with the provisions of
(S)262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive any consideration that may be distributable in the Merger, unless such stockholder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Merger Consideration provided herein with respect to his or her shares of Ocal Common Stock, without interest thereon.

                                  ARTICLE IV

                                  THE CLOSING

  Section 4.1. Time and Place of Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of McBride Baker & Coles in Chicago, Illinois at 9:00 a.m. (local time) on the first Eligible Date (as hereinafter defined) following the last to occur of (i) the Special Meeting or (ii) if all of the conditions to the Closing set forth herein have not been satisfied as of the date of the Special Meeting, the date on which all of the conditions set forth in Articles IX and X hereof have been satisfied or waived as herein provided, or (b) at such other time, date or place as is agreed to in writing by the parties hereto. For purposes of this Agreement, "Eligible Date" shall mean any Business Day between and including the fifth through tenth days of each calendar month and "Closing Date" shall mean the date on which the Closing occurs. Subject to such satisfaction or waiver of such conditions, Ocal and the Buying Parties shall execute and deliver the Certificate of Merger on or before the Closing Date, and shall cause the Certificate of Merger to be filed in accordance with Section 2.5.

  Section 4.2. Deliveries.

  (a) Deliveries by Ocal. At the Closing, Ocal shall deliver or cause to be delivered to the Buying Parties all of the following:

    (i) a copy of Ocal's Charter, certified as of a recent date by the Secretary of the State of Delaware;

    (ii) a certificate of good standing of Ocal, issued as of a recent date by the Secretary of the State of Delaware;

    (iii) a certificate of the secretary or an assistant secretary of Ocal, dated the Closing Date, in form and substance reasonably satisfactory to T&B and the Acquisition Subsidiary as to (A) no amendments to Ocal's Charter or By-Laws, (B) the corporate actions (including copies of relevant votes) taken by Ocal and its board of directors and stockholders to authorize the transactions contemplated hereby and (C) the incumbency and signatures of the officers of Ocal executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Ocal pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

    (iv) the certificate contemplated by Section 9.2(d), duly executed by an authorized officer of Ocal;

    (v) an opinion of Irell & Manella LLP, counsel to Ocal, substantially in the form attached hereto as Exhibit C; and

    (vi) such other instruments and documents as the Buying Parties may reasonably request from Ocal in connection with the transactions contemplated hereby not later than two Business Days prior to the Closing Date.

  (b) Deliveries by the Buying Parties. At the Closing, the Buying Parties shall deliver or cause to be delivered to Ocal and the Major Securityholders all of the following:

    (i) copies of T&B's Charter and the Acquisition Subsidiary's Charter, certified as of a recent date by the Secretaries of the State of Tennessee and the State of Delaware, respectively;

    (ii) a certificate of good standing of T&B, issued as of a recent date by the Secretary of State of the State of Tennessee and a certificate of good standing of the Acquisition Subsidiary, issued as of a recent date by the Secretary of the State of the State of Delaware;

    (iii) a certificate of the secretary or assistant secretary of T&B, dated the Closing Date as to (A) no amendments to T&B's Charter or By-Laws, (B) the corporate actions taken by T&B to authorize the transactions contemplated hereby and (C) the incumbency and signatures of the officers of T&B executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of T&B pursuant to this Agreement or otherwise in connection with transactions contemplated hereby;

    (iv) a certificate of the secretary or assistant secretary of the Acquisition Subsidiary, dated the Closing Date, as to (A) no amendments to the Acquisition Subsidiary's Charter or By-Laws, (B) the corporate actions taken by the Acquisition Subsidiary to authorize the transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Acquisition Subsidiary executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Acquisition Subsidiary or otherwise in connection with the transactions contemplated hereby;

    (v) an opinion of McBride, Baker & Coles, counsel to T&B and the Acquisition Subsidiary, substantially in the form attached hereto as Exhibit D;

    (vi) the certificate contemplated by Section 10.1(d), duly executed by an authorized officer of T&B and the Acquisition Subsidiary, respectively; and

    (vii) such other instruments and documents as Ocal may reasonably request from the Buying Parties in connection with transactions contemplated hereby not later than two Business Days prior to the Closing Date.

  (c) Major Securityholders. At the Closing, each Major Securityholder will:

    (i) deliver such evidence of identity, existence and authority and such other customary closing documents as may reasonably be requested by the Buying Parties;

    (ii) deliver the certificate contemplated by Section 9.1(c), duly executed by or on behalf of such Major Securityholder; and


    (iii) deliver such other instruments and documents as the Buying Parties may reasonably request from the Major Securityholders in connection with the transactions contemplated hereby not later than two Business Days prior to the Closing Date.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE MAJOR SECURITYHOLDERS

  In order to induce the Buying Parties to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each Major Securityholder severally represents and warrants to the Buying Parties with respect only to such Major Securityholder as follows:

  Section 5.1. Authority of Such Major Securityholder. Such Major
Securityholder has all requisite power and authority to enter into this Agreement, to carry out and perform such Major Securityholder's obligations hereunder and to consummate the transactions contemplated hereby to be consummated by such Major Securityholder.

  Section 5.2. Enforceability. This Agreement has been duly executed and delivered by such Major Securityholder and is Enforceable against such Major Securityholder. Each of the Closing Agreements to which such Major Securityholder is a party, will be duly executed and delivered by such Major Securityholder on or before the Closing Date, and be Enforceable against such Major Securityholder.

  Section 5.3. Non-Contravention. Subject to obtaining the consents set forth in Schedule 5.3, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby does or will constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any Contractual Obligation of such Major Securityholder or any Legal Requirement applicable to such Major Securityholder. Except as set forth in Schedule 5.3, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person (including, without limitation, any party to any Lease, Guarantee or other Contractual Obligation of such Major Securityholder) is required to be made by or on behalf of such Major

Securityholder in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby by such Major Securityholder, other than such approvals, consents or filings, the failure of which to obtain or make would not have a Company Material Adverse Effect, or would otherwise materially adversely effect the ability of the Major Securityholder to consummate the transactions contemplated by this Agreement.

  Section 5.4. Title. Such Major Securityholder is the record and beneficial owner of all Equity Securities of the Company listed opposite the name of such Major Securityholder in Exhibit A. Except for this Agreement, there is no Contractual Obligation pursuant to which such Major Securityholder has, directly or indirectly, granted to any Person any option, warrant or other right to acquire such Equity Securities.

  Section 5.5. Brokers. Except as specified in Schedule 6.20, no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) such Major Securityholder.

                                  ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF OCAL

  In order to induce the Buying Parties to enter into and perform this Agreement and to consummate the transactions contemplated hereby, Ocal makes the following representations and warranties to the Buying Parties:

  Section 6.1. Corporate Matters, etc.

  (a) Organization, Power and Standing. Each of Ocal and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, and have all requisite corporate power and authority to enter into and perform their obligations under this Agreement, to carry on the Business as currently conducted, and to consummate the transactions contemplated hereby. Each of Ocal and its Subsidiaries is qualified or licensed to do business as a foreign corporation in every jurisdiction where the character of the property owned, leased or operated by it or the nature of the Business as currently conducted by it makes such qualification or licensing necessary, except where its failure to be so qualified or licensed and in good standing has not and will not have a Company Material Adverse Effect.

  Ocal has delivered to the Buying Parties a complete and correct copy of the Charters and by-laws of Ocal and its Subsidiaries, each as amended to date. Ocal's Charter and by-laws so delivered are in full force and effect. Schedule 6.1(a) contains a correct and complete list of each jurisdiction where Ocal and its Subsidiaries are organized and qualified to do business.

  The Board of Directors of Ocal has [UNANIMOUSLY] approved this Agreement and the Merger and other transactions contemplated hereby and has received the opinion of its financial advisors, Houlihan, Lokey, Howard and Zukin, to the effect that the Merger Consideration is fair to the holders of Ocal Common Stock from a financial point of view, a copy of which opinion has been delivered to T&B.

  (b) Authorization and Enforceability. Subject only to the requirement that this Agreement be approved by the holders of the Ocal Common Stock pursuant to the Legal Requirements of the DGCL, this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, and this Agreement has been duly executed and delivered by Ocal and is Enforceable against Ocal. Upon such vote and approval, this Agreement will be duly authorized, executed and delivered by, and Enforceable against Ocal. Other than the filings and/or notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the "Hart-Scott-Rodino Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") required to be made by Ocal, and to comply with State securities laws, no notices, reports or other filings are required to be made by Ocal with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Ocal from any Governmental Authority in connection with the execution and delivery of this Agreement by Ocal and the consummation by Ocal of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent material delay or materially impair the ability of Ocal to consummate the transactions contemplated by this Agreement.

  (c) Non-Contravention. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) does or will constitute, result in or give rise to (i) a breach or violation of or default under any Legal Requirement applicable to Ocal and its Subsidiaries,
(ii) a breach of or a default under any Charter or By-Law provision of Ocal and its Subsidiaries, (iii) the acceleration of the time for performance of any obligation under any material Contractual Obligation of the Company, (iv) the imposition of any Lien upon or the forfeiture of any material Asset (including, without limitation, any material Asset held under a Contractual Obligation of the Company), (v) a material breach of or a material default under any Contractual Obligation of the Company, or the requirement that any consent under or waiver of any Lease or other Contractual Obligation be obtained, or (vi) any severance payments, right of termination, modification of terms (other than the modification of Ocal Options), or any other right or cause of action under any such Contractual Obligation which relates to Compensation, except in the case of clauses (i) (iii) (iv) (v) and (vi), for items listed on Schedule 6.1(c), or items that could not reasonably be expected to have Company Material Adverse Effect.

  (d) Capitalization. The authorized capital stock of Ocal consists of 15,000,000 shares of Ocal Common Stock, of which 5,681,000 shares were outstanding as of the close of business on October 5, 1998. All of the outstanding shares of Ocal Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Ocal has no shares reserved for issuance except that as of October 5, 1998, there were an aggregate of (i) 400,000 shares reserved for issuance pursuant to the Ocal Option Plan, and
(ii) 220,000 shares reserved for issuance pursuant to the Representatives' Warrants. Schedule 6.1(d) contains a correct and complete list of each outstanding option to purchase shares under the Ocal Option Plan and each outstanding warrant, including the holder, date of grant, exercise price and number of shares subject thereto. Except as set forth on Schedule 6.1(d), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements or arrangements or commitments for Ocal to issue or sell any shares of capital stock or other Equity Securities of Ocal.

  Section 6.2. Ocal Reports

  (a) SEC Reports. Ocal has delivered or made available to T&B each registration statement, report, proxy statement or information statement prepared by it since December 31, 1997 (the "Audit Date"), including
(i) Ocal's Annual Report on Form 10-K for the year ended December 31, 1997 and
(ii) Ocal's Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, and June 30, 1998, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, the "Ocal Reports"). As of their respective dates, the Ocal Reports did not, and any Ocal Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Ocal Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Ocal and its Subsidiaries as of its date and each of the consolidated statements of income, shareholders' equity and cash flows included in or incorporated by reference into the Ocal Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, as the case may be, of Ocal and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end adjustments) in each case in accordance with Generally Accepted Accounting Principles consistently applied during the periods involved, except as may be noted therein.

  (b) Absence of Certain Changes. Except as disclosed in the Ocal Reports filed prior to the date hereof or as set forth on Schedule 6.2(b), since the Audit Date, Ocal has conducted its Business only in, and has not engaged in any material transaction other than according to, the Ordinary Course of Business and there has not been (i) as of the date hereof, any change in the financial condition, properties, business or results of operations of Ocal and its Subsidiaries or any development or combination of developments affecting Ocal of which the Company has knowledge, except those changes, developments or combinations of developments that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Ocal or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Ocal, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; or (iv) any change by Ocal in accounting principles, practices or methods. Since the Audit Date, except as provided for herein or as disclosed in the Ocal Reports filed prior to the date hereof or on Schedule 6.2(b), there has not been any increase in the compensation payable or that could become payable by Ocal or any of its Subsidiaries to officers or any amendment of any of the Compensation and Benefit Plans (as defined below) other than increases or amendments in the Ordinary Course of Business.

  Section 6.3. Liabilities. Except as set forth on Schedule 6.3, after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby, the Company will not have any Liabilities which have had or resulted or are reasonably likely to have or result in any Company Material Adverse Effect, other than Liabilities (a) to the extent set forth on the unaudited consolidated balance sheet of Ocal and its Subsidiaries as of June 30, 1998, (the "Interim Balance Sheet") and the notes thereto; or (b) incurred in usual amounts since the date of the Interim Balance Sheet in the Ordinary Course of Business; or (c) except as disclosed in the Ocal Reports.

  Section 6.4. Assets.

  (a) Title to Assets. The Company has good and marketable title to, or, in the case of property held under lease or other Contractual Obligation, a valid and Enforceable right to use under an Enforceable Lease or License, all of its properties, rights and assets, whether real, personal or intellectual and whether tangible or intangible collectively, (the "Assets"), including, without limitation, all properties, rights and assets reflected in the audited consolidated balance sheet of Ocal and its Subsidiaries as of December 31, 1997 (the "Audited Balance Sheet") or in the Interim Balance Sheet (except as sold or otherwise disposed of since the date of the Audited Balance Sheet and the Interim Balance Sheet, respectively) with only such exceptions as could not reasonably be expected to have a Company Material Adverse Effect. The Assets (including, without limitation, the Equipment, the Intangibles and the Contracts) are sufficient to permit Ocal and its Subsidiaries to conduct the Business as currently being conducted with only such exceptions as could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 6.4(a), all of the Company's Assets are located at the Leased Properties.

  (b) Equipment. All of the tangible personal property other than inventory included in the Assets and material to the operation of the Company's Business (the "Equipment") is in good working order, operating condition and state of repair, ordinary wear and tear and routine downtime for maintenance excepted, and except for failures to be in good working order, operating condition or state of repair that could not reasonably be expected to have a Company Material Adverse Effect. Schedule 6.4(b) lists each lease or other Contractual Obligation (including all amendments) under which any Equipment having a cost or aggregate capital lease obligations in excess of $25,000 is held or used by the Company (the "Leases"). The Company has delivered to T&B true and complete copies of each Lease and any and all other material Contractual Obligations relating to any of the Leases, in each case as in effect on the date hereof and (except as otherwise required by this Agreement) as it will be in effect at the Closing, including, without limitation, all amendments. There is no Contractual Obligation under which the Company is liable as lessor with respect to any real property or Equipment. Schedule 6.4(b) lists the addresses of each other location, if any, at which is located any Equipment or inventory.

  (c) The Leased Properties. The Company owns no Real Property. The Company currently operates the Business at the Leased Properties pursuant to the Property Leases. True and complete copies of the Property Leases, which contain a current legal description of the Leased Properties, have been provided to T&B. Except as set forth on Schedule 6.4(c), with respect to each of the Leased Properties and the Property Leases:

    (i) The Company has not received any written notice that the use of the Leased Property by the Company fails to comply with any applicable Legal Requirements, including, to the knowledge of the Company, applicable zoning restrictions and ordinances, variances thereto or conditional use permits of the jurisdictions in which the Leased Property is located, other than failure to comply that could not reasonably be expected to result in any Company Material Adverse Effect.

    (ii) With respect to the Leased Properties, (A) the Company is in peaceful and undisturbed possession of the property under the applicable Property Lease, and (B) the Company has not received any written notice of any other Persons claiming any tenancy or occupancy rights or of any Contractual Obligations that preclude or restrict the ability to use the premises for the purposes for, and in the manner in, which they are currently being used, or of any cancellation or termination under any option or right reserved to the lessor under the applicable Property Lease or any notice of default under the applicable Property Lease, with such exceptions in each of the foregoing clauses (A) and (B) that could not reasonably be expected to result in any Company Material Adverse Effect.

    (iii) The Company has not received any written notice and has no knowledge of (i) any violation of any Legal Requirement, including, without limitation, zoning restrictions and ordinances, health, building, life, safety and fire codes and ordinances and Environmental Laws, affecting the Leased Properties, (ii) any violation of any Permit, or (iii) any eminent domain, condemnation or similar proceeding pending or threatened, or any decree or order relating thereto, which could reasonably be expected to materially affect the current or proposed use of the Leased Properties, or any building or improvement by the Company, in each case, that could reasonably be expected to have a Company Material Adverse Effect.

    (iv) No consent is required under the Property Leases in connection with the transactions contemplated by this Agreement.

    (v) The Company has not received any written notice of, nor does the Company have any knowledge of, any material destruction, damage or casualty having occurred with respect to the Leased Properties, in each case which could have a Company Material Adverse Effect.

    (vi) The Company has right of ingress to and egress from the Leased Properties adequate for the operations of the Company as currently conducted thereon.

    (vii) To the Company's knowledge, with respect to the Property Leases:
  (a) no event has occurred which (with the giving of notice or the passage of time or both), would impair any right of the Company to exercise and obtain the benefit of any options contained in the Property Leases; (b) there is no default or basis for acceleration, repossession or termination under any of the Property Leases, nor has any event occurred which (with the giving of notice or the passage of time or both) would constitute a default or result in or permit the repossession, acceleration of any obligation under, or termination of, any of the Property Leases; and (c) the Company has not received any notice of any default under any ground lease, prime lease, mortgage or deed of trust of any lessor, any prime lessor or with respect to the Leased Properties which could ultimately result in a repossession under or termination of any of the Property Leases or impair any right of the Company under any of the Property Leases.

    (viii) There is no tenant improvement work in progress or remaining incomplete under the Property Leases or any construction ongoing or remaining incomplete with respect to the Leased Properties with a value in excess of $100,000 in the aggregate.

    (ix) All necessary services including water, electric, telephone and gas utility services and storm drainage facilities are currently available to the Leased Properties and are adequate for the present use of the Leased Properties by the Company, and are provided by independent third parties.

  Section 6.5. Intellectual Property Rights. Schedule 6.5 lists and identifies the following items included in Intangibles: all trade and product names; patents, patent applications, trademarks, service marks, and registered copyrights (including registrations and applications). Schedule 6.5 also identifies each Contractual Obligation (including all amendments) under which any material Intangible is held or used by the Company in the conduct of the Business or otherwise (the "Licenses"). Except as disclosed on Schedule 6.5, all material Intangibles are owned solely by the Company or licensed to it under a non-cancelable License not requiring payment of any further royalty or fee. There is no Contractual Obligation under which the Company is liable as licensor with respect to any Intangibles and the Company has not granted licenses to any third party with respect to any of the Intangibles. Except for matters that could not reasonably be expected to have a Company Material Adverse Effect, the manufacture, use or sale by the Company of any products in the Business and use by the Company of the Intangibles as currently used does not infringe and has not infringed upon, in any material respect, any rights of any third party, and, to the knowledge of the Company, no activity of any third party infringes upon the rights of the Company with respect to any of the Intangibles. No Action alleging or relating to any such infringement against the rights of the Company, or by the Company against any third parties is currently pending or, to the knowledge of the Company, threatened.

  Section 6.6. Accounts. Schedule 6.6 identifies each bank account or similar account for the deposit of cash or securities maintained by or on behalf of the Company (indicating the name and address of the bank or other financial institution, the account name and number and the individuals with signing authority with respect to such account).

  Section 6.7. Certain Contractual Obligations. Set forth on Schedule 6.7 is a true and complete list of all of the following Contractual Obligations to which the Company is a party:

    (a) All collective bargaining agreements and other labor agreements; all employment or consulting agreements (including, without limitation, all contracts concerning the management or operation of any real property) or forms thereof; all Existing Plans; and all other plans, agreements, arrangements or practices which constitute Compensation or benefits to any of the directors, officers or employees of the Company (including all written arrangements and written summaries of all material oral practices or arrangements);

    (b) All Contractual Obligations under which the Company is or may become obligated to pay following the Effective Time relating to any legal, accounting, brokerage, finder's or similar fees or expenses in connection with, or incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the consummation of the transactions contemplated hereby;

    (c) All Contractual Obligations under which the Company is or will after the Closing be (i) restricted from carrying on any business or other activities anywhere in the world or (ii) bound to participate in any allocation or sharing of Taxes;

    (d) All Contractual Obligations (including, without limitation, options) to: (i) sell or otherwise dispose of any material Assets except in the Ordinary Course of Business or (ii) purchase or otherwise acquire any material property or properties except in the Ordinary Course of Business;

    (e) All Contractual Obligations under which the Company has or will after the Closing have any liability or obligation in excess of $25,000 to or for the benefit of any Affiliate of the Company;

    (f) All Contractual Obligations under which the Company has any liability or obligation for Debt or constituting or giving rise to a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting or giving rise to a Guarantee of any liability or obligation of the Company (including, without limitation, partnership and joint venture agreements);

    (g) All Contractual Obligations under which the Company may become obligated to pay any amount in excess of $25,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of real property or of property constituting a product line, (ii) other acquisition or disposition of assets other than sales of inventory in the Ordinary Course of Business,
  (iii) acquisition or disposition of securities, (iv) assumption of liabilities or warranty,

  (v) settlement of claims, (vi) merger, consolidation or other business combination, or (vii) any series or group of related transactions or events of a type specified in subclauses (i) through (vi);

    (h) All contracts with any Governmental Authority and all Contractual Obligations with distributors, suppliers, vendors, customers, or other purchasers or suppliers of goods or services, including, without limitation, purchase or sales or service orders, which in the case of such other Contractual Obligations individually are likely to require payments by or on behalf of, or to, the Company in excess of $25,000 during the calendar year ended December 31, 1998 or $25,000 over the remaining term of the contract;

    (i) All sales representative agreements to which the Company is party;
  and

    (j) The Ocal Options and the Representatives' Warrants.

  The Company has heretofore delivered to T&B a true, correct and complete copy (or, in the case of oral contracts or arrangements, an accurate written summary) of each of the Contractual Obligations listed on Schedule 6.7, each as in effect on the date hereof and (except as otherwise required by this Agreement) as it will be in effect at the Closing, including, without limitation, all amendments (such Contractual Obligations, together with the Property Leases, the Leases, Licenses, and Insurance Policies, but excluding the Existing Plans, being referred to herein collectively as the "Contracts"). To the Company's knowledge, each Contract is, and after giving effect to the Closing hereunder and the consummation of the transactions contemplated hereby will be, Enforceable by the Company against each Person (other than the Company) party thereto, except: (i) as otherwise required by the terms of this Agreement, (ii) for such failures to be so enforceable as do not and will not have a Company Material Adverse Effect and (iii) as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and (B) general principles of equity (whether considered in a proceeding at law or in equity). To the Company's knowledge, no breach or default by the Company under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by any other Person under any of the Contracts, except in each such case as has not had and will not have a Company Material Adverse Effect. No breach or default by any other Person under any of the Contracts has occurred and is continuing, and no default has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration by the Company under any of the Contracts, except in each such case as has not had and will not have a Company Material Adverse Effect.

  Section 6.8. Insurance. All material properties owned or used by the Company are covered by valid and currently effective insurance policies issued in favor of the Company in amounts which are customary in the place in which such properties are located for companies operating similar businesses and operations. All insurance policies in coverage amounts required under the Property Leases and the Leases are in force under valid and currently effective insurance policies. In the event of any Loss or claim resulting in any insurance recovery related to the Company or the Business, the amount of any such recovery related to the Company or the Business will be paid to the Company. Ocal has previously delivered to the Buying Parties a summary of all policies or binders of insurance by which the Company (or any risk of the Business) is insured (the "Insurance Policies"). The Company has paid all premiums due under such policies, and the Company is not in default with respect to its obligations under any of such policies. The Company does not have, and has never had, any self-insurance arrangements other than insurance deductibles.

  Section 6.9. Transactions with Affiliates. Except for the matters described in the Ocal Reports or as set forth on Schedule 6.9 (the "Affiliate Relationships"), no Affiliate of the Company is an owner, officer, director, employee, or consultant of any, competitor, customer, distributor, supplier or vendor of the Company, or is party to any Contractual Obligation with the Company. There are no Intangibles which are material to the operation of the Business, or other proprietary or confidential knowledge, that any such Affiliate (other than the Company) owns or licenses or otherwise has the right to use which are used in the Business.

  Section 6.10. Compliance with Laws. The operations of the Business as heretofore or currently conducted are not in violation of, nor is the Company in default under, any Legal Requirement, except for such violations or defaults listed on Schedule 6.10 or as could not reasonably be expected to have a Company Material Adverse Effect. The Company has been duly granted and continues to hold, and at the Closing will hold, all licenses, permits, consents, approvals, professional certifications, franchises and other authorizations under any Legal Requirement or trade practice necessary for the conduct of the Business as currently conducted (the "Permits"), except such as will not have a Company Material Adverse Effect. All of the Permits are now and after giving effect to the Closing will be in full force and effect, except such as will not have a Company Material Adverse Effect. Schedule 6.10 includes a list of all Permits and applications therefor that are material to the Business. The Company has not received any written notice that any Governmental Authority or other licensing authority or association will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any material Permit.

  Section 6.11. Tax Matters. (a) Except as set forth on Schedule 6.11(a):

    (i) all material Tax Returns that are required to be filed by or with respect to the Company (taking into account any extensions of the time to file such Tax Returns) have been duly and timely filed in accordance with all applicable Legal Requirements and the Company has received no notice that a material claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction,

    (ii) all Taxes shown to be due on the Tax Returns referred to in clause
  (i) have been paid in full or have been appropriately provided for on the Audited Balance Sheet or the Interim Balance Sheet in accordance with Generally Accepted Accounting Principles,

    (iii) the statute of limitations for examining all Tax Returns referred to in clause (i) above for taxable periods ending on or before December 31, 1994 has expired and no Tax Returns of the Company have been examined by the Internal Revenue Service ("Internal Revenue Service") or any State taxing authority for the periods ending after December 31, 1995,

    (iv) all deficiencies asserted or assessments made as a result of any examinations of the Tax Returns referred to in clause (i) by the IRS or the appropriate state, local or foreign taxing authority have been paid in full or have been appropriately provided for on the Audited Balance Sheet or Interim Balance Sheet in accordance with Generally Accepted Accounting Principles,

    (v) there is no material Action, audit, claim, deficiency or assessment pending (or, to the knowledge of the Company, threatened) with respect to any Taxes of the Company, and there are no Liens or other security interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable,

    (vi) no waivers of statutes of limitations with respect to any Tax Return or the payment of any Taxes have been given or requested by or requested from or on behalf of the Company,

    (vii) no powers of attorney with respect to Taxes of the Company are currently in force,

    (viii) there is no Contractual Obligation (including, without limitation, any of the Closing Agreements) covering any employee or former employee of the Company that will give rise to the payment of any amount by the Company that (A) will by reason of Section 280G of the Code not be deductible nor
  (B) will be subject to (or subject the Company to) the excise tax under
  Section 4999 of the Code, and

    (ix) the Company (A) has not filed, does not file and is not required to file any combined, consolidated or unitary State, local or foreign Tax Returns, (B) has no liability for the Taxes of any Person (other than the Company) under Treas. Reg. (S)1.1502-6 (or any similar provision of any federal, state, local, or foreign Legal Requirement), as a transferee or successor, by contract, or otherwise, and (C) is not a party to any Contractual Obligation relating to any allocation or sharing of Taxes.

  (b) The Company will not have as of the Closing Date any liability for Taxes (including, but not limited to, employee withholding taxes and state or local sales Taxes) and any obligation to contribute to the payment of Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company and Taxes resulting from the Company ceasing to be a member of any affiliated group (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(d) of the Code) that includes the Company or any predecessor of or successor to the Company) that are not provided for in accordance with Generally Accepted Accounting Principles in the accruals and reserves for unpaid Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth in the reserve for taxes included on the face of the Audited Balance Sheet or the Interim Balance Sheet, other than Taxes incurred or accrued since the date of the Audited Balance Sheet or the Interim Balance Sheet and in the Ordinary Course of Business.

  (c) The Company has provided or made available to T&B true, complete, and correct copies of all material Tax Returns filed by it with Taxing authorities for the year or period ending December 31, 1996 and for the year ended December 31, 1997, and all requests for extensions or waivers and notices or claims given or received with respect thereto.

  (d) The Company has withheld and paid to, or will cause to be paid to, the appropriate Taxing authorities all amounts required under state law and the applicable provisions of the Code to be withheld from the wages of its employees and any payments made to any independent contractors, creditors, shareholders or other third parties, and the Company will continue to do so with respect to all wages and other payments paid by them through the Closing Date, except in each case for failures to withhold or pay that could not reasonably be expected to have a Company Material Adverse Effect.

  (e) All contributions due from the Company pursuant to any unemployment insurance or workers compensation laws which are due or payable by the Company have been accrued on the Audited Balance Sheet, the Interim Balance Sheet, or the Transaction Balance Sheet, or have been paid in full or will be paid through the Closing Date.

  (f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

  (g) No consent to the application of Section 341(f) of the Code has been made by or on behalf of the Company with regard to any assets or property held, acquired or to be acquired by the Company.

  (h) Neither the Company, nor any member of the Company's affiliated group (as defined in Section 1504 of the Code) (including the Company) (i) has experienced an ownership change under Sections 382 and 383 of the Code, (ii) engaged in a transaction described in Sections 384 or 172(h) of the Code, or
(iii) by reason of any provision of the consolidated return regulations or otherwise has limited its ability to use any net operating losses or other Tax attributes.

  (i) The Company has not made any sales or taken any other action with respect to which any Form 5713 International Boycott Report was or is required to be filed at any time.

  Section 6.12. No Illegal Payments. Neither, the Company, nor, to the Company's knowledge, any of its respective officers, employees, agents or Affiliates, has (a) directly or indirectly given or agreed to give any gift, contribution, payment or similar benefit to any supplier, customer, governmental employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which in any case could subject the Company or either Buying Party to any material damage or penalty in any civil, criminal or governmental litigation or proceeding or
(ii) the non-continuation of which has had or will have, individually or in the aggregate, a Company Material Adverse Effect, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

  Section 6.13. Employee Benefit Plans.

  (a) Schedule 6.13 lists all Employee Plans to which the Company contributes or is obligated to contribute, or under which the Company has or may have any material liability (each an "Existing Plan"). For purposes of this Agreement, the term "Employee Plan" means any single employer, multiple employer, or multiemployer plan, program, agreement, policy or arrangement (each, a "plan"), whether or not reduced to writing, that is: (i) a welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"); (ii) a pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"); (iii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan. With respect to each Existing Plan, the Company has provided or made available to T&B accurate, current and complete copies of each of the following: (1) where the plan has been reduced to writing, the plan document together with all amendments; (2) where the plan has not been reduced to writing, a written summary of all material plan terms; (3) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (4) copies of any summary plan descriptions, employee handbooks or similar employee communications; (5) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS, if any, and any related correspondence, including a copy of the request for such determination; (6) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, a copy of any IRS letter determining that it so qualifies; (7) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Forms 5500, with schedules attached; and (8) copies of any notices, letters or other correspondence from the IRS or the U.S. Department of Labor (the "DOL") relating to the plan.

  (b) Neither the Company, nor any corporation, trust, partnership or other entity that is or at any time previously was, a member of the same Controlled Group as the Company has ever maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

  (c) Each Existing Plan maintained with respect to employees or former employees (or their beneficiaries) of the Company that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. Each Existing Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and with all applicable Legal Requirements, and nothing has occurred with respect to any Existing Plan that has subjected or could subject the Company to a liability in any material amount under Section 502 of ERISA or Chapter 43 of Subtitle D or Section 6652 of the Code, or that has subjected or could subject any participant in or beneficiary of an Existing Plan to a tax in any material amount under Section 4974 of the Code, other than liabilities which have been paid in full.

  (d) All required contributions, assessments and premium payments (including transmission of employee contributions) on account of each Existing Plan for which the Company is or could be liable have been made.

  (e) There are no existing (or, to the Company's knowledge, threatened) lawsuits, claims or other controversies relating to an Existing Plan, other than claims for information or benefits in the normal course.

  (f) The Company does not maintain any Employee Plan which provides severance benefits; and except as set forth on Schedule 6.13, the Company does not have an obligation to provide severance to any employees in the event of termination of employment. Other than as required under Section 601 et seq. of ERISA, no Existing Plan that is a Welfare Plan maintained with respect to employees (or their beneficiaries) of the Company provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with an Existing Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt. No event has occurred that could result in a loss of any deduction to the Company under Section 162(m) of the Code.

  (g) No provision of any Existing Plan would result in any limitation on the ability of the Company, or any Buying Party to terminate the plan that is not otherwise set forth on Schedule 6.13.

  Section 6.14. Environmental Matters. (a) Except as set forth in Schedule
6.14,

    (i) The Company is and has at all times been in material compliance in all material respects with all applicable Environmental Laws and any other applicable Legal Requirements relating to environmental, natural resource, health or safety matters;

    (ii) There is no Action pending (or, to the knowledge of the Company, threatened) against the Company, in respect of (A) noncompliance by the Company with any Environmental Laws or any such Legal Requirement, (B) personal injury, wrongful death, other tortious conduct, or the existence of any nuisance relating to matters which are regulated by Environmental Laws, or (C) the presence or release or threatened release into the environment of any Hazardous Substance whether or not generated by the Company or located at or about or emanating from or to any Site;

    (iii) All material permits required by Environmental Laws have been obtained by the Company and are in full force and effect;

    (iv) To the knowledge of the Company, (A) each Operator other than the Company is and has at all relevant times been: (1) in material compliance with all applicable Environmental Laws, including, without limitation, all standards, prohibitions, requirements, and obligations contained in and promulgated pursuant to such Environmental Laws, and (2) in material compliance with all terms and conditions of all Permits required by Environmental Laws and (B) there is no material Action pending or threatened under any Environmental Laws against any such Operator relating to its activities at any Site;

    (v) With respect to each Site, the Company has made available to T&B all information regarding the environmental condition of such Site, and all information regarding the history of compliance with Environmental Laws of the operations conducted thereon known to the Company including information as to actual and potential Areas of Environmental Concern known to exist by the Company; and

    (vi) The Company has at each Site currently owned, leased or used by the Company a sanitary waste disposal system, wastewater treatment system and air emission control system which are utilized by the Company in the operation of the Business; and true and complete copies of all of the Company's current waste disposal contracts, wastewater discharge authorizations, and similar contracts and authorizations relating to the Business or each such Site have been furnished to T&B.

  (b) Except as set forth on Schedule 6.14, to the knowledge of the Company, no event has occurred or condition exists that could reasonably be expected to give rise to any Liability or Losses having a Company Material Adverse Effect on the part of the Company (or, after the Closing, either Buying Party) either at the present or at any future time (excepting Liability or Losses predicated upon unforeseen changes in the law) (including, without limitation, any obligation to conduct any remedial or monitoring work) under any Environmental Laws or otherwise resulting from or relating to the handling, storage, use, transportation or disposal of any Hazardous Substance by or on behalf of the Company or any of their predecessors.

  (c) The Buying Parties agree that the environmental investigation undertaken to date by the consultants retained by the Company shall be deemed to constitute reasonable investigation under the circumstances, for purpose of the representations and warranties made to the Company's knowledge.

  Section 6.15. Employment Relations.

  (a) Schedule 6.15(a) contains a true and complete list of all Persons employed by the Company as of September 28, 1998.

  (b) None of the employees of the Company is represented by a labor union, and to the Company's knowledge no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. To the knowledge of the Company, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Company. Except as set forth on Schedule 6.15(b), there are no controversies or disputes pending between the Company and any of its employees, except for controversies and disputes with individual employees arising in the Ordinary Course of Business which have not had and will not have a Company Material Adverse Effect.

  (c) Except as listed or described on Schedule 6.15(c) the Company, with respect to its employees, (i) has no written personnel policy applicable to such employees, (ii) has no unfair labor practice charges or complaints pending or threatened against it before the National Labor Relations Board or any other labor relations tribunal or authority, (iii) has no grievances pending or, to the Company's knowledge, threatened against it, and (iv) has no charges pending, or to the Company's knowledge threatened, before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

  Section 6.16. Litigation. There is no Action against the Company, pending except for such of the foregoing as are described in Schedule 6.16 or in the Ocal Reports. There is no Action pending or (to the knowledge of the Company) threatened, which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement or any of the transactions contemplated hereby. No Governmental Order has been issued which has had or will have a Company Material Adverse Effect. Except as set forth on Schedule 6.16, as of the date hereof, the Company has no knowledge of any on-going dispute which is reasonably likely to result in, or lead to, an Action, which if pursued, would reasonably be expected to have a Company Material Adverse Effect.

  Section 6.17. Customers and Suppliers. Schedule 6.17 sets forth (a) a list of the ten largest customers of the Company based on sales during the year ended December 31, 1997 showing the approximate total sales by the Company to each such customer during the year ended December 31, 1997, and (b) a list of the ten largest suppliers of the Company based on purchases during the year ended December 31, 1997, showing the approximate total purchases by the Company from each such supplier during the year ended December 31, 1997. Except as described on Schedule 6.17, between December 31, 1997 and the date of this Agreement, to the Company's knowledge, there has not been any adverse change in the business relationship of the Company with any such customer or supplier which has resulted or will result in a Company Material Adverse Effect and as of the date hereof, the Company has no knowledge of any adverse change in the business relationship of the Company with such suppliers or customers which is reasonably likely to result in a Company Material
Adverse Effect.

  Section 6.18. Warranties and Returns. Schedule 6.18 sets forth a summary of present practices and policies followed by the Company with respect to guarantees, warranties, servicing, or repairs of any products manufactured or sold and services rendered by it, whether such practices are oral or in writing or are deemed to be legally enforceable. Except as set forth on
Schedule 6.18, to the knowledge of the Company, there are no written statements, citations, or decisions by any Person stating that any product actually sold by the Company is defective or unsafe or fails to meet any standards promulgated by any such Person. Except as set forth on Schedule 6.18, there is not presently, nor has there been, any failure of a product sold by the Company such as to require, or which may require, a general recall or replacement campaign with respect to such product or a reformulation or change of such product. Except as set forth on Schedule 6.18 or for matters that could not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, there is no (a) fact relating to any product of the Company that is reasonably likely to impose upon the Company a duty to recall any such product or a duty to warn customers of a defect in any such product, (b) material design, manufacturing, or other defect in any such product, or (c) material liability for warranty claims, returns, or servicing with respect to any such product not fully reflected on the Interim Balance Sheet.

  Section 6.19. Disclosure. This Agreement (including, without limitation, the Exhibits and Schedules hereto), and the other documents, certificates, financial statements or other instruments required to be furnished to T&B or any of its Affiliates, agents or representatives by or on behalf of any Major Securityholder or the Company pursuant to this Agreement, when taken as a whole, do not or will not contain any untrue statement of a material fact relating to the Company or any Major Securityholder or their respective Affiliates. This Agreement (including, without limitation, the Exhibits and Schedules hereto) and the Financial Statements do not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

  Section 6.20. Brokers. Except as specified in Schedule 6.20, no broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) the Company or any of its Affiliates.

                                  ARTICLE VII

             REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES

  In order to induce Ocal and each Major Securityholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby, the Buying Parties, jointly and severally, represent and warrant to Ocal and the Major Securityholders as follows:

  Section 7.1. Corporate Matters.

  (a) Organization, Power and Standing. Each Buying Party is a corporation duly organized, validly existing and in good standing under the laws of Tennessee (in the case of T&B) and Delaware (in the case of Acquisition Subsidiary) and has all requisite power and authority, corporate and otherwise, to enter into this Agreement and all Closing Agreements to which it is a party to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of T&B and its Subsidiaries is qualified or licensed to do business as a foreign corporation in every jurisdiction where the character of the property owned, leased or operated by it or the nature of the business as currently conducted by it makes such qualification or licensing necessary, except, where its failure to be so qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on T&B and its Subsidiaries taken as a whole.

  (b) Capitalization of Acquisition Subsidiary. The authorized capital stock of Acquisition Subsidiary consists of 900 shares of Common Stock, $.10 par value, all of which are validly issued and outstanding, and 100 shares of Preferred Stock, $.10 par value, none of which are outstanding. All of the issued and outstanding capital stock of Acquisition Subsidiary is, and at the Effective Time will be owned by T&B, and there are no other (i) shares of capital stock or other voting security of Acquisition Subsidiary, (ii) Equity Securities of Acquisition Subsidiary, and (iii) obligations of Acquisition Subsidiary to issue, any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Acquisition Subsidiary. Acquisition Subsidiary has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

  Section 7.2. Authorization and Enforceability. This Agreement and all Closing Agreements to which it is or will be a party, and the transactions contemplated hereby and thereby, have been or will be duly authorized, and this Agreement and all Closing Agreements to which it is or will be a party have been or will be duly executed and delivered by each Buying Party, and are Enforceable against each Buying Party. Except for filings or notices under the Hart-Scott Rodino Act and the Exchange Act as required by Article VIII and to comply with state securities laws, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority or any other Person, including, without limitation, any party to any Contractual Obligation of either Buying Party, is required to be obtained or made by or on behalf of either Buying Party in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby by either Buying Party, except for items which shall have been obtained or made and shall be in full force and effect at the Closing.

  Section 7.3. Non-Contravention. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (including, without limitation, the consummation of the Merger) does or will constitute, result in or give rise to (i) a breach or violation of or default under any Legal Requirement applicable to T&B and its Subsidiaries, (ii) a breach of or a default under any Charter or By-Laws provision of either Buying Party, (iii) the acceleration of the time for performance of any obligation under any material Contractual Obligation of either Buying Party, (iv) the imposition of any Lien upon or the forfeiture of any material Asset of either Buying Party (including, without limitation, any material Asset held under any Contractual Obligation of either Buying Party),
(v) a material breach of or a material default under any Contractual Obligation of either Buying Party, or the requirement that any consent under or a waiver of any Lease or other Contractual Obligation be obtained, except in the case of items that could not reasonably be expected to have a Material Adverse Effect on T&B and its Subsidiaries as a whole.

  Section 7.4. Litigation. There is no Action pending or (to the knowledge of the Buying Parties) threatened, nor (to the knowledge of the Buying Parties) any basis therefor, which seeks rescission of, seeks to enjoin the consummation of, or otherwise relates to, this Agreement, or any of the transactions contemplated hereby. No Governmental Order has been issued which has had or will have a Material Adverse Effect on the ability of either Buying Party to perform its obligations under this Agreement.

  Section 7.5. Sufficient Funds. Either T&B or the Acquisition Subsidiary has sufficient funds available (through existing credit arrangements or otherwise) to acquire all of the Ocal Equity Securities outstanding pursuant to the Merger and this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement for which T&B or the Acquisition Subsidiary is responsible.

  Section 7.6. Brokers. No broker, finder, investment bank or similar agent is entitled to any brokerage, finder's or other fee, Compensation or reimbursement of expenses in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of (or the conduct of) the Buying Parties or any of their Affiliates except such fees, Compensation and reimbursement of expenses (if any) as shall be borne solely by T&B.

  Section 7.7. Disclosure. This Agreement (including, without limitation, the Exhibits and Schedules hereto) and the other documents, certificates, financial statements or other instruments required to be furnished to the Company or any Major Securityholder or any of their Affiliates, agents or representatives by or on behalf of T&B or the Acquisition Subsidiary pursuant to this Agreement, when taken as a whole, do not or will not contain any untrue statement of a material fact relating to T&B or the Acquisition Subsidiary or their Affiliates. This Agreement (including, without limitation, the Exhibits and Schedules hereto) does not, considered as a whole, omit to state a material fact necessary in order to make the statements contained herein not misleading.

                                 ARTICLE VIII

                       CERTAIN AGREEMENTS OF THE PARTIES

  Section 8.1. No Solicitation of Other Offers. The Major Securityholders will not, and will use their reasonable best efforts to cause Ocal and all of their and its Affiliates and all of their and its respective employees, representatives and agents not to, and Ocal will not, directly or indirectly, solicit or initiate or enter into discussions or transactions or Contractual Obligations with or encourage or provide any information to any Person (other than the Buying Parties, and their designees) concerning any Business Combination. The Major Securityholders will, and will use their reasonable best efforts to cause Ocal to, and Ocal will notify the Buying

Parties immediately upon becoming aware that any Person has made any proposal, offer, inquiry, or contact with respect to any such transaction, which notice shall include the identity of all relevant parties and the content of such communication. The covenants contained in this Section 8.1 shall expire and be of no further force and effect upon and after any termination of this Agreement pursuant to Section 12.1. Nothing contained in this Section 8.1 shall prohibit the Ocal Board of Directors from authorizing Ocal to furnish information to, enter into discussions or negotiations with, or enter into an agreement with respect to a Business Combination Proposal with, any Person in connection with an unsolicited proposal in writing by such Person for a Business Combination with Ocal received by the Ocal Board of Directors after the date of the Agreement, if, and only to the extent that, (a) the Ocal Board of Directors, after consultation with its independent legal and financial advisors and taking into consideration the advice of such advisors, determines in good faith that such unsolicited proposal may be more favorable to the holders of Ocal Common Stock than the transactions contemplated by this Agreement, and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Ocal (i) gives the Buying Parties as promptly as practicable prior written notice of the material terms of such proposal in reasonable detail and of Ocal's intention to furnish such information or begin such discussions, and (ii) receives from such Person an executed confidentiality agreement on substantially the terms as those contained in Section 8.3 hereof. For purposes of this Agreement, a proposal for a Business Combination that follows the procedure and satisfies the criteria set forth above in subdivision (a) as well as subdivisions (b)(i) and
(ii) of this Section is deemed to be a "Business Combination Proposal". As used herein, the term "Business Combination" shall mean any of the following involving Ocal: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of Ocal, in a single transaction or series of transactions; or (3) the acquisition by a Person or any "group" (as such term is defined under Section 13(d) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder) of beneficial ownership of 33% or more of the shares of the Ocal Common Stock, whether by tender offer, exchange offer or otherwise.

  Section 8.2. Access to Premises and Information. At all times prior to the Closing, Ocal will, and the Major Securityholders will use their reasonable best efforts to cause the Company to, during normal business hours and after reasonable advance notice, permit the Buying Parties and their representatives, to have full access to their premises, documents, books and records and to make copies of such financial and operating data and other information with respect to the Company as the Buying Parties or any of their representatives shall reasonably request. In addition, the Company and the Major Securityholders shall cause the Company's management to be available to the Buying Parties at such times, and from time to time, as the Buying Parties may reasonably request in connection with the Merger and their review of the Business. The Company and the Major Securityholders will cause to be delivered such additional information and copies of documents, books and records relating to the Company, or the Business as may be reasonably requested by the Buying Parties, or any of their representatives, including, without limitation, all quarterly and monthly financial statements (if any) that become available prior to the Closing.

  Section 8.3. Confidentiality Covenant of the Buying Parties. Each of the Buying Parties will not, and will not permit any of its respective representatives to, without the prior written consent of Ocal, disclose any confidential information relating to the Company or the Major Securityholders furnished to the Buying Parties by or on behalf of the Company or the Major Securityholders, or use any such information for any purpose otherwise than in evaluating the Company in connection with the transactions contemplated hereby; provided, however, that (i) such information may be disclosed to any of the representatives of the Buying Parties who have a need to know such information in connection with the transactions contemplated hereby (who shall be instructed to keep such information confidential in accordance with the terms of this Section 8.3) and (ii) the information subject to the foregoing provisions of this sentence shall be deemed not to include any information known generally in the industry (other than as a result of disclosure in violation hereof) or any information received by the Buying Parties or any of its representatives from a third party not bound by a duty of confidentiality to the Company. In addition, confidential information may be disclosed if required by legal process or by operation of applicable law; provided, however, that (i) the disclosing Person shall first promptly

(and, if practicable under the circumstances, prior to disclosure) advise and consult with the Company and its counsel concerning the information proposed to be disclosed, (ii) the Company shall have the right to seek an appropriate protective order or other remedy concerning the confidential information proposed to be disclosed and the disclosing Person will cooperate with the Company to obtain such protective order, and (iii) in the event that such protective order or other remedy is not obtained by the Company within a reasonable time, the disclosing Person will disclose only that portion of the confidential information which the disclosing Person is legally required to disclose, and the disclosing Person will use its best efforts to obtain assurances that confidential treatment will be accorded to such information. In the event of any termination of this Agreement pursuant to Article XII, each of the Buying Parties and their respective representatives will return or destroy all copies of any written materials in their possession furnished by or on behalf of the Major Securityholders or the Company, and shall remain bound by the provisions of this Section. The foregoing provisions of this
Section 8.3 shall (i) supersede all prior confidentiality obligations of the Buying Parties, (ii) terminate with respect to confidential information relating to the Company upon the consummation of the Closing and (iii) not prohibit any retention of records or disclosure required by law or made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby.

  Section 8.4. Operation of Business in the Ordinary Course. On and prior to the Closing Date, except as otherwise required by this Agreement, the Company will, and the Major Securityholders will cause the Company to, conduct the Business only in the Ordinary Course of Business and use their respective commercially reasonable efforts to maintain the value of the Business as a going concern and the relationships of the Company with customers, distributors, suppliers, vendors, employees, agents, Governmental Authorities and others. Without limiting the generality of the foregoing, on and prior to the Closing Date, the Company shall, and the Major Securityholders shall cause the Company to, except as may otherwise be consented to in writing by the Buying Parties, pay accounts payable when due and maintain inventory levels, all in accordance with prudent business practice and the Ordinary Course of Business; and the Company will not, and the Major Securityholders will cause the Company not to, without the prior written consent of the Buying Parties:

    (a) Enter into any transactions otherwise than on an arms' length basis or any transaction with any Major Securityholder or any other Affiliate of the Company;

    (b) Pay any Compensation other than in the Ordinary Course of Business or increase any Compensation of any officer or employee other than such increases in Compensation for employees (other than Affiliates of the Company) as may be made in the Ordinary Course of Business;

    (c) Make any Distribution;

    (d) Incur any Debt (including, without limitation, any capital lease);

    (e) Amend the Charter or By-laws of the Company;

    (f) Allow any material Permit or License to lapse or terminate or fail to renew any material Permit in accordance with prudent business practice;

    (g) Enter into, amend, extend, terminate or permit any renewal notice period to lapse with respect to the Property Leases, any other Lease or any other Contractual Obligation that contains either consideration to be given or performed by the Company of a value exceeding $50,000 (except (i) to the extent otherwise required by this Agreement and (ii) Contractual Obligations involving sales of goods in the Ordinary Course of Business); and

    (h) Enter into any Contractual Obligation to do any of the things referred to in clauses (a) through (g) above.

  Section 8.5. Certain Notices. Prior to the Closing, each of the Parties will promptly upon becoming aware thereof give the other parties written notice of:
(i) any material development affecting its business or financial condition and
(ii) any breach of or inaccuracy in any of its representations or warranties contained in this Agreement; provided, however, that no such disclosure shall be deemed to amend any Schedule hereto, or prevent or cure any breach of or inaccuracy in, or disclose any exception to, any of the representations and warranties set forth herein, without the express written consent of the Company and the Buying Parties, which consent shall not unreasonably be withheld.

  Section 8.6. Preparation for Closing.

  (a) Reasonable Best Efforts. Each Party will use its reasonable best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the Parties hereto set forth in this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.6 shall require, or be construed to require, T&B to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of T&B, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable Legal Requirements relating to the exchange of information, T&B and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to T&B or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and T&B shall act reasonably and as promptly as practicable.

  (b) Hart-Scott-Rodino Compliance. As soon as practicable after the date hereof, Ocal and Buying Parties shall file with the FTC and the Antitrust Division the notifications and reports required to be filed pursuant to the Hart-Scott-Rodino Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith, which notifications and reports compiled and filing of supplemental information will comply, in all material respects with the requirements of Hart-Scott-Rodino Act. The Parties shall each furnish the other with such information as either may reasonably request to make such filings. In the event that the Antitrust Division brings suit seeking to prevent or restrain the transactions contemplated by this Agreement or in the event the FTC issues a complaint or petitions a court to enjoin the transactions contemplated by this Agreement, then the Buying Parties shall determine whether to appeal or contest any adverse decision or action of the FTC or the Antitrust Division or terminate this Agreement without further liability or obligation to the Parties.

  (c) Special Meeting. (i) Ocal shall, and the Major Securityholders shall cause Ocal to, promptly call the Special Meeting of holders of Ocal Common Stock for the purposes of approving this Agreement, the Merger and the transactions contemplated hereby in accordance with the DGCL; and (ii) at the Special Meeting, the Major Securityholders shall vote all Equity Securities owned by them and entitled to vote thereat to approve this Agreement and in favor of the Merger (provided, the Major Securityholders' obligations under this clause (ii) shall terminate if the Ocal Board of Directors withdraws its recommendation of this Agreement or the Merger or resolves to do so, or if this Agreement is terminated for any reason). Subject to fiduciary obligations under applicable Legal Requirements, the Ocal Board of Directors shall recommend approval of the Merger at the Special Meeting, and shall take all lawful action to solicit such approval.

  (d) Notice. Ocal and T&B each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by T&B or Ocal, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement. Ocal shall give prompt notice to T&B of any change of which Ocal has knowledge that is reasonably likely to result in a Company Material Adverse Effect.

  (e) Appraisal Demand. Ocal shall give the Buying Parties prompt notice of any demands received by Ocal for appraisal of shares of Ocal Common Stock pursuant to (S)262 of the DGCL, and, prior to the Closing, the Buying Parties shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Closing, the Major Securityholders and Ocal shall not, except with the written consent of the Buying Parties, make any payment with respect to, or settle or offer to settle, any such demands.

  Section 8.7. SEC Filings.

  (a) Proxy Statement. Ocal shall promptly prepare and file with the SEC its proxy statement soliciting approval of the Merger, this Agreement, and the transactions contemplated hereby (the "Proxy Statement"). Ocal shall use its reasonable best efforts to promptly mail, after completion by the SEC of its review (if any) of the Proxy Statement, the Proxy Statement to the holders of Ocal Common Stock.

  (b) Information Supplied. Each of Ocal and T&B shall furnish all information concerning it and its Subsidiaries to be included in the Proxy Statement. Ocal agrees that none of the information disclosed in or incorporated by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to holders of Ocal Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Ocal in reliance upon and in conformity with written information concerning T&B and its Subsidiaries furnished to Ocal by T&B or the Acquisition Subsidiary specifically for use in the Proxy Statement. T&B agrees that none of the written information provided by it specifically for use in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to holders of Ocal Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 8.8. Preparation of Transaction Balance Sheet.

  (a) Ocal shall cause Ernst & Young LLP to prepare, as soon as practicable after the last day of the calendar month immediately preceding the month in which the Special Meeting (or any adjournments or postponements thereof) is scheduled to occur, an unaudited consolidated balance sheet of Ocal and its Subsidiaries as of the last day of such month (the "Transaction Balance Sheet"). For purposes of the Transaction Balance Sheet, there shall be added to the consolidated stockholders' equity of Ocal and its Subsidiaries (a) the amount of the Company's total expenditures (including, without limitation, materials, labor and overhead) between December 31, 1997 and the date of the Transaction Balance Sheet on the construction and repair of machinery and equipment used in the Company's Business that had not been previously capitalized, (b) the fair market value of inventory held by, but not recorded on the books of, the Company that was either produced by competitors of the Company or rejected by the Company's customers, and (c) the total amount of the fees and expenses incurred through the date of the Transaction Balance Sheet by the Company in connection with the Merger, this Agreement and the transactions contemplated hereby and thereby but not to exceed $400,000 ("Transaction Costs"). The Parties agree that the consolidated stockholders' equity of Ocal and its Subsidiaries shall not be reduced on account of inventory that was "specially purchased" and recorded on the Company's books at standard cost.

  (b) T&B and its accountants shall have the right to observe all steps taken by Ocal and Ernst & Young LLP in connection with the preparation of the Transaction Balance Sheet and to review all work papers and procedures relating thereto.

  (c) The Transaction Balance Sheet shall identify the "Deficit Amount" referred to in Section 3.1(e), if any. The "Deficit Amount" shall be zero unless the amount of the consolidated stockholders' equity on the

Transaction Balance Sheet is less than $15,029,000, in which case the Deficit Amount shall be difference between $15,029,000 and the consolidated stockholders' equity on the Transaction Balance Sheet.

  Section 8.9. Directors' and Officers' Insurance and Indemnification. T&B shall, and shall cause the Surviving Corporation to, indemnify each person who is now, or has been at any time prior to the date hereof, an employee, agent, director or officer of Ocal or of any of its Subsidiaries, successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted by law, or any agreement with Ocal in effect immediately prior to the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed) ("Indemnified Liability"), based in whole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act of 1933, as amended, the Exchange Act, or state law. T&B shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six years after the Effective Time (a) the current policies of directors' and officers' liability insurance maintained by Ocal and its Subsidiaries on the date hereof (provided that T&B may substitute therefor policies having at least the same coverage, a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; and (b) the currently existing provisions of Ocal's Certificate of Incorporation and By-laws regarding the indemnification of directors and officers. T&B shall, and shall cause the Surviving Corporation to pay in advance all expenses (including fees and expenses of counsel) that may be incurred by an Indemnified Party in successfully enforcing the indemnity or other obligations under this
Section 8.9. The rights under this Section 8.9 are in addition to rights that an Indemnified Party may have under the Charter, By-laws, other similar organizational documents of Ocal or any of its Subsidiaries or the DGCL. The rights under this Section 8.9 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

  Section 8.10. Expenses of Transaction. Except as set forth in Section 12.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated. The Parties acknowledge that the Major Securityholders will bear and pay their fees and expenses which are unique to their position as majority stockholders of Ocal.

  Section 8.11. Further Assurances. Each Party, upon the request from time to time of any other Party hereto after the Closing, and without further consideration, will do each and every act and thing as may be reasonably necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion. In the event that a lease, contract or license does not expressly permit the Company to maintain its rights and obligations thereunder after the Closing Date, or the Company has not obtained the necessary written consents under any specific lease, contract or license prior to the Closing Date, the Major Securityholders shall cooperate with T&B and the Company in any reasonable arrangement not requiring any out-of-pocket expense by the Major Securityholders (unless reimbursed by T&B) designed to provide the Company with the material benefits to have been received by the Company if the consent or approval had been obtained.

                                  ARTICLE IX

          CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYING PARTIES

  The obligations of each Buying Party to execute and deliver the Closing Agreements to which it is Party and of the Buying Parties to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Buying Parties in their sole discretion:

  Section 9.1. Representations, Warranties and Covenants of Major
Securityholders.

  (a) Continued Accuracy of Representations and Warranties. All representations and warranties of the Major Securityholders contained in this Agreement shall be true and correct in all material respects as of the Closing with the same force and effect as if made at and as of the Closing.

  (b) Performance of Agreements. Each of the Major Securityholders shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by such Major Securityholder at or prior to the Closing.

  (c) Closing Certificate. At the Closing, the Major Securityholders shall furnish to the Buying Parties an unqualified certificate, signed by each of the Major Securityholders, dated the Closing Date, to the effect that the conditions specified in Sections 9.1(a) and 9.1(b) have been satisfied.

  Section 9.2. Representations, Warranties and Covenants of Company.

  (a) Continued Accuracy of Representations and Warranties. All representations and warranties relating to the Company contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing, (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), except where a failure to be true and correct relates to matters which could not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation; provided however, if the failure to be true and correct relates to a matter which could be reasonably expected to have a Material Adverse Effect on the Surviving Corporation and that effect is reflected in the Transaction Balance Sheet, the Buying Parties shall be deemed to have waived this provision.

  (b) Performance of Agreements. The Company shall have performed and satisfied in all material aspects all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing.

  (c) Stockholder Approval. Holders of the Ocal Common Stock holding not less than a majority of the shares of Ocal Common Stock outstanding as of the record date for the Special Meeting shall have voted in favor of and approved this Agreement and the Merger, in accordance with the DGCL.

  (d) Closing Certificate. At the Closing, the Company shall furnish to the Buying Parties an unqualified certificate, signed by the President or any Vice President of the Company, dated the Closing Date, to the effect that the conditions specified in Sections 9.2(a) and 9.2(b) have been satisfied.

  Section 9.3. Dissenting Shares. If the aggregate amount of Dissenting Shares exceeds 20% of the total number of outstanding shares of Ocal Common Stock at the Effective Time, the Major Securityholders shall have elected to, and shall have executed and delivered an agreement obligating them to pay or reimburse T&B an amount equal to (i) that number of Dissenting Shares (exclusive of any shares as to which appraisal rights are not perfected or are lost, or withdrawn) which is greater than 20% of the outstanding shares multiplied by
(ii) the excess (if any) of the amount per share that holders of Dissenting Shares received as a result of the appraisal proceedings or any settlement thereof over the Per Share Merger Consideration, in a form reasonably acceptable to T&B.

  Section 9.4. Closing Agreements. At or prior to the Closing, the Parties thereto other than the Buying Parties shall have executed and delivered to the Buying Parties each of the following agreements (the "Closing Agreements"), in substantially the form thereof attached hereto without change other than such changes as may be reasonably satisfactory to the Buying Parties:

    (i) the Certificate of Merger;

    (ii) documents evidencing the Option Pay-out;

    (iii) the Securityholders Agreement, which agreement shall be in full force and effect at the Closing; and

    (iv) the Consulting Agreement, which Agreement shall be in full force and effect at the Closing.

  Section 9.5. Legality. No court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger.

  Section 9.6. Consents. The Company shall have secured written consents or waivers under the Contractual Obligations of the Company identified on
Schedule 9.6, in each case, to the extent necessary to permit the consummation of the transactions contemplated hereby without materially adversely affecting any rights of the Company under any such Contractual Obligations, except where a failure to secure a consent or waiver could not reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation.

  Section 9.7. Preparation of Transaction Balance Sheet. Ernst & Young LLP shall have prepared a Transaction Balance Sheet as of the last day of the calendar month immediately preceding the Closing Date.

  Section 9.8. Merger. The Merger shall be occurring contemporaneously with the Closing in accordance with the Certificate of Merger.

  Section 9.9. Opinion of Counsel. The Company and the Major Securityholders shall have furnished the Buying Parties with an opinion of Irell & Manella LLP dated the Closing Date in substantially the form of Exhibit C.

  Section 9.10. Regulatory Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated. Other than the filing provided for in Section 2.5, all filings required to be made prior to the Effective Time by Ocal or T&B or any of their respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Ocal or T&B or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby shall have been made or obtained (as the case may be), except where the failure to have made or obtained any such filing, consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries following the Effective Time.

  Section 9.11. General. All documents, instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Buying Parties, and the Buying Parties shall have received copies of all documents which either Buying Party may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, including, without limitation the documents to be delivered by the Company or the Major Securityholders pursuant to Section 4.2.

                                   ARTICLE X

                 CONDITIONS TO THE OBLIGATION TO CLOSE OF OCAL
                         AND THE MAJOR SECURITYHOLDERS

  The obligations of Ocal and the Major Securityholders at the Closing to consummate the Merger and to execute and deliver the Closing Agreements to which any of them is party are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing in writing by the Company and the Major Securityholders in their sole discretion:

  Section 10.1. Representations, Warranties and Covenants.

  (a) Continued Accuracy of Representations and Warranties. All representations and warranties of the Buying Parties contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing, (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period), except where a failure to be true or correct relates to matters which could not reasonably be expected to have a Material Adverse Effect on T&B.

  (b) Performance of Agreements. The Buying Parties shall have performed and satisfied all covenants and agreements required by this Agreement to be performed or satisfied by the Buying Parties at or prior to the Closing.

  (c) Stockholder Approval. Holders of the Ocal Common Stock holding not less than a majority of the shares of Ocal Common Stock outstanding as of the record date for the Special Meeting shall have voted in favor of and approved this Agreement and the Merger, in accordance with the DGCL.

  (d) Officer's Certificate. At the Closing, the Buying Parties shall furnish to the Major Securityholders a certificate signed by the President or any Vice President of each of the Buying Parties dated the Closing Date, to the effect that the conditions specified in Sections 10.1(a) and 10.1(b) have been satisfied.

  Section 10.2. Closing Agreements. At or prior to the Closing, each Buying Party shall have executed and delivered each of the Closing Agreements to which it is a party, such agreements being in substantially the form attached hereto without change other than such changes as may be reasonably satisfactory to the Major Securityholders.

  Section 10.3. Legality. No court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling which remains in force and there shall not be any statute, rule or regulation restraining, enjoining or prohibiting the consummation of the Merger.

  Section 10.4. Consents. The Buying Parties shall have secured written consents or waivers under all Contractual Obligations of the Buying Parties, in a manner satisfactory in form and substance to the Major Securityholders necessary to permit the consummation of the transactions contemplated hereby.

  Section 10.5. Preparation of Transaction Balance Sheet. Ernst & Young LLP shall have prepared a Transaction Balance Sheet as of the last day of the calendar month immediately preceding the Closing Date.

  Section 10.6. Merger. The Merger shall be occurring contemporaneously with the Closing in accordance with the Certificate of Merger.

  Section 10.7. Opinion of Counsel. The Buying Parties shall have furnished Ocal and the Major Securityholders with an opinion of McBride Baker & Coles dated the Closing Date in substantially the form of Exhibit D.

  Section 10.8. Guaranty. T&B shall have executed and delivered the Guaranty in substantially the form of Exhibit F hereto, pursuant to which T&B shall guarantee all Debt of the Company to Ilan Bender and Carlos V. Espinosa.

  Section 10.9. Regulatory Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated. Other than the filing provided for in Section 2.5, all filings required to be made prior to the Effective Time by Ocal or T&B or any of their respective Subsidiaries with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by Ocal or T&B or any of their respective Subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby shall have been made or obtained (as the case may be), except where the failure to have made or obtained any such filing, consent, approval or authorization would not have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries following the Effective Time.

  Section 10.10. General. All documents, instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Major Securityholders, and the Major Securityholders shall have received copies of all documents which the Major Securityholders may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or Governmental Authorities, including, without limitation the documents to be delivered by the Buying Parties pursuant to Section 4.2.

                                  ARTICLE XI

                  CONSENT TO JURISDICTION; JURY TRIAL WAIVER

  Section 11.1. Consent to Jurisdiction.

  (a) The Buying Parties, Ocal (prior to the Effective Time), and each Major Securityholder, agree, and shall cause each of their respective Affiliates to agree, that any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof brought by any of them against them or any of their Affiliates shall be brought exclusively in the State courts of the State of Delaware or the United States District Courts located in Delaware.

  (b) Each Party by its execution hereof (i) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that any such proceeding has been brought in an improper forum, or that this Agreement or any other Closing Agreement, or the subject matter hereof or thereof may not be enforced in or by such court and (ii) hereby agrees not to commence any Action arising out of or based upon this Agreement or any Closing Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware or Tennessee law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to
Section 13.8 is reasonably calculated to give actual notice.

  Section 11.2. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the Parties hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or Action arising out of or based upon this Agreement or any other Closing Agreement or the subject matter hereof or thereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. The Major Securityholders acknowledge that they have been informed by the

Buying Parties that this Section 11.2 constitutes a material inducement upon which the Buying Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any party hereto may file an original counterpart or a copy of this Section 11.2 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

                                  ARTICLE XII

                                  TERMINATION

  Section 12.1. Termination of Agreement. This Agreement may be terminated by the Parties only as provided below:

  (a) The Buying Parties, the Major Securityholders and Ocal may terminate this Agreement by mutual written consent at any time prior to the Closing.

  (b) The Buying Parties may terminate this Agreement by giving written notice to Ocal at any time prior to the Closing, so long as neither of the Buying Parties is itself in material breach of any representation, warranty, covenant or agreement contained in this Agreement, either (i) in the event Ocal or any Major Securityholder is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, T&B has notified Ocal in writing of the breach and such breach has continued without cure for a period of twenty (20) business days after the written notice of breach (provided that if such breaching Party is pursuing a cure in good faith, such period for cure shall be extended until March 31, 1999), or (ii) if the Closing shall not have occurred on or before March 31, 1999 by reason of the failure of any condition set forth in Article IX to be satisfied.

  (c) Ocal may terminate this Agreement by giving written notice to the Buying Parties at any time prior to the Closing, so long as Ocal and none of the Major Securityholders is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, either (i) in the event either Buying Party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, Ocal has notified the Buying Parties in writing of the breach and such breach has continued without cure for a period of twenty (20) business days after the written notice of breach (provided that if such breaching Party is pursuing a cure in good faith, such period for cure shall be extended until March 31, 1999), or (ii) if the Closing shall not have occurred on or before March 31, 1999 by reason of the failure of any condition set forth in Article X to be satisfied.

  (d) T&B may terminate this Agreement if the Board of Directors of Ocal shall have withdrawn its recommendation of this Agreement or the Merger or shall have resolved to do so.

  (e) Ocal may terminate this Agreement in the exercise of its good faith judgment, if (x) after receiving an unsolicited proposal, Ocal's Board of Directors has made the determination called by Section 8.1(a) thus resulting in a Business Combination Proposal, (y) T&B has received the notice called by
Section 8.1(b)(i) and (z) Ocal has received the confidentiality agreement referred to in Section 8.1(b)(ii); provided that any termination of this Agreement by Ocal pursuant to this Section 12.1(e) shall not be effective until Ocal has made payment of the full Break-up Fee required by Section 12.2 hereof.

  (f) The Buying Parties, the Major Securityholders or Ocal may terminate this
Agreement:

    (i) if the Merger shall not have been consummated by March 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(f)(i) will not be available to any Party whose failure to perform any of its obligations under this Agreement is the cause of or results in the failure of the Merger to be consummated by March 31, 1999;

    (ii) if, at a Special Meeting duly convened therefor and finally adjourned, approval of the holders of Ocal Common Stock of this Agreement and the Merger shall not have been obtained; or

    (iii) if any Governmental Authority shall have issued a Governmental Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable.

  (g) Ocal may terminate this Agreement if the Deficit Amount is more than $1,500,000.

  Section 12.2. Break-up Fee.

  (a) Ocal shall pay T&B a fee (a "Break-up Fee") in immediately available funds, equal to $600,000 if this Agreement is terminated pursuant to Section 12.1(d) or 12.1(e). Ocal shall provide T&B with prompt written notice of the events described in the immediately preceding sentence.

  (b) Notwithstanding anything to the contrary in this Section 12.2, no Break-up Fee will be payable by Ocal if the Merger is consummated.

  Section 12.3. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party (other than the provisions of Sections 8.3, 8.9, 11.1, 11.2, and 12.2, this Section 12.3, and Sections 13.1, 13.2, 13.6, 13.7, 13.8, 13.9, 13.10, 13.11 and 13.13,
each of which shall survive any such termination); provided, however, that no termination shall relieve any party from any liability arising from or relating to a willful breach prior to termination.

                                 ARTICLE XIII

                                 MISCELLANEOUS

  Section 13.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless agreed to (i) in the case of a waiver by the Buying Parties, by the Buying Parties, (ii) in the case of a waiver by the Major Securityholders, by the Major Securityholders and (iii) in the case of a waiver by Ocal, by Ocal.

  Section 13.2. Amendment or Modification. The Parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument: (i) in the case of any amendment prior to the Closing, executed by each Buying Party, Ocal and Major Securityholders who hold a majority of the Equity Securities of Ocal held by all Major Securityholders as of the date hereof (calculated on a fully exercised and converted basis) or (ii) in the case of any amendment after the Closing, subject to any contrary requirement of applicable law, executed by T&B or Ocal and by the Major Securityholders.

  Section 13.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement will survive the Effective Time.

  Section 13.4. Independence of Representations and Warranties. The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists any other representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

  Section 13.5. Schedules; Listed Documents. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document shall be construed to modify, qualify or disclose an exception to any representation or warranty of any Party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is described in such Schedule; provided, however, that with respect to any matter that is clearly disclosed in any Section of this Agreement or in any Schedule hereto in such a way as to make its relevance to the information called for by another Section of this Agreement or another Schedule hereto reasonably apparent, such matter shall be deemed to have been included in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto.

  Section 13.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

  Section 13.7. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective transferees, successors and assigns (each of which such transferees, successors and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, this Agreement may only be assigned by a Party with the written consent of the other Parties.

  Section 13.8. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, FedEx, or registered or certified mail, postage prepaid, addressed as follows:

     If to T&B, to it at:    Thomas & Betts Corporation
                             Ocal Acquisition Corp. 8155 T&B Boulevard
                             Memphis, Tennessee 38125
                             Telecopier: (901) 252-1372
                             Attention: Jerry Kronenberg, Vice President-
                                        General Counsel and Secretary
     If to the Acquisition   Ocal Acquisition Corp.
     Subsidiary, to it at:   Ocal Acquisition Corp. 8155 T&B Boulevard
                             Memphis, Tennessee 38125
                             Telecopier: (901) 252-1372
                             Attention: Jerry Kronenberg, Vice President-
                                        General Counsel and Secretary
     with a copy to          McBride Baker & Coles
                             500 West Madison Street
                             40th Floor
                             Chicago, Illinois 60661-2511
                             Telecopier: (312) 993-9350
                             Attention: Anne Hamblin Schiave
     If to Ocal at:          Ocal, Inc.
                             14538 Keswick
                             Van Nuysen, CA 91405
                             Telecopier: (818) 989-0035
                             Attention: Ilan Bender

     If to any Major Securityholder,  Ilan Bender
     to such Major Securityholder     14538 Keswick
     in care of:                      Van Nuysen, CA 91405
                                      Telecopier: (818) 989-0035
     with a copy to:                  Irell & Manella LLP
                                      Avenue of the Stars, Suite 900
                                      Los Angeles, CA 90067
                                      Telecopier: (310) 203-7199
                                      Attention: Ashok Mukhey

  Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally,
(b) one Business Day after being sent by FedEx, if sent by FedEx, (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

  Section 13.9. Public Announcements. At all times at or before the Closing, no Party hereto will issue or make any reports, statements or releases to the public or generally to the customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld. If any Party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other Parties hereto and such report, statement or release is, in the opinion of legal counsel to such Party, required by law in order to discharge such Party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other Parties with a copy thereof. Each Party hereto will also obtain the prior approval of the other Parties hereto of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

  Section 13.10. Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof. This Agreement shall be deemed to express the mutual intent of the Parties, and no rule of strict construction shall be applied against any Party.

  Section 13.11. Third Party Beneficiaries. Except for the Indemnified Parties, nothing in this Agreement is intended or shall be construed to entitle any Person other than the parties, the Company or their respective transferees, successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

  Section 13.12. Counterparts. This Agreement may be executed manually or by facsimile in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Any Party executing the Agreement by facsimile shall as soon as practicable thereafter deliver to the other Parties a manually signed copy of this Agreement.

  Section 13.13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

                      SIGNATURE PAGE FOR MERGER AGREEMENT

  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

                                          THOMAS & BETTS CORPORATION

                                                  /s/ W. Neil Parker
                                          By: _________________________________
                                                     W. Neil Parker

                                          OCAL ACQUISITION CORP.

                                                /s/ Penelope Y. Turnbow
                                          By: _________________________________
                                                   Penelope Y. Turnbow

                                          OCAL, INC.

                                                    /s/ Ilan Bender
                                          By: _________________________________
                                                       Ilan Bender

                                          MAJOR SECURITYHOLDERS:

                                                    /s/ Ilan Bender
                                          By: _________________________________
                                                       Ilan Bender

                                          BENDER REALTY LTD.

                                                    /s/ Ilan Bender
                                          By: _________________________________
                                                       Ilan Bender
                                                     General Partner

                                                                       EXHIBIT A
                                                                    TO AGREEMENT
                                                              AND PLAN OF MERGER

                                                                       NO. OF
                                                                     SHARES OF
                                                                        OCAL
      SECURITYHOLDER                                                COMMON STOCK
      --------------                                                ------------
     Ilan Bender...................................................  2,156,379
     Bender Realty, Ltd............................................    910,000

                 [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]

                                                                        ANNEX B

October 6, 1998

To the Board of Directors
OCAL, Inc.

Dear Sirs:

  We understand that OCAL, Inc. ("OCAL" or the "Company") will enter into an Agreement and Plan of Merger with Thomas & Betts Corporation, pursuant to which the stockholders of OCAL (the "Stockholders") will receive an aggregate consideration of approximately $20.3 million for their equity interest in OCAL. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

  You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

 . reviewed the Company's audited financial statements for the five fiscal years ended December 31, 1997 and unaudited financial statements for the quarters ended June 30, 1998, March 31, 1998 and June 30, 1997;

 . reviewed the company's unaudited internal consolidated financial statements for the eight month period ended August 31, 1998, which the Company's management has identified as being the most current financial statements available as of the valuation date;

 . met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and historical performance of the Company;

 . visited the Company's production plant in Mobile, Alabama on September 17, 1998;

 . reviewed projections prepared by the Company's management with respect to the Company for the years ended December 31, 1998 and December 31, 1999;

 . reviewed the historical market prices and trading volume for the Company's publicly traded securities;

 . reviewed certain other publicly available financial data for certain companies we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

 .  reviewed a draft of the Agreement and Plan of Merger among Thomas & Betts
   Corporation, OCAL Acquisition Corp., OCAL, Inc. and certain Stockholders of OCAL, Inc., dated September 30, 1998;

 . reviewed a draft of the Agreement and Plan of Merger among the Company, Robroy Industries, Inc. and Excelsior Acquisition, Inc., dated September 29, 1998;

 . reviewed a letter dated October 2, 1998 conveying a revised proposal from Robroy Industries, Inc.; and

 . conducted such other studies, analyses, and inquiries as we have deemed appropriate.

To The Board of Directors
OCAL, Inc.
October 6, 1998

  We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.
  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. Except as described above, we have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

  This Opinion is furnished for your benefit and may not be relied upon by any other person without our express, prior written consent. Houlihan Lokey consents to any references to, description of and inclusion of, the text of this Opinion in a proxy statement to be filed with the Securities and Exchange Commission and delivered to the Company's Stockholders in connection with the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                                                        ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                               APPRAISAL RIGHTS

  262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251 (g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of

Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

         PRELIMINARY COPY--CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY


                                   OCAL, INC.
                14538 KESWICK STREET, VAN NUYS, CALIFORNIA 91405

    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 5, 1999

  The undersigned hereby acknowledges receipt of the copy of the Notice of Special Meeting of Stockholders of Ocal, Inc. dated December 7, 1998 and the accompanying Proxy Statement (with all enclosures and attachments) relating to the above-referenced Special Meeting, and hereby appoints Ilan Bender and Carlos V. Espinosa and each of them, with full power of substitution in each, as attorneys and proxies of the undersigned.
  Said proxies are hereby given authority to represent and vote all shares of common stock of Ocal, Inc. which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Ocal, Inc., to be held at the Airtel Plaza Hotel, 7277 Valjean Avenue, Van Nuys, California 91406 on Tuesday, January 5, 1999 at 8:00 a.m., and at any and all adjournments or postponements thereof (the "Special Meeting") on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon.
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OCAL, INC., AND WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS IN THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. THE UNDERSIGNED HEREBY AUTHORIZES THE PROXIES TO VOTE THIS PROXY ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 1.
  1. Proposal to approve the merger of Ocal Acquisition Corp. with and into Ocal, Inc. pursuant to the terms of the agreement and plan of merger dated as of October 6, 1998 among Ocal Acquisition Corp., Thomas & Betts Corporation, Ocal, Inc. and certain stockholders of Ocal, Inc. (the "Merger Agreement") and to approve and adopt the Merger Agreement.

                     [_] FOR    [_] AGAINST     [_] ABSTAIN

  2. In their discretion, the proxies are authorized to vote upon other business which may properly come before the meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                    ENVELOPE

                               (SEE REVERSE SIDE)



  All other proxies heretofore given by the undersigned to vote shares of stock of Ocal, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting are hereby expressly revoked. This proxy may be revoked at any time prior to the voting hereof.

  THE BOARD OF DIRECTORS OF THE COMPANY REQUESTS THAT YOU SIGN, DATE AND MAIL THE PROXY CARD TODAY.

                                  Dated: _________________________________, 199_

                                  ----------------------------------------------
                                               SIGNATURE (TITLE, IF ANY)

                                  ----------------------------------------------
                                    SIGNATURE IF HELD JOINTLY (TITLE, IF ANY)

                                  ----------------------------------------------
                                  PRINT NAME OF STOCKHOLDER AS IT APPEARS HEREON

                                  Note: Please date and sign exactly as your name(s) appears on this proxy card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his title. When signing as attorney, executor, administrator, trustee or guardian, please sign in your official capacity and give your full title as such. If a partnership, please sign in the partnership name by an authorized person.